SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11)c) or Rule 14a-12

Timberline Software Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

     Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

Timberline Software Corporation common stock, no par value

2) Aggregate number of securities to which transaction applies:

(i) 11,855,402 shares of Timberline common stock, representing the number of shares issued and outstanding as of July 30, 2003, and (ii) 2,344,447 options to acquire Timberline common stock outstanding as of July 30, 2003.

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

$8.25, which represents the price to be paid in the merger per share of Timberline common stock; with respect to outstanding options, the per unit price was based on the difference between $8.25 and the per share exercise price of 1,491,092 in-the-money options. The filing fee of $8,330.35 was calculated pursuant to Section 14(g) of the Exchange Act and is equal to $80.90 per million of the aggregate merger consideration of $102,970,984.81.

4) Proposed maximum aggregate value of transaction: $102,970,984.81

5) Total fee paid: $8,330.35

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration No.:

3) Filing Party:

4) Date Filed:

MERGER PROPOSED — YOUR VOTE IS IMPORTANT

Dear Timberline Shareholder:

     On July 16, 2003, Timberline Software Corporation’s board of directors unanimously approved an agreement and plan of merger by and among Timberline, The Sage Group plc and Best Acquisition Corp., an indirect wholly owned subsidiary of Sage, and approved the merger of Best Acquisition Corp. with and into Timberline. As a result of the merger, Timberline will become an indirect wholly owned subsidiary of Sage. Upon completion of the merger, you will be entitled to receive $8.25 in cash, without interest, for each share of Timberline common stock that you own.

     We are sending you the proxy statement attached to this letter to ask you to vote in favor of the proposal to approve the merger agreement and the merger at a special meeting of Timberline shareholders. The date, time and place of the special meeting is:

[ ], 2003 [ ] Timberline Software Corporation 15195 NW Greenbrier Parkway Beaverton, Oregon 97006

     Timberline’s board of directors unanimously determined the merger agreement and the merger to be fair and in the best interests of holders of Timberline’s common stock and unanimously recommends that you vote your shares of Timberline common stock in favor of the merger agreement and the merger. I and the other directors and executive officers have agreed to vote all of our shares in favor of the merger agreement and the merger.

     The proxy statement provides you with information about the special meeting and the merger. Please carefully read the proxy statement. Your vote is very important. Approval of the merger agreement and the merger requires the affirmative vote of the holders of at least a majority of our outstanding shares of common stock. Whether or not you plan to attend the special meeting, please vote by completing, signing, dating and mailing the enclosed proxy card to us.

Sincerely,

Curtis Peltz, President and Chief Executive Officer

     This proxy statement is dated August [     ], 2003, and is being mailed to you on or about August [     ], 2003.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD [__________], 2003

A special meeting of shareholders of Timberline Software Corporation will be held at [     ] on      day, [     ], 2003, at the principal offices of the corporation located at 15195 N.W. Greenbrier Parkway, Beaverton, Oregon 97006. At the meeting we will ask you to:

1.	Approve an Agreement and Plan of Merger dated July 16, 2003 by and among Timberline Software Corporation, The Sage Group plc and Best Acquisition Corp., an indirect wholly owned subsidiary of The Sage Group plc, and accompanying Plan of Merger providing for the merger of Best Acquisition Corp. with and into Timberline Software Corporation; and

2.	Transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

If you were a shareholder of record at the close of business on August 8, 2003, you may vote at the special meeting or any adjournments or postponements thereof.

Further information regarding voting rights and the business to be transacted at the special meeting is given in the accompanying proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

Carl C. Asai, Corporate Secretary

August [ ], 2003 Beaverton, Oregon

YOUR VOTE IS IMPORTANT

We cordially invite all shareholders to attend the special meeting personally. Whether or not you plan to attend, please be sure to complete, sign, date and promptly return your proxy in the enclosed pre-paid envelope.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
SUMMARY
The Companies (Page 9)
The Merger (Page 9)
Merger Consideration (Page 20)
Opinion of our Financial Advisor (Page 14)
Recommendation of Board of Directors (Page 14)
Voting Agreements (Page 34)
Special Meeting of Shareholders (Page 7)
Dissenters’ Appraisal Rights (Page 23)
Conditions to the Merger (Page 28)
No Solicitation (Page 27)
Termination of the Merger Agreement (Page 29)
Termination Fee (Page 30)
Stock Option Agreement (Page 32)
Treatment of Stock Options (Page 21)
U.S. Tax Consequences (Page 22)
Regulatory Matters (Page 22)
FORWARD LOOKING INFORMATION
MARKET PRICE AND DIVIDEND INFORMATION
THE SPECIAL MEETING
Solicitation of Proxies
Date, Time and Place
Purpose of the Special Meeting
Record Date
Shares Entitled to Vote
Quorum
Vote Required
Voting by Directors and Executive Officers
Voting at the Special Meeting
Voting by Proxy
Voting of Proxies
Solicitation of Proxies
THE COMPANIES
Timberline Software Corporation
THE MERGER
Background to the Merger
Reasons for the Merger and Board of Directors’ Recommendation
Opinion of our Financial Advisor
Interests of our Directors and Executive Officers in the Merger
Noncompetition Agreement
Merger Consideration
Effective Time of the Merger
Conversion of Shares; Procedures for Exchange of Certificates
Effect on Stock Options
Delisting and Deregistration of our Common Stock
Certain U.S. Federal Income Tax Consequences
Regulatory Matters
No Dissenters’ Appraisal Rights
THE MERGER AGREEMENT
Representations and Warranties
Covenants
No Solicitation
Conditions to the Merger
Termination
Termination Fee and Expenses
Officers and Directors of Timberline Following the Merger
Amendment
THE STOCK OPTION AGREEMENT
Exercise of the Option
Termination
Put and Call
Profit Limitation
Registration Rights and Listing
THE VOTING AGREEMENTS
Voting of Shares
Proxy
Transfer and Other Restrictions
Termination
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SHAREHOLDER PROPOSALS
OTHER MATTERS
WHERE YOU CAN FIND INFORMATION

TIMBERLINE SOFTWARE CORPORATION
PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	Q-1
SUMMARY	1
The Companies	1
The Merger	1
The Merger Agreement	2
Merger Consideration	2
Opinion of our Financial Advisor	2
Recommendation of Board of Directors	2
Interests of Directors and Executive Officers	2
Voting Agreements	2
Special Meeting of Shareholders	3
Dissenters’ Appraisal Rights	3
Conditions to the Merger	3
No Solicitation	4
Termination of the Merger Agreement	4
Termination Fee	4
Stock Option Agreement	5
Treatment of Stock Options	5
U.S. Tax Consequences	6
Regulatory Matters	6
FORWARD LOOKING INFORMATION	6
MARKET PRICE AND DIVIDEND INFORMATION	6
THE SPECIAL MEETING	7
Solicitation of Proxies	7
Date, Time and Place	7
Purpose of the Special Meeting	7
Record Date	7
Shares Entitled to Vote	7
Quorum	7
Vote Required	8
Voting by Directors and Executive Officers	8
Voting at the Special Meeting	8
Voting by Proxy	8
Voting of Proxies	8
Revoking a Proxy	8
Solicitation of Proxies	9
THE COMPANIES	9
Timberline Software Corporation	9
The Sage Group plc and Best Acquisition Corp.	9
THE MERGER	9
Background to the Merger	9
Reasons for the Merger and Board of Directors’ Recommendation	12
Opinion of our Financial Advisor	14
Interests of our Directors and Executive Officers in the Merger	19
Noncompetition Agreement	20

Merger Consideration	20
Effective Time of the Merger	20
Conversion of Shares; Procedures for Exchange of Certificates	21
Effect on Stock Options	21
Delisting and Deregistration of our Common Stock	22
Certain U.S. Federal Income Tax Consequences	22
Regulatory Matters	22
No Dissenters’ Appraisal Rights	23
THE MERGER AGREEMENT	23
Representations and Warranties	23
Covenants	25
No Solicitation	27
Conditions to the Merger	28
Termination	29
Termination Fee and Expenses	30
Officers and Directors of Timberline Following the Merger	32
Amendment	32
THE STOCK OPTION AGREEMENT	32
Exercise of the Option	32
Termination	33
Put and Call	33
Profit Limitation	33
Registration Rights and Listing	33
THE VOTING AGREEMENTS	34
Voting of Shares	34
Proxy	34
Transfer and Other Restrictions	34
Termination	34
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	35
SHAREHOLDER PROPOSALS	36
OTHER MATTERS	36
WHERE YOU CAN FIND INFORMATION	36

Appendices:

Appendix A	Agreement and Plan of Merger
Appendix B	Opinion of U.S. Bancorp Piper Jaffray
Appendix C	Stock Option Agreement
Appendix D	Form of Voting Agreement
Appendix E	Plan of Merger

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	WHAT AM I BEING ASKED TO VOTE UPON AT THE SPECIAL MEETING?

A:	You are being asked to vote to approve the merger agreement by and among The Sage Group plc, Best Acquisition Corp. and Timberline, and the merger pursuant to which Best Acquisition Corp. will merge with and into Timberline, which will be the surviving corporation and an indirect wholly owned subsidiary of Sage.

Q:	WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

A:	Approval of the merger agreement and the merger requires the vote of the holders of at least a majority of our outstanding shares of common stock.

Q:	WHO IS SOLICITING MY PROXY?

A:	Timberline’s board of directors.

Q:	WHAT WILL I RECEIVE IN THE MERGER?

A:	Upon completion of the merger, each outstanding share of Timberline common stock will be converted into the right to receive a cash payment of $8.25 per share, without interest.

Q:	WILL THE MERGER BE TAXABLE TO ME?

A:	Yes. If you are a U.S. taxpayer, you generally will recognize a taxable gain or loss as a result of the merger measured by the difference, if any, between the total amount of cash you receive in the merger for your shares of Timberline common stock and your adjusted tax basis in those shares.

Q:	WHAT WILL HAPPEN TO OUTSTANDING OPTIONS IN THE MERGER?

A:	Immediately prior to and effective as of the merger, each outstanding option granted under our stock option plans, whether or not then exercisable or vested, will be cancelled and the holder of that option will be entitled to receive a one-time cash payment equal to the number of shares of common stock subject to the option multiplied by the difference, if any, between $8.25 and the per share exercise price of the option.

Q:	WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE “FOR” THE MERGER?

A:	Our board of directors considered the merger agreement and the merger, determined the merger to be fair to and in the best interests of the holders of our common stock and unanimously approved the merger agreement and the merger. Our board of directors considered numerous factors in making those determinations including the opinion of our financial advisor. A more complete description of the reasons for the merger can be found in “The Merger-Reasons for the Merger and Board of Directors’ Recommendation” beginning on page 12 of this proxy statement.

Q:	WHAT WAS THE OPINION OF TIMBERLINE’S FINANCIAL ADVISOR?

A:	Our board of directors received an opinion from our financial advisor, U.S. Bancorp Piper Jaffray, that the merger consideration of $8.25 per share is fair, from a financial point of view, to Timberline shareholders. Please read the “The Merger-Opinion of our Financial Advisor” beginning on page 14 of this proxy statement. A complete copy of the opinion of U.S. Bancorp Piper Jaffray is attached as Appendix B to this proxy statement.

Q:	WHAT DO I NEED TO DO NOW?

A:	Please carefully read this proxy statement, including the appendices, and consider how the merger affects you. Then complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided as soon as possible so that your shares can be voted at the special meeting.

Q:	HOW DO I VOTE?

A:	By proxy or in person. When you return your proxy card, you are giving your proxy to the individuals we have designated in the proxy card to vote your shares as you direct at the meeting. If you sign and submit your proxy card but you give no direction, all of the shares of common stock represented by the proxy will be voted “FOR” the merger agreement and the merger.

Q:	WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

A:	If we do not receive a proxy card and you do not vote in person at the special meeting, it will have the same effect as voting against the merger agreement and the merger.

Q:	HOW DO I VOTE IN PERSON?

A:	If you plan to attend the special meeting and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in “street name,” you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on August 8, 2003, to be admitted to the special meeting. If you want to vote shares that are not in your name at the special meeting, you must obtain a legal proxy from your brokerage firm or bank that is the holder of record and present it at the special meeting.

Q:	MAY I CHANGE MY VOTE?

A:	Yes. A proxy that is properly submitted to us may be revoked at any time before your proxy is voted at the special meeting. To revoke a proxy given by a shareholder “of record” (meaning one whose shares are registered in his or her own name), the shareholder may:

•	send another signed proxy card with a later date to the address indicated on the proxy card;

•	send a letter revoking the shareholder’s proxy to our corporate secretary at our corporate office; or

•	attend the special meeting and vote in person.

A “beneficial holder” whose shares are registered in another name, for example in “street name,” must follow the procedures required by the holder of record, which is usually a brokerage firm or bank, to revoke a proxy. You should contact the holder of record directly for more information on these procedures.

Q:	AM I ENTITLED TO DISSENTERS’ APPRAISAL RIGHTS IF I VOTE AGAINST THE MERGER?

A:	No. Because our shares are quoted on the Nasdaq National Market, Oregon law does not afford shareholders the opportunity to assert dissenters’ appraisal rights in connection with the merger.

Q:	WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:	We are working toward completing the merger as soon as possible. In addition to obtaining shareholder approval, we must satisfy all other closing conditions, or they must be properly waived, including the expiration of the applicable regulatory waiting period. We currently expect to complete the merger shortly after the special meeting.

Q:	HOW DO I EXCHANGE MY STOCK CERTIFICATES FOR CASH?

A:	Once the merger is completed, you will receive written instructions for exchanging your stock certificates for cash. You should not surrender your stock certificates prior to receiving those instructions. Please do not send your stock certificates at this time.

Q:	WHOM SHOULD I CALL IF I HAVE ANY QUESTIONS?

A:	If you have any questions about the special meeting, about your ownership of our common stock or about the merger, please contact:

Mr. Carl Asai Senior Vice President, Finance and Chief Financial Officer Timberline Software Corporation 15195 NW Greenbrier Parkway Beaverton, Oregon 97006-5701 (503) 690-6775

SUMMARY

     This summary highlights selected information discussed in greater detail elsewhere in this proxy statement and may not contain all of the information that is important to you. You should read the entire proxy statement, the appendices to this proxy statement, and the documents to which we refer before deciding how to vote your shares. See “Where You Can Find Information.” We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

The Companies (Page 9)

Timberline Software Corporation 15195 NW Greenbrier Parkway Beaverton, Oregon 97006 (503) 690-6775

     Founded in 1971, Timberline provides integrated financial and operations software for professionals in construction and real estate. Timberline serves more than 20,000 customers worldwide.

The Sage Group plc Sage House Benton Park Road Newcastle upon Tyne NE7 7LZ England +44 (191) 255-3000

     Sage is a company incorporated under the laws of England. Sage provides accounting and business management software solutions and related products and services to 3.1 million customers worldwide. Sage’s North American indirect wholly owned subsidiary, Best Software, Inc. offers business management software and related products and services to more than 1.7 million small and mid-sized customers. Best Software offers applications through a portfolio of brands including Abra, ACT!, CPASoftware, FAS, MAS 90, MIP, Peachtree and Sales Logix.

Best Acquisition Corp. 56 Technology Drive Irvine, California 92618 (949) 753-1222

     Best Acquisition Corp. is a Delaware corporation and a wholly owned subsidiary of Best Software, Inc. and an indirect wholly owned subsidiary of Sage. Best Acquisition Corp. was recently formed for the purpose of effecting the merger and has not conducted any business other than for the purpose of entering into the merger agreement.

The Merger (Page 9)

     Upon satisfaction or waiver of the conditions to the merger, Best Acquisition Corp. will be merged with and into Timberline. Following the merger, Timberline will be the surviving corporation and an indirect wholly owned subsidiary of Sage. As a result of the merger, Timberline shareholders will be entitled to receive the merger consideration without interest, and will no longer have any interest in Timberline, including its future earnings and growth.

     Timberline common stock will no longer be publicly traded or quoted on the Nasdaq National Market. Timberline will also not be required to file periodic and other reports with the United States Securities and Exchange Commission.

The Merger Agreement (Page 23)

     A copy of the merger agreement is attached to this proxy statement as Appendix A. We encourage you to carefully read the entire merger agreement because it is the legal document that contains the terms of and conditions to the merger.

Merger Consideration (Page 20)

     If the merger is completed, you will receive $8.25 in cash, without interest, for each share of Timberline common stock that you hold.

Opinion of our Financial Advisor (Page 14)

     On July 16, 2003, our financial advisor, U.S. Bancorp Piper Jaffray, delivered its opinion to our board of directors. The opinion stated that as of July 16, 2003, and subject to the qualifications set forth in the opinion, the $8.25 per share in cash to be received by our shareholders is fair from a financial point of view to our shareholders. A complete copy of U.S. Bancorp Piper Jaffray’s opinion is attached as Appendix B to this proxy statement.

Recommendation of Board of Directors (Page 14)

     Our board of directors unanimously approved the merger agreement and the merger, determined that the merger is in the best interests of our shareholders, and recommends that you vote your shares in favor of approval of the merger agreement and the merger.

Interests of Directors and Executive Officers (Page 19)

     Our directors and executive officers have interests in the merger that are different from the interests of other shareholders. When considering the recommendation of our board of directors in favor of approval of the merger agreement and the merger, you should be aware of the following:

•	Upon completion of the merger, our six executive officers will be entitled to severance and retention payments and COBRA continuation of health insurance coverage pursuant to key executive retention agreements. The aggregate value of severance payments could be $1,648,084 and premiums for COBRA continuation of health insurance coverage could be $68,845. Mr. Peltz is entitled to receive payments, including COBRA continuation of health insurance coverage, of an aggregate value of $952,403 under his executive retention agreement. Severance payments, less the amount of any retention payment received, must be paid if the executive officers’ employment is terminated other than for cause within a certain period of time following the merger. Retention payments to our executive officers, other than Curtis Peltz, of an aggregate value of $359,042 must be paid if the executive officers are employed by Timberline on the sixth month anniversary of the merger; and

•	Existing indemnification agreements with and insurance for our directors and executive officers will be continued for six years after the merger is completed.

Voting Agreements (Page 34)

     Concurrently with the execution and delivery of the merger agreement, our executive officers and directors, who hold a total of [458,768] shares of our common stock, representing in the aggregate approximately [3.9%] of our common stock outstanding as of August 8, 2003, entered into voting agreements with Sage and Best Acquisition Corp. They agreed, among other things, to vote their shares in favor of the approval of the merger agreement and the merger and granted a proxy and power of attorney for their shares to certain officers of Sage and Best Acquisition Corp. A copy of the form of voting agreement is attached as Appendix D to this proxy statement.

Special Meeting of Shareholders (Page 7)

     Date, Time and Place. A special meeting of Timberline shareholders will be held on [     ], 2003, at [     ], at our main office located at 15195 NW Greenbrier Parkway, Beaverton, Oregon 97006, to consider and vote upon a proposal to approve the merger agreement and the merger.

     Record Date and Voting Power. You are entitled to vote at the meeting if you owned shares of our common stock at the close of business on August 8, 2003, the record date for the special meeting. You will have one vote for each share of our common stock you owned at the close of business on the record date. There are [11,855,402] shares entitled to be voted at the special meeting.

     Vote Required for Approval. The affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date is required to approve the merger agreement and the merger.

     Share Ownership of Directors and Executive Officers. As of August 8, 2003, our directors and executive officers owned approximately [3.9%] of the shares entitled to vote at the meeting. Pursuant to the voting agreements, all of their shares will be voted for the merger agreement and the merger.

Dissenters’ Appraisal Rights (Page 23)

     Under Oregon law, you do not have the right to exercise dissenters’ appraisal rights as our shares are quoted on the Nasdaq National Market. If the merger agreement is approved and the merger is completed, shareholders who voted against the merger agreement will be treated the same as other shareholders and their shares will automatically be converted into the right to receive the merger consideration.

Conditions to the Merger (Page 28)

     Completion of the merger depends upon a number of conditions being satisfied or, where legally possible, waived, including:

•	approval of the merger agreement and the merger by the affirmative vote of a majority of the outstanding shares of our common stock;

•	clearance under the Hart-Scott-Rodino Antitrust Improvements Act or the expiration or termination of the waiting period under that Act;

•	there must not be any law or regulation or any court order or injunction that prohibits the merger or makes the merger illegal; and

•	there must not be any pending or threatened suit, action or proceeding by any governmental entity challenging or seeking to restrain or prohibit the merger.

     Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the conditions that the other party’s representations and warranties are true and correct in all material respects and that such other party’s obligations under the merger agreement have been materially performed.

     In addition, the obligations of Sage and Best Acquisition Corp. to complete the merger are also subject to satisfaction or waiver of the following conditions:

     •     we must not have suffered a material adverse effect;

•	no litigation shall have commenced and be continuing or been threatened that seeks to prevent, alter or delay the merger or which seeks material damages in connection with the merger; and

•	we must have received all required consents from government agencies and third parties.

No Solicitation (Page 27)

     The merger agreement contains detailed provisions that prohibit us and our directors and officers from taking any action to solicit or encourage or engage in discussions or negotiations with any person or group with respect to an alternative acquisition proposal. The merger agreement does not, however, prohibit us or our board of directors from considering, and in the event of a tender or exchange offer made directly to our shareholders potentially recommending, an unsolicited bona fide written acquisition proposal from a third party if specified conditions are met, including that the proposal is superior from a financial point of view to the merger, that our board of directors has received an opinion from an investment banking firm to that effect and that Sage has not made an offer that our board of directors reasonably concludes is at least as favorable to our shareholders as the unsolicited third party proposal.

Termination of the Merger Agreement (Page 29)

     If the merger is not completed by December 31, 2003, either Sage or we may terminate the merger agreement, unless the failure to complete the merger is due to a breach by the party seeking to terminate the agreement. Both parties may agree to terminate the merger agreement at any time.

     Sage may terminate the merger agreement if, among other things:

•	we breach any of our representations, warranties, covenants or agreements under the merger agreement and fail to cure such breach;

•	our board withdraws, amends or modifies its recommendation in favor of approval of the merger agreement by our shareholders;

•	our board approves or recommends an alternative acquisition proposal;

•	any person or group, other than Sage or persons currently owning such shares, shall become the beneficial owner of more than 10% of our common stock or any person currently a beneficial owner of more than 10% of our common stock increases their percentage ownership by more than 1%; or

•	our board either fails to reaffirm its recommendation in favor of approval of the merger agreement following the announcement of an alternative acquisition proposal or fails to reject a tender or exchange offer from a third party.

     We may terminate the merger agreement if, among other things:

•	Sage breaches any of its representations, warranties, covenants or agreements under the merger agreement and fails to cure such breach; or

•	we intend to accept a superior acquisition proposal under certain circumstances.

Termination Fee (Page 30)

     We have agreed to pay Sage a fee of $3.5 million, plus Sage’s reasonable out-of-pocket expenses up to $250,000, if the merger agreement is terminated for any of the following reasons:

•	we terminate because we intend to accept a superior acquisition proposal under certain circumstances;

•	Sage terminates because of a willful breach on our part of any representation, warranty, covenant or agreement under the merger agreement and we fail to cure such breach;

•	Sage terminates because, among other things:

•	our board of directors withdraws, amends or modifies its recommendation to our shareholders to vote in favor of approval the merger agreement;

•	our board of directors approves or recommends an alternative acquisition proposal;

•	any person or group, other than Sage or persons currently owning such shares, shall become the beneficial owner of more than 10% of our common stock or any person currently a beneficial owner of more than 10% of our common stock increases their percentage ownership by more than 1%; or

•	our board either fails to reaffirm its recommendation in favor of approval of the merger agreement following the announcement of an alternative acquisition proposal or fails to reject a tender or exchange offer from a third party;

•	our shareholders fail to approve the merger and we enter into an alternative acquisition agreement within 12 months following termination of the merger agreement with Sage; or

•	the merger is not consummated by December 31, 2003 (other than due to a failure to have received approval under the Hart-Scott-Rodino Antitrust Improvements Act), and we enter into an alternative acquisition within 12 months following termination of the merger agreement with Sage.

Stock Option Agreement (Page 32)

     Timberline and Sage have entered into a stock option agreement, under which Timberline has granted to Sage an irrevocable option to purchase up to 19.9% of our outstanding shares on July 16, 2003, exercisable upon the occurrence of certain events, including a third party having commenced a tender or exchange offer which would result in beneficial ownership of 15% or more of our outstanding common stock by a third party, our violation of the no solicitation provisions in the merger agreement or our board of directors recommending or approving an alternative acquisition proposal. The exercise price is $8.25 per share. A copy of the stock option agreement is attached as Appendix C to this proxy statement.

Treatment of Stock Options (Page 21)

     Immediately prior to and effective as of the effective time of the merger, each outstanding stock option granted under our stock option plans, whether or not then exercisable or vested, will be cancelled and, in consideration of such cancellation, each option holder will receive an amount in cash, without interest, equal to the excess, if any, of $8.25 over the exercise price of the option multiplied by the number of shares subject to the option.

U.S. Tax Consequences (Page 22)

     The exchange of shares of our common stock for the cash merger consideration will be a taxable transaction to our shareholders for United States federal income tax purposes. In general, a shareholder will recognize gain or loss equal to the difference, if any, between the amount of cash received for shares of our common stock in the merger and that shareholder’s adjusted tax basis in its, his or her shares. You should consult your tax advisor to understand all of the tax consequences of the merger to you.

Regulatory Matters (Page 22)

     The Hart-Scott-Rodino Antitrust Improvements Act prohibits us from completing the merger until we have furnished information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission, and the required waiting period has expired or been terminated. Sage and Timberline filed the required notification and report forms on July 28, 2003, and requested early termination of the waiting period. The waiting period will expire on August 27, 2003, unless early termination is granted or a request for additional information is issued, in which case the waiting period will expire 30 days after substantial compliance by the parties with such additional request.

FORWARD LOOKING INFORMATION

     This proxy statement contains forward-looking statements regarding future events including statements relating to our competitors and the closing of the merger. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act. These statements involve risks and uncertainties that could cause actual results to differ materially, including the risks that the merger may not be consummated in a timely manner, if at all, and other risks detailed in our current filings with the SEC including our most recent filings on Forms 10-Q and 10-K, which discuss important risk factors concerning our operations. See “Where You Can Find Information” beginning on page 36.

MARKET PRICE AND DIVIDEND INFORMATION

     Our common stock is quoted on the Nasdaq National Market under the symbol “TMBS.” The following table shows, for the periods indicated, the range of high and low per share closing sales prices for our common stock as reported on the Nasdaq National Market. We have declared and [paid] a cash dividend of $0.04 per share in each of the quarters listed in the following table.

	Timberline Common
	Stock

	Low	High

Year ended December 31, 2001
First Quarter	$3.03	$5.31
Second Quarter	$2.88	$6.25
Third Quarter	$5.00	$6.18
Fourth Quarter	$5.20	$6.55
Year ended December 31, 2002
First Quarter	$5.90	$7.49
Second Quarter	$5.44	$7.75
Third Quarter	$4.21	$5.36
Fourth Quarter	$3.25	$6.00
Year ending December 31, 2003
First Quarter	$4.36	$6.19
Second Quarter	$4.85	$6.30
Third Quarter (through August ___, 2003)	$5.69	$—

     The following table shows the per share closing price of our common stock, as reported on the Nasdaq National Market on July 16, 2003, the last full trading day before public announcement of the proposed merger, and on August      , 2003, the last full trading day before the printing of this proxy statement:

Timberline
Common Stock

July 16, 2003	$6.19
August ___, 2003	$—

THE SPECIAL MEETING

Solicitation of Proxies

     Our board of directors is soliciting proxies to be voted at the special meeting. We are sending you this proxy statement to provide you with important information about the business to take place at the special meeting.

Date, Time and Place

     We will hold the special meeting at our principal executive offices located at 15195 NW Greenbrier Parkway, Beaverton, Oregon 97006, at [     ], local time, on [     day], [     ], 2003.

Purpose of the Special Meeting

     At the special meeting, we will ask you to consider and vote on the approval of the merger agreement and the merger.

Record Date

     If you were a shareholder of record of Timberline as of the close of business on August 8, 2003, you are entitled to vote at the meeting.

Shares Entitled to Vote

     Only holders of record of our common stock at the close of business on August 8, 2003 are entitled to notice of and to vote at the special meeting. As of August 8, 2003, there were [11,855,402] shares of common stock issued and outstanding and entitled to vote at the meeting held by approximately [295] holders of record. Each share is entitled to one vote.

Quorum

     Shareholders holding at least a majority of the outstanding shares of our common stock must either attend the meeting or submit proxies to have a quorum. If you come to the meeting or submit a proxy but abstain from voting, we will nonetheless count your shares as present for determining a quorum.

Vote Required

     The approval of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date.

     If you abstain from voting or do not vote, either in person or by proxy, it will count as a vote against the approval of the merger agreement and the merger.

Voting by Directors and Executive Officers

     As of August 8, 2003, our directors and executive officers owned [458,768] shares entitled to be voted at the special meeting. Those shares constitute approximately [3.9]% of the total shares outstanding and entitled to be voted at the special meeting. All of our directors and executive officers have entered into voting agreements with Sage and Best Acquisition Corp. requiring them to vote for approval of the merger agreement and the merger.

Voting at the Special Meeting

     If you plan to attend the special meeting and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in “street name,” you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on August 8, 2003, to be admitted to the special meeting. If you want to vote shares that are not in your name at the special meeting, you must obtain a legal proxy from your brokerage firm or bank that is the holder of record and present it at the special meeting.

Voting by Proxy

     You do not have to attend the meeting to vote. You may vote your shares by proxy if you wish. You may mark the enclosed proxy card to indicate your vote on the matters presented at the meeting.

     You may still attend the meeting even if you have submitted a proxy. Whether or not you plan to attend the special meeting, please vote by completing, signing, dating and mailing the enclosed proxy card to us.

Voting of Proxies

     The named proxy holders will vote your shares as you instruct on your proxy. If you submit a properly executed proxy with no instructions, the named proxy holders will vote your shares FOR the approval of the merger agreement and the merger.

     The named proxy holders will vote in their discretion on such other matters that may be considered at the shareholders’ meeting. The board of directors has named Curtis L. Peltz and Carl C. Asai as the proxy holders. Their names appear on the proxy card accompanying this proxy statement. You may name another person to act as your proxy if you wish, but it is not necessary to do so.

Revoking a Proxy

     You may revoke your proxy at any time before the vote is taken at the meeting. If you are the record holder of your shares, you may revoke your proxy by:

•	submitting a proxy bearing a later date;

•	notifying our Secretary in writing of your wish to revoke your proxy; or

•	appearing at the special meeting and voting in person.

     If you are the record holder of your shares, you may revoke your proxy at any time before the vote is taken at the meeting. You should be aware that simply attending the meeting will not, of itself, revoke a proxy.

     If your shares are held in street name and you have instructed your broker to vote your shares, you must contact your broker to revoke your voting instructions or change your vote.

Solicitation of Proxies

     All proxy solicitation costs will be borne by us. We will reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these proxy materials to you and getting your voting instructions. In addition to solicitation by mail, our directors, officers and other employees may solicit proxies personally.

     We have retained Mellon Investor Services, our transfer agent, to aid in the solicitation of proxies. Mellon will receive customary fees and expense reimbursement for its services. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received.

THE COMPANIES

Timberline Software Corporation

     We provide integrated financial and operations software and related services for professionals in construction and real estate. We serve more than 20,000 customers worldwide.

     We are one of the oldest software companies in the United States. Timberline was incorporated in the State of Oregon in 1979. Our principal executive offices are located at 15195 NW Greenbrier Parkway, Beaverton, Oregon 97006, and our telephone number is (503) 690-6775. Additional information about us is contained in our filings with the Securities and Exchange Commission. Please see “Where You Can Find Information” beginning on page 36.

The Sage Group plc and Best Acquisition Corp.

     The Sage Group plc is a company incorporated under the laws of England. Sage provides accounting and business management software solutions and related products and services to 3.1 million customers worldwide. Best Acquisition Corp. is a Delaware corporation that was recently formed for the purpose of effecting the proposed merger. Sage owns indirectly all of the outstanding capital stock of Best Acquisition Corp. Prior to the consummation of the merger, it is not anticipated that Best Acquisition Corp. will have any significant assets or liabilities or engage in any activities other than those incidental to the merger. Sage’s principal executive offices are located at Sage House, Benton Park Road, Newcastle Upon Tyne, NE7 7LZ, England and its telephone number is +44 (191) 255-3000 and Best Acquisition Corp’s principal executive offices are located at 56 Technology Drive, Irvine, California 92618 and its telephone number is (949) 753-1222.

THE MERGER

Background to the Merger

     The software industry is highly fragmented and is rapidly consolidating. We compete with a number of companies including one which is significantly larger and more highly capitalized, and we anticipate that additional large competitors may enter our market. We have regularly evaluated different strategies for improving our competitive position and enhancing shareholder value. As part of these evaluations, we have, from time to time, considered various strategic alternatives to pursuing our business plan as an independent entity, including strategic partnerships and various business combinations and a sale of Timberline.

     On March 25, 2002, Curtis Peltz, our President and Chief Executive Officer, was contacted by Ron Verni, President of Best Software, Inc., an indirect wholly owned subsidiary of The Sage Group plc requesting a meeting to discuss a potential relationship, including the possible acquisition of Timberline.

     On April 25, 2002, Mr. Peltz and our senior management met with Mr. Verni and other representatives of Best Software to discuss the respective operations of each company and the benefits of a possible combination of the two companies.

     On June 7, 2002, Timberline and Best Software entered into a confidentiality agreement.

     On June 10, 2002, Mr. Peltz, directors Thomas Cox and Donald Tisdel, and other members of our senior management met with Mr. Verni and other representatives of Best Software to discuss the benefits of a possible combination of the two companies.

     During July 2002, our board of directors met with representatives of several investment banking firms in order to select one of them as financial advisor to our board of directors to evaluate a potential sale of Timberline. Following the meetings, the board decided to retain U.S. Bancorp Piper Jaffray as its financial advisor, based on that firm’s expertise in mergers and acquisitions and knowledge of our industry. We entered into an engagement letter with U.S. Bancorp Piper Jaffray dated July 16, 2002.

     On September 5, 2002, representatives of Timberline and U.S. Bancorp Piper Jaffray met with representatives of Best Software to discuss a possible combination of the two companies.

     On September 23, 2002, representatives of U.S. Bancorp Piper Jaffray had a telephone call with Mr. Verni. Mr. Verni discussed a potential acquisition structure in which Sage would acquire Timberline for $6.33 per share in cash. After discussing the suggested terms with our management and our board of directors, representatives of U.S. Bancorp Piper Jaffray informed Mr. Verni that we considered Sage’s indication of interest inadequate and that Sage would need to increase its offer price in order for us to consider a possible sale of Timberline to Sage.

     On November 6, 2002, a third party strategic buyer called Mr. Peltz directly to discuss a potential acquisition of Timberline. On November 20, 2002, Mr. Peltz and members of our senior management met with representatives of the third party strategic buyer at our offices.

     On December 30, 2002, we entered into a confidentiality agreement with the third party strategic buyer.

     Between December 30, 2002 through early February 2003, we had various telephone calls with the third party strategic buyer to discuss our strategy and areas of opportunities between the third party strategic buyer and us.

     In January 2003, we delivered information relating to our business to the third party strategic buyer.

     On February 7, 2003, representatives of U.S. Bancorp Piper Jaffray had a conversation with the third party strategic buyer during which the third party strategic buyer discussed an offer of $7.20 per share for a potential acquisition of Timberline. After discussing the terms proposed by the third party strategic buyer with our management and our board of directors, representatives of U.S. Bancorp Piper Jaffray informed the third party strategic buyer that we considered their indication of interest inadequate and that the third party strategic buyer would need to increase its offer price in order for our board to consider a sale of Timberline to the third party strategic buyer. After further discussions, the third party strategic buyer informed U.S. Bancorp Piper Jaffray that it was unwilling to proceed with any further discussions with us.

     At our regularly scheduled board meeting on February 17, 2003, our board had extensive discussions with representatives of U.S. Bancorp Piper Jaffray regarding potential acquirers. After the meeting U.S. Bancorp Piper Jaffray contacted parties to determine their interest in strategic relationships with Timberline other than Sage and the third party strategic buyer.

     Following several conversations between representatives of U.S. Bancorp Piper Jaffray and Deutsche Bank Securities Inc., Sage’s financial advisor, regarding possible valuation ranges for Timberline taking into account our fiscal 2002 financial results, Mr. Peltz and Paul Walker, Chief Executive of Sage, had a telephone call on March 3, 2003, to discuss a potential acquisition of Timberline by Sage.

     On April 14, 2003, Mr. Peltz and Mr. Walker met in Portland to discuss a potential acquisition of Timberline by Sage.

     At our regularly scheduled board meeting on April 24, 2003, Mr. Peltz updated the board on his discussions with Mr. Walker and the board discussed meeting with representatives of Sage.

     On May 15, 2003, representatives of Timberline, including Mr. Cox, Sage, U.S. Bancorp Piper Jaffray and Deutsche Bank met in Seattle to discuss benefits of a possible combination of the two companies and for Sage and Deutsche Bank to conduct preliminary due diligence.

     On May 28, 2003, representatives of Timberline, U.S. Bancorp Piper Jaffray and Deutsche Bank had a telephone call to discuss our operating results for the first quarter of 2003 and our business strategy.

     On May 29, 2003, representatives of Deutsche Bank discussed with representatives of U.S. Bancorp Piper Jaffray a revised indication of interest whereby Sage would acquire Timberline for $7.75 per share in cash. After discussions with our management and board of directors, U.S. Bancorp Piper Jaffray called Deutsche Bank to inform them that Timberline considered Sage’s indication of interest inadequate and that if there were to be any further discussions Sage would need to increase its offer price.

     On June 11, 2003, Mr. Peltz had a telephone call with Mr. Walker whereby Mr. Walker discussed a revised indication of interest whereby Sage would acquire Timberline for $8.25 per share in cash. Mr. Walker informed Mr. Peltz that Sage was unwilling to proceed at a higher offer. This indication of interest was confirmed in writing by a letter dated June 13, 2003 from Sage to Timberline.

     On June 16, 2003, our board of directors met to discuss Sage’s indication of interest to acquire Timberline. At this meeting, representatives of U.S. Bancorp Piper Jaffray reported to our board on the status of discussions with other potential third party acquirers contacted by U.S. Bancorp Piper Jaffray and our management. U.S. Bancorp Piper Jaffray informed our board that no other potential acquirers were willing to proceed with a potential acquisition at or above such price. Our board of directors authorized management to advise Sage that an acquisition of $8.25 might be supported by our board of directors if the terms of the agreements were acceptable and our board further authorized management to cooperate with Sage in providing due diligence materials under the previously executed confidentiality agreement and to negotiate the terms of the merger agreement and related agreements.

     On June 18, 2003, we entered into a 30-day exclusivity agreement with Sage providing for an exclusive due diligence and negotiating period to reach an agreement.

     On June 23 and 24, 2003, representatives of Sage and Deutsche Bank conducted their initial business, legal and financial due diligence at the offices of Foster Pepper Tooze LLP, our securities counsel, which diligence included discussions with representatives of our senior management and representatives of U.S. Bancorp Piper Jaffray. Over the following three weeks, we provided to Sage, Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Sage, and Deutsche Bank due diligence information requested by them concerning us. On June 30, 2003, Skadden, Arps delivered a first draft of the proposed merger agreement to Foster Pepper Tooze. On July 2, 2003, Skadden, Arps delivered first drafts of the stock option agreement and form of voting agreement to Foster Pepper Tooze. Over the following two weeks, our respective counsel negotiated the terms of such agreements.

     On July 11, 2003, our board of directors held a special meeting with representatives of management, representatives of U.S. Bancorp Piper Jaffray, our outside general counsel, and representatives of Foster Pepper Tooze to extensively review and discuss the status of the agreements, review drafts of the agreements and discuss all open issues.

     On July 16, 2003, our board of directors held a special meeting to consider the proposed merger with Sage. Representatives of Foster Pepper Tooze and our outside general counsel presented a summary of the material changes in the merger agreement, stock option agreement, form of voting agreement and related transaction documents since the drafts previously circulated to our board of directors. Counsel also reviewed with the board their fiduciary duties under Oregon law with respect to the proposed merger. U.S. Bancorp Piper Jaffray then presented its financial analysis relating to the proposed transaction and rendered orally, and confirmed later in written form, its opinion to the board of directors that the merger consideration of $8.25 per share was fair, from a financial point of view, to our shareholders. Following these presentations, the board of directors further discussed the potential merger, following which, by a unanimous vote of all directors, it determined that the merger was fair to, and in the best interest of, Timberline and its shareholders, and approved the merger, the merger agreement and related matters and resolved to recommend that our shareholders approve the merger agreement and the merger.

     After the special meeting, on July 16, 2003, Timberline, Sage and the other parties thereto executed the merger agreement, stock option agreement, voting agreements and related transaction documents.

Reasons for the Merger and Board of Directors’ Recommendation

     Reasons for the Merger. In the course of reaching its decision to approve the merger agreement and the merger and to recommend that you approve the merger agreement and the merger, our board of directors considered and reviewed with our senior management and outside financial and legal advisors a significant amount of information and factors relevant to the merger, including our strategic business plan, our current software products and services, our product development efforts, the current and prospective competitive environment, trends in the market, our financial position, current securities market conditions and our potential for future growth in revenue and earnings.

     Our board of directors considered a number of potentially positive factors in its deliberations, including:

•	the current and historical market prices of our common stock relative to the $8.25 per share merger consideration, including the fact that our stock had not traded at or above $7.75 per share for more than three years;

•	the fact that the $8.25 per share merger consideration represents (1) a premium of approximately 49.7% over the 180-day trailing average of $5.51 per share, (2) a premium of approximately 41.8% over the 30-day trailing average of $5.82 per share, and (3) a premium of approximately 36.4% over the $6.05 closing sale price of our common stock on the Nasdaq National Market on July 15, 2003, the last trading day prior to the date of public announcement of the merger;

•	the belief by our board of directors that we obtained, after extensive negotiations, the highest price per share that Sage is willing to pay;

•	our assessment as to the likelihood that a third party would offer a higher price than Sage after considering, among other things, the efforts of us and our financial advisor to find potential acquirers;

•	the opinion of U.S. Bancorp Piper Jaffray, dated July 16, 2003, as to the fairness, from a financial point of view and as of the date of such opinion, of the $8.25 per share cash consideration to be received in the merger by our shareholders, the full text of which opinion is attached as Appendix B;

•	the fact that the board of directors has reserved the right to terminate the merger agreement if it receives an unsolicited alternative acquisition proposal from a third party and specified conditions are met, including that the proposal is superior from a financial point of view to the merger, that our board of directors has received an opinion from an investment banking firm to that effect and that Sage has not made an offer that our board of directors reasonably concludes is at least as favorable to our shareholders as the unsolicited third party proposal: see “The Merger Agreement;”

•	the historically low trading volume of our stock, the volatility of our stock price and the ability of our shareholders to realize liquidity with respect to their shares in light of the level of such trading volume and volatility;

•	the fact that the merger consideration is all cash, which provides certainty of value to our shareholders compared with a transaction in which our shareholders would receive stock;

•	management’s assessment that Sage has the financial capability to complete the merger, in view of the absence of a financing condition in the merger agreement and the representation and warranty to that effect made by Sage in the merger agreement;

•	the possible alternatives to the merger (including the possibility of our continuing to operate as an independent entity, and the perceived risks of the alternative), the range of possible benefits to our shareholders of possible alternatives and the timing and the likelihood of accomplishing such alternatives, and our board of directors’ assessment that none of such alternatives were reasonably likely to present superior opportunities, or reasonably likely to create greater value for our shareholders, than the merger;

•	historical and current information concerning our business, financial performance and condition, operations, technology, management and competitive position, and current industry, economic and market conditions; and

•	the fact that one larger software company is already active in our markets and the belief that other larger software companies are considering entering our markets and have the financial resources to gain significant market share if they chose to employ those resources.

     Our board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including:

•	that we will no longer exist as an independent company and our shareholders will no longer participate in our growth or any future increase in the value of Timberline;

•	the risks and contingencies related to the announcement of the merger and the period prior to closing the merger, including any potentially negative perception of the merger by our employees, customers, vendors, shareholders and other parties and the potentially negative actions that such persons may take as a result of the announcement of the merger;

•	the possibility that the merger will not be completed and the potentially negative impact on our revenue, operating results, financial condition, cash flows, business and stock price in the event the merger does not close following its public announcement;

•	the fact that we must pay a termination fee of $3.5 million to Sage under certain circumstances including a decision by our board of directors to accept a superior acquisition proposal;

•	the fact that Sage has required that we enter into the stock option agreement that permits Sage to acquire newly issued shares of common stock of up to 19.9% of our outstanding shares, at $8.25 per share under certain circumstances including upon our board of directors recommending or approving a superior acquisition proposal, and which agreement permits Sage to require us to redeem such shares or Sage’s option to acquire such shares;

•	the fact that gains from an all-cash transaction would be taxable to our shareholders for U.S. federal income tax purposes; and

•	the fact that, if the merger does not close, our officers and other employees will have expended extensive efforts attempting to complete the transaction and will have experienced significant distractions from their work after announcement but prior to closing of the transaction and we will have incurred substantial transaction costs in connection with the transaction and such costs will negatively impact our operating results.

     During its consideration of the merger, our board of directors was also aware that some of our executive officers may have interests in the merger that are different from or in addition to those of our shareholders generally, as described under “The Merger-Interests of Our Directors and Executive Officers in the Merger.” Our board of directors also considered the impact of the merger on our customers, vendors and employees.

     The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our board of directors but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, our board of directors conducted an overall analysis of the factors described above, including discussions with, and questioning of, our senior management and legal and financial advisors.

     Board of Directors’ Recommendation. After careful consideration, our board of directors unanimously (1) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, (2) declared that it is in the best interests of our shareholders that we enter into the merger agreement and complete the merger on the terms and conditions in the merger agreement and (3) determined to recommend that you vote in favor of approval of the merger agreement and the merger.

Opinion of our Financial Advisor

     Timberline retained U.S. Bancorp Piper Jaffray to act as its financial advisor, and, if requested, to render to the board of directors an opinion as to the fairness, from a financial point of view, of the consideration to be received by Timberline shareholders in the proposed merger.

     U.S. Bancorp Piper Jaffray delivered to the board of directors of Timberline on July 16, 2003 its oral opinion (subsequently confirmed in writing), as of that date and based upon and subject to the assumptions, factors and limitations set forth in the opinion and described below, that the proposed consideration to be received in the merger by Timberline shareholders pursuant to the merger agreement was fair, from a financial point of view, to such shareholders. A copy of U.S. Bancorp Piper Jaffray’s written opinion is attached to this document as Appendix B and is incorporated into this document by reference.

     While U.S. Bancorp Piper Jaffray rendered its opinion and provided certain analyses to our board of directors, U.S. Bancorp Piper Jaffray was not requested to and did not make any recommendation to the board of directors as to the specific form or amount of the consideration to be received by Timberline shareholders in the proposed merger, which was determined through negotiations between Timberline and Sage. U.S. Bancorp Piper Jaffray’s opinion, which was directed to the Timberline board of directors, addresses only the fairness, from a financial point of view, of the proposed consideration payable to the Timberline shareholders in the proposed merger, does not address Timberline’s underlying business decision to proceed with or effect the proposed merger or structure thereof, or the relative merits of the proposed merger compared to any alternative business strategy or transaction in which Timberline might engage and does not constitute a recommendation to any Timberline shareholder as to how to vote with respect to the merger.

     In arriving at its opinion, U.S. Bancorp Piper Jaffray’s review included:

•	a draft dated July 14, 2003 of the merger agreement;

•	a draft dated July 15, 2003 of the form of voting agreement;

•	a draft dated July 15, 2003 of the stock option agreement;

•	publicly available business and financial information relative to Timberline;

•	publicly available market and securities data of Timberline and of selected public companies deemed comparable to Timberline;

•	to the extent publicly available, financial information relating to selected transactions deemed comparable to the proposed merger; and

•	internal projections of Timberline prepared for financial planning purposes and furnished by our management.

     In addition, U.S. Bancorp Piper Jaffray visited the headquarters of Timberline and conducted discussions with members of its senior management concerning the financial condition, operating performance and balance sheet characteristics of Timberline.

     The following is a summary of the material analyses and other information that U.S. Bancorp Piper Jaffray prepared and relied on in delivering its opinion to the board of directors of Timberline:

     Implied Consideration

     Giving effect to the $8.25 per share cash consideration and the outstanding Timberline shares and common share equivalents, U.S. Bancorp Piper Jaffray calculated the aggregate implied equity value of the cash consideration payable in the transaction for Timberline common stock to be approximately $102.9 million. U.S. Bancorp Piper Jaffray also calculated the implied “company value” (equity value plus debt less cash) of Timberline to be approximately $91.2 million. U.S. Bancorp Piper Jaffray assumed for its analysis that Timberline would continue to pay regular quarterly dividends of $.04 per share prior to closing of the merger.

     Market Analysis

     U.S. Bancorp Piper Jaffray reviewed general background information concerning Timberline, including recent financial and operating results and outlook, the price performance of Timberline common stock over the previous twelve months relative to the Nasdaq Stock Market and the comparable companies described below, published research analyst estimates and the stock price and volume over selected periods. U.S. Bancorp Piper Jaffray also reviewed the stock trading history of Timberline common stock at the dates or for the periods indicated below.

Closing price on July 15, 2003	$6.05
30 trading day closing average	5.82
60 trading day closing average	5.67
90 trading day closing average	5.47
180 trading day closing average	5.51
52 week high trade	6.60
52 week low trade	3.24

     Comparable Company Analysis

     U.S. Bancorp Piper Jaffray compared financial information and valuation ratios relating to Timberline to corresponding data and ratios from nine publicly traded companies deemed comparable to Timberline. This group was comprised of Datastream Systems, Inc.; Epicor Software Corporation; Exact Software NV; Geac Computer Corporation; Industrial & Financial Systems, AB; MAPICS Inc.; QAD Inc.; Ross Systems, Inc.; and Tyler Technologies, Inc. This group was selected from companies engaged primarily in the enterprise, distribution, supply chain management and small-to-middle market software universes which U.S. Bancorp Piper Jaffray deemed comparable to Timberline’s business.

     This analysis produced multiples of selected valuation data as follows:

	Timberline Software	Comparable Companies

		Low	Mean	Median	High

Company value(1) to latest twelve months revenue	1.4x	0.3x	1.3x	1.4x	2.2x
Company value(1) to latest twelve months earnings before interest, taxes, depreciation and amortization	10.6x	2.8x	6.5x	6.1x	9.6x
July 15, 2003 closing stock price/offer price (2) as a percentage of 52-week high stock price	125.0%	31.1%	86.6%	94.3%	100.8%

(1)	The calculations of company value for Timberline Software are based on the $8.25 offer price.

(2)	The July 15, 2003 closing stock price is used for the comparable companies, and the $8.25 offer price is used for Timberline Software.

Comparable Transaction Analysis

     U.S. Bancorp Piper Jaffray reviewed twelve acquisition transactions it deemed comparable to the merger. These transactions involved companies with similar SIC codes as Timberline that primarily compete in the technology, software or services industry or which U.S. Bancorp Piper Jaffray otherwise deemed similar to Timberline’s business.

     U.S. Bancorp Piper Jaffray selected these transactions by searching databases, SEC filings, public company disclosures, press releases, industry and popular press reports, equity research reports and other sources and by applying the following criteria:

•	domestic transactions involving a public company target;

•	transactions that were announced between January 1, 2001 and July 15, 2003;

•	transactions with an equity value between $50 million and $200 million (except for one selected comparable transaction with an equity value less than $50 million); and

•	transactions which were not share repurchases, acquisitions of a minority interest or hostile transactions.

U.S. Bancorp Piper Jaffray compared the resulting multiples of selected valuation data to multiples for Timberline derived from the consideration payable in the merger.

	Timberline Software(1)	Comparable Transactions

		Low	Mean	Median	High

Company value to latest twelve months revenue	1.4x	0.6x	1.4x	1.3x	2.6x
Company value to latest twelve months earnings before interest, taxes, depreciation and amortization	10.6x	5.0x	9.3x	6.8x	18.5x
Offer price as a percentage of 52-week high stock price	125.0%	37.1%	89.6%	100.6%	110.6%

(1)	All calculations for Timberline Software are based on the $8.25 offer price.

     Premiums Paid Analysis

     U.S. Bancorp Piper Jaffray reviewed publicly available information for the comparable transactions described above to determine the implied premiums payable in the mergers over recent trading prices. The table below shows a comparison of those premiums to the premium that would be paid to Timberline shareholders based on the implied value payable in the merger. The premium calculations for Timberline stock are based upon an assumed announcement date of July 16, 2003:

	Implied Premium (Discount)

	Timberline Software(1)	Comparable Transactions

		Low	Mean	Median	High

One day before announcement	36.4%	5.2%	33.3%	28.7%	66.0%
One week before announcement	42.0%	2.5%	33.6%	32.0%	71.7%
One month before announcement	40.8%	(12.4)%	48.6%	43.0%	96.5%

(1)	All calculations for Timberline Software are based on the $8.25 offer price.

     Discounted Cash Flow Analysis

     U.S. Bancorp Piper Jaffray performed a discounted cash flow analysis for Timberline in which it calculated the present value of the projected hypothetical future cash flows of Timberline using internal financial planning data prepared by Timberline management. U.S. Bancorp Piper Jaffray estimated a range of theoretical values for Timberline based on the net present value of its implied annual cash flows and a terminal value for Timberline, which is an estimate of the future value of Timberline’s business after 2005, calculated based upon a multiple of revenue. U.S. Bancorp Piper Jaffray applied a range of discount rates of 20% to 30% and a range of terminal value multiples of 0.75x to 1.25x of forecasted fiscal 2005 revenue. This analysis yielded the following results:

Per Share Equity Value of Timberline Software

Low	$5.40
Mid	6.84
High	8.49

     In reaching its conclusion as to the fairness of the merger consideration and in its presentation to the board of directors, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

     The analyses of U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to Timberline or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which Timberline were compared and other factors that could affect the public trading value of the companies.

     For purposes of its opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy and completeness of the financial statements and other information provided to it by Timberline, or otherwise made available to it, and did not assume responsibility for the independent verification of that information. U.S. Bancorp Piper Jaffray relied upon the assurances of the management of Timberline that the information provided to it by Timberline was prepared on a reasonable basis in accordance with industry practice, and the financial planning data and other business outlook information reflects the best currently available estimates and judgment of management, and management was not aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading. U.S. Bancorp Piper Jaffray expressed no opinion as to such financial planning data and other business outlook information or the assumptions on which they are based.

     For purposes of its opinion, U.S. Bancorp Piper Jaffray assumed that the merger will be consummated pursuant to the terms of the merger agreement without material modifications thereto and without waiver by any party of any material conditions or obligations there under. U.S. Bancorp Piper Jaffray undertook no independent analysis of any owned or leased real estate, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which Timberline or its affiliates was a party or may be subject and U.S. Bancorp Piper Jaffray’s opinion made no assumption concerning and therefore did not consider the possible assertion of claims, outcomes or damages arising out of any such matters.

     In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of Timberline and was not furnished with any such appraisals or valuations. U.S. Bancorp Piper Jaffray analyzed Timberline as a going concern and accordingly expressed no opinion as to the liquidation value of Timberline. U.S. Bancorp Piper Jaffray expressed no opinion as to the price at which shares of Timberline common stock have traded or at which such shares may trade following announcement of the merger or at any future time. The opinion is based on information available to U.S. Bancorp Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. U.S. Bancorp Piper Jaffray has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

     Our board of directors selected U.S. Bancorp Piper Jaffray because U.S. Bancorp Piper Jaffray is a nationally recognized investment banking firm and because, as a customary part of its investment banking business, U.S. Bancorp Piper Jaffray is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, U.S. Bancorp Piper Jaffray and its affiliates may actively trade securities of Timberline for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. Within the past two years, other than as described in this proxy statement, no material relationship has existed during the past two years or is mutually understood to be contemplated between Timberline and U.S. Bancorp Piper Jaffray.

     Under the terms of the engagement letter dated July 16, 2002, Timberline has agreed to pay U.S. Bancorp Piper Jaffray a fee of $720,000 plus 1.25% of the aggregate merger consideration in excess of $72 million up to $108 million in connection with the acquisition of Timberline, for U.S. Bancorp Piper Jaffray’s financial advisory services. Timberline also agreed to pay U.S. Bancorp Piper Jaffray a fee of $350,000 for rendering its opinion that will be credited against payment of the fee for financial advisory services. Whether or not the transaction is consummated, Timberline has agreed to pay the reasonable out-of-pocket expenses of U.S. Bancorp Piper Jaffray and to indemnify U.S. Bancorp Piper Jaffray against liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of U.S. Bancorp Piper Jaffray by our board of directors.

Interests of our Directors and Executive Officers in the Merger

     In considering the recommendation of our board of directors in favor of the merger, you should be aware that our executive officers and directors have interests in the merger that are different from your interests including the following:

•	the terms of the merger agreement provide for continued indemnification and insurance coverage for our current executive officers and directors; and

•	our executive officers will receive payments and other benefits pursuant to key executive retention agreements.

     Indemnification and Insurance. The merger agreement provides that for a period of six years after consummation of the merger, Sage or Timberline will indemnify our current officers and directors against all losses, claims, damages, costs, fees and expenses arising out of actions or omissions occurring prior to the merger to the full extent permissible under the Oregon Business Corporation Act, our articles of incorporation and bylaws, and indemnification agreements with our directors and executive officers in existence at the time of the merger.

     Sage or Timberline will also use commercially reasonable efforts to maintain existing director and officer liability insurance for our current officers and directors for up to six years after the merger or to procure substantially similar director and officer liability insurance if the existing insurance expires, is terminated or cancelled during such period, provided the cost is not more than 150% of our current annual premium.

     Key Executive Retention Agreements. In July 2002, we entered into key executive retention agreements with each of our executive officers. The agreements provide for retention and severance payments following a change in control. For purposes of the agreements, the proposed merger qualifies as a change in control.

     Our agreement with Curtis L. Peltz provides for a payment to Mr. Peltz equal to 100% of his annual base salary upon consummation of the proposed merger, half of which will be paid at the effective date of the merger and the other half paid in 12 equal monthly installments. Mr. Peltz will receive an additional 200% of his annual base salary if he continues to work for Timberline twenty-four months following the merger or if his employment with Timberline is terminated by Timberline without cause or by Mr. Peltz for good reason or due to death or disability. Following termination by Timberline without cause or by Mr. Peltz for good reason, Timberline will pay Mr. Peltz premiums for COBRA continuation of health insurance coverage from the date of termination to the end of twenty-four months following the merger.

     The agreements with our five other executive officers provide for a retention payment upon the six-month anniversary of the proposed merger equal to 50% of his or her annual base salary, provided he or she is still employed by Timberline. If employment is terminated either by Timberline without cause or by the executive officers with good reason or due to death or disability within 12 months after the merger, he or she will receive the difference between 100% of his or her annual base salary and any retention amount previously received, as well as payments of premiums for COBRA continuation of health insurance coverage for 12 months following termination. The severance payments and COBRA coverage will not be paid if the executive officer solicits our employees to work elsewhere.

     The aggregate cost of severance payments under the executive retention agreements could be approximately $1,648,084.

     Each of the retention agreements provides that payments to be made to each executive under his or her agreement will be reduced to the extent that these payments, together with other payments made to the executive as a result of the proposed merger, are determined to be “excess parachute payments” that would subject the executive to excise tax pursuant to section 4999 of the Internal Revenue Code.

Noncompetition Agreement

     Mr. Peltz has entered into a noncompetition agreement with Best Acquisition Corp. pursuant to which he has agreed not to participate in the creation, development and marketing of management software for the construction and real estate industries within the United States for two years after the effective date of the merger unless his employment with Timberline is terminated without cause.

Merger Consideration

     Upon completion of the merger, each outstanding share of our common stock will be converted into the right to receive $8.25 in cash, without interest. Upon completion of the merger, you will cease to have rights as a shareholder except the right to receive $8.25 per share.

Effective Time of the Merger

     Following the approval of the merger agreement and the merger by the requisite vote of our shareholders and the satisfaction or waiver, as permitted by law, of the other conditions to the merger, Timberline and Best Acquisition Corp. will file articles of merger with the Oregon Secretary of State and a certificate of merger with the Delaware Secretary of State. The merger will become effective upon the filing of articles of merger with the Oregon Secretary of State or at such time as is agreed upon by Timberline, Sage and Best Acquisition Corp.

Conversion of Shares; Procedures for Exchange of Certificates

     Your right to receive $8.25 per share in cash will occur automatically upon completion of the merger. As soon as practicable after the merger, the paying agent will mail or make available a letter of transmittal to each person who is a Timberline shareholder immediately prior to the effective time of the merger. The letter of transmittal will contain instructions for obtaining the merger consideration in exchange for the surrender of your certificates representing shares of our common stock.

     Please do not send your stock certificates with the enclosed proxy.

     Upon surrender of a stock certificate representing shares of our common stock, together with a duly completed and validly executed letter of transmittal, and any other documents reasonably required by the paying agent, the paying agent will promptly deliver to you a check payable to you in the amount to which you are entitled in accordance with the merger agreement, after giving effect to any required tax withholdings, and your certificates will be cancelled.

     In the event of a transfer of ownership of our common stock that is not registered in our records, the merger consideration for shares of our common stock may be paid to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise in proper form for transfer; and

•	the person requesting such payment:

•	pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate; or

•	establishes to the reasonable satisfaction of the paying agent that the tax has been paid or is not applicable.

     The cash paid to you upon conversion of your shares will be issued in full satisfaction of all rights relating to the shares.

     If your stock certificate has been lost, stolen or destroyed, the paying agent will deliver to you the merger consideration for the shares represented by that certificate if:

•	you make an affidavit claiming such certificate has been lost, stolen or destroyed; and

•	upon request by the paying agent, you post a bond in a reasonable amount as indemnity against any claim that may be made with respect to that certificate against the paying agent.

Effect on Stock Options

     Immediately prior to completion of the merger and effective as of the effective time of the merger each outstanding option to purchase our common stock, whether or not then exercisable or vested, will be cancelled and the holder of that option will be entitled to receive a one-time cash payment equal to the number of shares of our common stock subject to the option multiplied by the difference between $8.25 and the per share exercise price of the option. Each outstanding option with an exercise price equal to or greater than $8.25 will be cancelled without payment. Notwithstanding the above, to the extent that the holder of an option granted under the 2000 Stock Incentive Plan does not consent to the option cash out and cancellation discussed above, such holder will have no longer than 45 days after the effective time of the merger to exercise such option. Upon such exercise and payment of the full amount of the exercise price, such holder will receive a one-time cash payment equal to the number of shares of common stock subject to the option multiplied by $8.25. No shares of such stock will be issuable upon exercise of any such option.

     Subject to applicable withholding taxes, the payment for option shares will be made, without interest, by the paying agent promptly following the date of completion of the merger.

Delisting and Deregistration of our Common Stock

     Upon completion of the merger, our common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

Certain U.S. Federal Income Tax Consequences

     The following is a summary of certain United States federal income tax consequences to the merger to our shareholders. This summary is based on provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations promulgated under the Internal Revenue Code, Internal Revenue Service rulings and judicial interpretations thereof all as in effect as of the date of this proxy statement, and all of which are subject to change after such date at any time, possibly with retroactive effect. There can be no assurance that future legislative, judicial or administrative action will not affect the accuracy of the statements or conclusions in this proxy statement.

     This summary does not address all of the U.S federal income tax considerations that may be relevant to shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to shareholders who are subject to special tax treatment under the Code, including without limitation persons who are non-U.S. persons, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, life insurance companies, regulated investment companies and financial institutions and may not apply to shareholders in light of individual circumstances, such as holding shares as a hedge or part of a hedge, straddle, conversion, synthetic security integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax. It also does not address the tax consequences of the merger under foreign, state or local tax laws. Accordingly, shareholders are urged to consult with their tax advisor with respect to the particular U.S. federal, state, local or foreign income tax or other tax consequences of the merger to them.

     The receipt of cash in exchange for shares of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a shareholder will recognize gain or loss equal to the difference between the amount of cash received for Timberline shares exchanged and that shareholder’s adjusted tax basis in such shares. Assuming the shares constitute capital assets in the hands of the shareholder, such gain or loss will be capital gain or loss and will be a long-term capital gain or loss if the holder will have held the shares for more than one year at the time of the merger. Gain or loss will be calculated separately for each block, with a “block” consisting of shares acquired at the same cost in a single transaction.

Regulatory Matters

     Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act and the rules under the Hart-Scott-Rodino Act, certain transactions, including the merger, may not be completed unless the applicable waiting period has expired or been terminated. Sage and Timberline each filed a notification and report form pursuant to the Hart-Scott-Rodino Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission on July 28, 2003, and requested early termination of the required waiting period. The waiting period is scheduled to expire on August 27, 2003.

     The requirements of the Hart-Scott-Rodino Act will be satisfied if the merger is completed within one year from the expiration of the waiting period. The merger may also be subject to consents, approvals and filings under foreign antitrust laws. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

     General. It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. We cannot assure you that Sage or Timberline will be able to satisfy or comply with these conditions. We also cannot assure you that the required regulatory approvals will be obtained within the time frame contemplated by us or on terms that will be satisfactory to Timberline and Sage.

No Dissenters’ Appraisal Rights

     Because our shares are quoted on the Nasdaq National Market, Oregon law does not afford shareholders the opportunity to assert dissenter’s appraisal rights in connection with the merger.

THE MERGER AGREEMENT

     The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and is attached as Appendix A to this proxy statement. You should carefully read the entire merger agreement.

     The merger agreement provides for the merger of Sage’s indirect wholly owned subsidiary, Best Acquisition Corp., with and into Timberline, following the approval of the merger agreement and the merger by the requisite vote of our shareholders and the satisfaction or waiver, as permitted by law, of the other conditions to the merger. Following the merger, Timberline will be the surviving corporation and an indirect wholly owned subsidiary of Sage.

Representations and Warranties

     The merger agreement contains representations and warranties of each party to the agreement. These representations and warranties will expire upon completion of the merger.

     The merger agreement contains customary representations and warranties of Timberline, Sage and Best Acquisition Corp. as to the following, among other things:

•	corporate organization, valid existence and, to the extent applicable, good standing of each corporation and other corporate matters;

•	authority to carry on business;

•	authority to execute and deliver the merger agreement and related agreements;

•	authority to perform the merger agreement and consummate the transactions contemplated by the merger agreement;

•	absence of conflicts between organizational documents, bylaws and agreements and the merger agreement;

•	absence of any required governmental consents, approvals or authorizations other than those specified in the merger agreement;

•	payment of brokers or similar fees; and

•	accuracy of the information in this proxy statement.

     The merger agreement contains a representation and warranty by Sage that it has sufficient funds to deliver the merger consideration to all of our shareholders.

     In addition, the merger agreement contains representations and warranties by us as to the following, among other things:

•	our capitalization;

•	the required vote of our shareholders to approve the merger agreement;

•	the accuracy of our books and records and the timely filing of documents and the accuracy of information contained in the documents filed with the Securities and Exchange Commission;

•	the absence of certain changes or effects relating to our business since the end of our most recent fiscal year;

•	the absence of undisclosed liabilities;

•	the absence of undisclosed pending or threatened litigation involving us;

•	our employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974;

•	tax matters and our compliance with relevant tax laws;

•	matters related to our contracts and contract defaults;

•	the ownership and condition of our real and personal property and the absence of liens and encumbrances;

•	transactions with our officers, directors or other affiliates;

•	our intellectual property;

•	our compliance with labor law and labor matters;

•	our compliance with applicable laws and possession of permits;

•	the absence of defaults or violation of any organizational documents;

•	warranties and guaranties related to our software;

•	our compliance with environmental matters;

•	our receipt of a fairness opinion from our financial advisor;

•	our insurance coverage;

•	absence of certain business practices;

•	completeness of minute books;

•	full disclosure of material facts; and

•	the inapplicability to the merger of anti-takeover statutes or similar provisions.

     Please read carefully the sections of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent and the Purchaser.”

Covenants

     Conduct of our Business. We have agreed between the date of the merger agreement and the effective time of the merger that we will conduct our business according to our ordinary and usual course of business consistent with past practice. We have also agreed to use commercially reasonable efforts to:

•	preserve our present business organization;

•	keep available the services of our officers, employees and contractors; and

•	preserve relationships with customers, suppliers, licensors, licensees and others with which we do business.

     In addition, we have agreed between the date of the merger agreement and the effective time of the merger that, subject to exceptions, neither we nor our subsidiary may, without Sage’s prior written consent:

•	amend our articles of incorporation or bylaws;

•	issue, sell, transfer, pledge, dispose of or encumber additional shares of our capital stock (or securities convertible into or exchangeable for our capital stock) other than shares reserved for issuance pursuant to the exercise of outstanding stock options;

•	split, combine or reclassify our outstanding common stock;

•	declare any dividends other than our regular quarterly dividend of $0.04 per share;

•	redeem, purchase or acquire shares of our capital stock;

•	incur or assume indebtedness;

•	make loans;

•	guaranty the obligations of a third party;

•	change compensation or benefits payable to our directors, officers, employees or consultants;

•	enter into or amend any employment agreement or employee benefit plan;

•	pay or make any accrual for employee benefits other than in the ordinary course of business consistent with past practice;

•	offer, grant or issue any stock options or take any action to accelerate, amend or change the period of vesting or exercisability of options, or reprice stock options;

•	amend, enhance or accelerate any rights or benefits under any pension or welfare plans or other plans, arrangements or policies for the benefit of our directors, officers or employees;

•	permit any insurance policy to be cancelled or terminated;

•	sell, transfer, lease, mortgage, pledge, license, encumber or otherwise dispose of any of our properties or assets other than consistent with past practice;

•	modify, amend or terminate material contracts;

•	waive, release or assign any rights under our material contracts;

•	enter into any commitment or transaction other in the ordinary course of business;

•	transfer or license or otherwise extend, amend or modify in any material respect any of our intellectual property rights, other than non-exclusive licenses in the ordinary course of business;

•	fail to make in a timely manner any required filings with the Securities and Exchange Commission;

•	fail to maintain our listing on the Nasdaq National Market;

•	change accounting practices, principles or procedures;

•	revalue any of our assets unless required by generally accepted accounting principles or applicable law;

•	make any change in federal or state tax accounting methods or tax elections or consent to any assessment of any taxes or settle any claim or assessment relating to taxes;

•	pay, discharge or satisfy claims, liabilities or obligations other than in the ordinary course of business or specifically reflected or reserved against in our financial statements;

•	adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	acquire or agree to acquire any material assets or enter into strategic partnerships or alliances;

•	do any act, or refrain from performing any act, that would be reasonably likely to result in any of the conditions to the merger not being satisfied;

•	subject Sage or Timberline to any non-compete or restriction on any of their businesses following closing of the merger;

•	license our intellectual property other than pursuant to end user license agreements entered into in the ordinary course of business; or

•	enter into or authorize any agreement to do any of the above.

        Other Covenants.

        We have also agreed to:

•	prepare and file this proxy statement;

•	convene a special meeting of our shareholders;

•	use all reasonable efforts to solicit proxies from our shareholders in favor of the approval of the merger agreement; and

•	give Sage access to our books and records.

       The merger agreement contains covenants requiring each of the parties to:

•	give prompt notice to the other party of any event or the non-occurrence of any event that would be likely to cause any representation or warranty to be untrue or inaccurate or a condition of closing the merger to be unsatisfied;

•	give prompt notice to the other party of any failure of a party to comply with or satisfy any covenant of the merger agreement;

•	consult with and obtain consent of the other party regarding publicity relating to the merger;

•	provide information to the other party necessary to complete all governmental filings relating to the merger; and

•	use reasonable efforts to achieve satisfaction of all conditions to the merger and consummate and make the merger effective.

       Sage has agreed to:

•	indemnify our current directors and executive officers for six years after consummation of the merger against all losses, claims, damages, costs, fees and expenses arising out of actions or omissions occurring prior to the merger to the full extent permissible under the Oregon Business Corporation Act, our articles of incorporation and bylaws, and indemnification agreements with our directors and executive officers;

•	use commercially reasonable efforts to maintain existing director and officer liability insurance for our current officers and directors for up to six years after the merger or to procure substantially similar director and officer liability insurance if the existing insurance expires, is terminated or cancelled during such period, provided that the cost is not more than 150% of our current annual premium; and

•	continue our Target Achievement Plan for 2003 for the benefit of our employees through December 31, 2003.

No Solicitation

     We have agreed not to, and have agreed not to authorize or permit our directors or officers to initiate, solicit or encourage, or take other actions with respect to, any alternative acquisition proposal or enter into any negotiations or discussions or provide information relating to an alternative acquisition proposal and if an unsolicited acquisition proposal is received, to promptly notify Sage of the material terms and conditions of any such proposal. Nonetheless, if our board of directors, after consultation with our outside legal counsel, believes that its fiduciary duties to our shareholders require it, we may furnish non-public information concerning Timberline to such party under a confidentiality agreement and enter into discussions and negotiations.

     If a superior acquisition proposal is received from a third party prior to the special meeting of our shareholders, we may terminate the merger agreement, accept such offer and enter into an agreement for the superior acquisition proposal only if:

•	we give Sage notice of our intent to do so and an opportunity to respond to the superior acquisition proposal;

•	we have complied in all material respects with the no solicitation provisions of the merger agreement;

•	Sage does not make, within four business days after receipt of our board of directors’ written notice, an offer that our board of directors reasonably concludes in good faith is at least as favorable to our shareholders as that proposal;

•	our board of directors has determined in good faith that such proposal is superior from a financial point of view;

•	our board of directors has received an opinion from U.S. Bancorp Piper Jaffray or an additional investment banking firm of national reputation to the effect that the consideration to be provided to our shareholders by that proposal is superior from a financial point of view to that provided by the merger agreement;

•	our board of directors has determined in good faith that such proposal is capable of being consummated without delay;

•	that such proposal is not conditioned upon the ability of the acquirer to obtain financing; and

•	we pay the termination fee referred to under “The Merger Agreement - Termination Fee and Expenses.”

     In response to the receipt of a superior acquisition proposal prior to the special meeting of our shareholders, our board of directors may also withhold, withdraw, amend or modify its recommendation in favor of approval of the merger agreement and the merger, or in the case of a superior acquisition proposal that is a tender or exchange offer made directly to our shareholders, our board may recommend that our shareholders accept the tender or exchange offer, if all of the following conditions are met:

•	we have provided Sage with prior written notice of our change of recommendation, including the material terms and conditions of the superior acquisition proposal and the identity of the person or group making such proposal;

•	we have provided Sage with all written materials and information given to the person or group making the superior acquisition proposal;

•	our board of directors has concluded in good faith, after receipt of advice from our outside legal counsel that, in light of the superior acquisition proposal, the failure of our board of directors to change its recommendation would result in a breach of its fiduciary duties to our shareholders under applicable law; and

•	we have complied in all material respects with the no solicitation provisions of the merger agreement.

     After we deliver a change of recommendation notice, we must also provide Sage with a reasonable opportunity to make adjustments in the merger agreement as would enable us to proceed with Sage’s offer without making a change in recommendation.

Conditions to the Merger

     The obligations of the parties to complete the merger are subject to the satisfaction or waiver, to the extent permitted by law, of the following conditions:

•	approval of the merger agreement and the merger by the affirmative vote of a majority of the outstanding shares of our common stock;

•	clearance under the Hart-Scott-Rodino Antitrust Improvements Act or the expiration or termination of the waiting period under that Act and all other material foreign antitrust approvals required must have been obtained;

•	no statute, rule, regulation, order, decree or injunction is in effect that prohibits the merger or makes the merger illegal; and

•	there is no pending or threatened suit, action or proceeding by any governmental entity challenging or seeking to restrain or prohibit the merger or seeking to require Sage or Timberline to effect an action of divestiture.

     The obligations of Sage and Best Acquisition Corp. to complete the merger are also subject to satisfaction or waiver of the following conditions:

•	our representations and warranties must be true and correct in all material respects at the time the merger is effective;

•	we must have performed or complied in all material respects with our agreements and covenants under the merger agreement;

•	we must not have suffered a material adverse effect;

•	no litigation shall have commenced and be continuing or been threatened which seeks to prevent, enjoin, alter or delay the merger or which seeks material damages in connection with the merger; and

•	we must have received all required consents from government agencies and third parties with no material adverse conditions or material expense attached to such consents.

     Our obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Sage and Best Acquisition Corp. must be true and correct in all material respects at the time the merger is effective; and

•	Sage and Best Acquisition Corp. must have performed or complied in all material respects with their respective agreements and covenants under the merger agreement.

Termination

     The merger agreement may be terminated:

•	by mutual written consent of Sage and Timberline;

•	by either party if:

•	the merger has not been consummated by December 31, 2003; provided, however, the agreement may not be terminated by any party whose failure to fulfill any obligation is the cause of the failure of the merger to be consummated;

•	our shareholders fail to approve the merger; provided, however, we may not terminate where failure to obtain our shareholders’ approval is caused by our action or failure to act and such action or failure to act is a material breach under the merger agreement; or

•	an order, decree or ruling or final, non-appealable governmental action is issued that permanently restrains, enjoins or otherwise prohibits the transactions contemplated by the merger agreement;

•	by Sage if we breach any representation, warranty, covenant or agreement under the merger agreement, and such breach is not cured or cannot be cured within 30 days following written notice;

•	by us if Sage or Best Acquisition Corp. breaches any representation, warranty, covenant or agreement, and such breach is not cured or cannot be cured within 30 days following written notice;

•	by us if prior to the approval of the merger agreement by our shareholders, our board of directors provides written notice to Sage that we intend to enter into a binding written agreement for a superior acquisition proposal where:

•	we have complied in all material respects with the no solicitation provisions of the merger agreement;

•	Sage does not make, within four business days after receipt of our board of directors’ written notice, an offer that our board of directors reasonably concludes in good faith is at least as favorable to our shareholders as that proposal;

•	our board of directors has determined in good faith that such proposal is superior from a financial point of view;

•	our board of directors has received an opinion from U.S. Bancorp Piper Jaffray or an additional investment banking firm of national reputation to the effect that the consideration to be provided to our shareholders by that proposal is superior from a financial point of view to that provided by the merger agreement;

•	our board of directors has determined in good faith that such proposal is capable of being consummated without delay;

•	that such proposal is not conditioned upon the ability of the acquirer to obtain financing; and

•	we pay the termination fee referred to under “The Merger Agreement — Termination Fee and Expenses;” or

•	by Sage at any time prior to approval of the merger agreement by our shareholders if:

•	our board of directors withdraws, amends or modifies in a manner adverse to Sage its recommendation in favor of approval of the merger agreement or the merger;

•	our board of directors fails to reaffirm its recommendation in favor of the merger agreement within 10 business days after Sage requests in writing a reaffirmation following the announcement of an acquisition proposal by a third party;

•	our board of directors recommends or approves an acquisition proposal by a third party;

•	our board of directors fails to issue a statement rejecting a tender or exchange offer from a third party within 10 business days after such offer is first published;

•	we have not complied with the no solicitation provisions of the merger agreement;

•	any person or group becomes the beneficial owner of more than 10% of our common stock other than Sage or persons beneficially owning more than 10% of our common stock as of the date of the merger agreement;

•	any person or group that beneficially owns more than 10% of our common stock as of the date of the merger agreement increases their ownership percentage by more than one percent; or

•	we deliver a notice to Sage that we have received a superior acquisition proposal and our board of directors is changing or withdrawing its recommendation that our shareholders vote in favor of the merger agreement.

Termination Fee and Expenses

     We have agreed to pay Sage a termination fee of $3.5 million, plus Sage’s reasonable out-of-pocket expenses up to $250,000, if the merger agreement is terminated for the following reasons:

•	we terminate the merger agreement prior to approval by our shareholders under the following circumstances:

•	our board of directors has provided written notice to Sage that we intend to enter into a binding written agreement for a superior acquisition proposal;

•	we have complied in all material respects with the no solicitation provisions of the merger agreement;

•	Sage does not make, within four business days after receipt of our board of directors’ written notice, an offer that our board of directors reasonably concludes in good faith is at least as favorable to our shareholders as that proposal;

•	our board of directors has determined in good faith that such proposal is superior from a financial point of view;

•	our board of directors has received an opinion from U.S. Bancorp Piper Jaffray or an additional investment banking firm of national reputation to the effect that the consideration to be provided to our shareholders by that proposal is superior from a financial point of view to that provided by the merger agreement;

•	our board of directors has determined in good faith that such proposal is capable of being consummated without delay; and

•	that such proposal is not conditioned upon the ability of the acquirer to obtain financing;

•	Sage terminates the merger agreement because of a willful breach on our part of any representation, warranty, covenant or agreement under the merger agreement and we fail to cure such breach or such breach cannot be cured within 30 days following written notice;

•	Sage terminates because of the following triggering events:

•	our board of directors withdraws, amends or modifies in a manner adverse to Sage, its recommendation in favor of approval of the merger agreement or the merger;

•	our board of directors fails to reaffirm its recommendation in favor of the merger agreement within 10 business days after Sage requests in writing a reaffirmation following the announcement of an acquisition proposal by a third party;

•	our board of directors recommends or approves an acquisition proposal by a third party;

•	our board of directors fails to issue a statement rejecting a tender or exchange offer from a third party within 10 business days after such offer is first published;

•	we have not complied with the no solicitation provisions of the merger agreement;

•	any person or group becomes the beneficial owner of more than 10% of our common stock other than Sage or persons beneficially owning more than 10% of our common stock as of the date of the merger agreement;

•	any person or group that beneficially owns more than 10% of our common stock as of the date of the merger agreement increases their ownership percentage by more than one percent; or

•	we deliver a notice to Sage that we have received a superior acquisition proposal and our board of directors is changing or withdrawing its recommendation that our shareholders vote in favor of the merger agreement;

•	our shareholders fail to approve the merger and we enter into an alternative acquisition agreement within 12 months following termination of the merger agreement with Sage; or

•	the merger is not consummated by December 31, 2003, and we enter into an alternative acquisition within 12 months following termination of the merger agreement, except a termination of the merger agreement for failure to have received all required, material foreign antitrust approvals relating to the merger or all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act relating to the merger have not expired or been terminated early.

Officers and Directors of Timberline Following the Merger

     After the effective time of the merger, the directors of Best Acquisition Corp. will become the directors of the surviving corporation until their successors are duly elected, designated or qualified. After the effective time of the merger, Curtis Peltz will become the President of the surviving corporation and Carl Asai will become the Secretary, Treasurer and Chief Financial Officer of the surviving corporation.

Amendment

     The merger agreement may be amended by written agreement of the parties or by action taken by the boards of directors of the parties. After the approval of the merger agreement by our shareholders, the agreement cannot be amended if by law such amendment would require further approval of shareholders. For example, the amount of merger consideration cannot be amended after our shareholders approve the merger agreement without further shareholder approval.

THE STOCK OPTION AGREEMENT

     Concurrently with the execution and delivery of the merger agreement, Timberline and Sage executed a stock option agreement pursuant to which Timberline granted Sage an irrevocable option to purchase a certain number of shares of our common stock at an exercise price per share of $8.25 subject to the occurrence of certain circumstances. The option grants Sage the right to purchase the number of shares of our common stock equal to 19.9% of the total number of Timberline shares of common stock issued and outstanding on July 16, 2003, which is 2,355,267 shares. Although this number of shares is subject to adjustment, in no event will Sage be allowed to exercise the option for a number of shares exceeding 19.9% of the total number of our shares issued and outstanding on July 16, 2003.

     The following summary of the material terms of the stock option agreement is qualified in its entirety by reference to the stock option agreement, which is incorporated by reference and is attached as Appendix C to this proxy statement.

Exercise of the Option

     Sage’s option will become exercisable upon the occurrence of any of the following actions:

•	a third party having commenced a tender offer or exchange offer for our shares which would result in beneficial ownership by a third party of 15% or more of our then outstanding voting equity;

•	a third party having acquired beneficial ownership of our shares which, when aggregated with any of our shares already owned by the third party would result in the aggregate beneficial ownership by such party of 15% or more of our then outstanding voting equity; or

•	a third party having commenced a solicitation of proxies or written consents with respect to, or become a participant in, any solicitation, in each case with respect to our outstanding shares.

     The option will also become exercisable upon the occurrence of any triggering event under the merger agreement that would entitle Sage to terminate the merger agreement and for Sage to receive the termination fee from us, except for events where our board of directors has complied with its obligations under the merger agreement regarding changing its recommendation on receiving a superior acquisition proposal or where any person or group, other than Sage or persons currently owning such shares, shall become the beneficial owner of more than 10% of our common stock or any person currently a beneficial owner of more than 10% of our common stock increases their percentage ownership by more than 1%. These circumstances are described in more detail under “The Merger Agreement — Termination Fee and Expenses.”

Termination

     The stock option agreement will terminate, and Sage’s option will expire, on the earlier to occur of:

•	the merger becoming effective, and

•	the termination of the merger agreement, provided that any of the triggering events listed above has not occurred prior to or in connection with such termination of the merger agreement,

provided, however, that the stock option agreement will not terminate, and Sage’s option will not expire, if Sage is entitled and has given us notice of its intent to exercise its option or its put right (as described below) prior to such date.

Put and Call

     After Sage’s option becomes exercisable, upon demand by Sage, Sage will have the right to “put” to us, and we will be obligated to repurchase from Sage, all or any portion of the option and all or any portion of our shares purchased by Sage pursuant to the option.

     Once Sage’s option has become exercisable and Sage would be entitled to receive payment of the termination fee under the merger agreement, upon demand by us, we will have the right to “call” from Sage, and Sage will be obligated to sell to us, all or any portion of our shares purchased by Sage pursuant to this option.

     If either we or Sage exercise such rights, we will pay to Sage a price equal to:

•	the difference between (a) the higher of (i) the highest price per share of our common stock at which a tender offer or exchange offer has been made or to be paid by any third party pursuant to an agreement with us, and (ii) the average of the closing price for a share of our common stock as reported on the Nasdaq National Market within the 10 trading days immediately preceding the notice date, and (b) $8.25 in the case of Sage’s option put right; or

•	$8.25 plus the difference described in the above clause between (a) and (b) in the case of Sage’s share put right or our call option,

in each case multiplied by the number of shares purchasable or so purchased.

Profit Limitation

     Sage will not be entitled to exercise its option put right if, and to the extent that, the payment that would be paid to Sage by us under the stock option agreement or under the termination provisions of the merger agreement would exceed $3.5 million exclusive of certain expenses and free and clear of certain withholding taxes.

Registration Rights and Listing

     The stock option agreement contains provisions obligating us to register under the Securities Act of 1933 the offer, sale and delivery of our shares acquired by Sage upon the exercise of the option. The stock option agreement also requires us, at our expense, to use our reasonable efforts upon issuance of shares pursuant to the option to cause such shares to be approved for quotation on the Nasdaq National Market.

THE VOTING AGREEMENTS

     Concurrently with the execution and delivery of the merger agreement, Sage and Best Acquisition Corp. entered into a voting agreement with each of our executive officers and directors, namely Curtis L. Peltz, Carl C. Asai, James O. Campbell, John M. Geffel, Matthew S. Lange, Carol A. Vega, Thomas P. Cox, James A. Meyer, and Donald L. Tisdel, who as of August 8, 2003 held a total of [458,768] shares of our common stock, representing approximately [3.9%] of our common stock outstanding on such date and entitled to vote at the special meeting. No other shareholders have entered into a voting agreement with Sage or Best Acquisition Corp. regarding the merger. The following summary of the material terms of the voting agreements is qualified in its entirety by reference to the form of voting agreement, which is incorporated by reference and is attached as Appendix D to this proxy statement.

Voting of Shares

     Under the voting agreements, our executive officers and directors agreed, among other things, at any meeting of our shareholders and at every adjournment or postponement of a meeting to vote all of their shares of our common stock, as follows:

•	in favor of the approval of the merger agreement and the merger,

•	against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of ours under the merger agreement,

•	against any acquisition proposal made by a third party, and

•	against any proposal that is intended or is reasonably expected to impede, interfere with, delay, postpone or adversely affect the merger or the other transactions contemplated by the merger agreement, unless Sage or Best Acquisition Corp. has approved the proposal in advance of the vote.

Proxy

     In order to secure these obligations, each of our executive officers and directors granted an irrevocable proxy and power of attorney to certain officers of Sage and Best Acquisition Corp. to vote our shares accordingly.

Transfer and Other Restrictions

     Our executive officers and directors also agreed not to offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any or all of our shares (other than by virtue of the exercise of options) prior to the termination of the voting agreements. In addition, each of our executive officers and directors agreed not to grant any proxy or power of attorney, deposit any of our shares into a voting trust, or enter into a voting agreement or arrangement with respect to such shares except as provided in the voting agreement with Sage and Best Acquisition Corp., nor to take any other action that would make any of his or her representations or warranties in the voting agreement untrue or incorrect or have the effect of preventing or disabling him or her from performing obligations under the voting agreement.

Termination

     The voting agreements provide that they will terminate upon the earliest of the termination of the merger agreement pursuant to its terms, the written agreement of the parties to each of the voting agreements to terminate such agreement, or consummation of the merger.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows the common stock beneficially owned by (1) each person who is known by us to beneficially own 5% or more of our outstanding common stock, (2) each of our executive officers, (3) each of our directors and (4) all officers and directors as a group, as of August 8, 2003. Except as otherwise noted, the address of each person listed in the table is c/o Timberline Software Corporation, 15195 NW Greenbrier Parkway, Beaverton, Oregon 97006. Unless otherwise indicated in the footnotes below, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned.

			Percentage of Shares
Name	Number of Shares (1)		Outstanding (1)
Cannell Capital LLC
150 California Street, Fifth Floor
San Francisco, CA 94111	[1,409,960]		[11.9%]

Artisan Partners Limited Partnership
1000 North Water Street, #1770
Milwaukee, WI 53202	[1,027,337]		[8.67%]

FMR Corp.
82 Devonshire Street
Boston, MA 02109	[902,667]		[7.62%]

Curtis L. Peltz	[310,850]	(2)	[2.56%]
Thomas P. Cox	[191,385]	(3)	[1.61%]
James A. Meyer	[182,412]	(4)	[1.54%]
James O. Campbell	[59,751]	(5)	*
Donald L. Tisdel	[54,917]	(6)	*
Carl C. Asai	[53,413]	(7)	*
Carol A. Vega	[41,776]	(8)	*
John M. Geffel	[32,733]	(9)	*
Matthew S. Lange	[28,709]	(10)	*
All directors and executive officers as a group (9 persons)	[955,946]	(11)	[7.74%]

*	less than 1.0%

(1)	Based on information supplied by executive officers and directors of Timberline and on Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Percentage of beneficial ownership is based on [11,855,402] shares outstanding as of August 8, 2003. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after August 8, 2003, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
(2)	Includes 267,884 shares covered by options exercisable within 60 days after August 8, 2003.
(3)	Includes 14,167 shares covered by options exercisable within 60 days after August 8, 2003. Also includes 61,994 shares held by his spouse.
(4)	Includes 23,057 shares covered by options exercisable within 60 days after August 8, 2003.
(5)	Includes 44,751 shares covered by options exercisable within 60 days after August 8, 2003.
(6)	Includes 23,057 shares covered by options exercisable within 60 days after August 8, 2003.
(7)	Includes 28,138 shares covered by options exercisable within 60 days after August 8, 2003.
(8)	Includes 41,678 shares covered by options exercisable within 60 days after August 8, 2003
(9)	Includes 25,737 shares covered by options exercisable within 60 days after August 8, 2003.
(10)	Includes 28,709 shares covered by options exercisable within 60 days after August 8, 2003.
(11)	Includes 497,178 shares covered by options exercisable within 60 days after August 8, 2003.

SHAREHOLDER PROPOSALS

     We will hold a 2004 annual meeting of our shareholders only if the merger is not completed. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, shareholders may present proper proposals for inclusion in our proxy statement for the 2004 annual meeting, and for consideration at the 2004 annual meeting, by submitting their proposals to us in a timely manner and in compliance with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934.

     If you wish to include a proposal in our proxy statement for the 2004 annual meeting of shareholders, you must deliver the proposal and supporting information to the Secretary of Timberline at 15195 N.W. Greenbrier Parkway, Beaverton, Oregon 97006 on or before November 21, 2003, for your proposal to be included in our proxy statement for that meeting.

OTHER MATTERS

     As of the date of this proxy statement, our board of directors is not aware of any other matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

WHERE YOU CAN FIND INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room located at:

Securities and Exchange Commission
Public Reference Room
450 Fifth Street, N.W., Room 1024
Washington, D.C. 20549

For further information on the public reference room, please call the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s internet world wide web site-http://www.sec.gov. Our reports, proxy statements and other information may also be inspected at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information by referring you to another document filed separately with the SEC. All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, subsequent to the date hereof and prior to the special meeting shall be deemed to be incorporated by reference into this proxy statement.

     You may obtain the above-mentioned documents, without charge, by requesting them in writing or by telephone from us at the following address:

Timberline Software Corporation
15195 NW Greenbrier Parkway
Beaverton, Oregon 97006
Attention: Investor Relations
Telephone: (503) 690-6775

     If you would like to request documents from us, please do so by August      , 2003 to receive them before the special meeting.

     You should not send in your Timberline stock certificates, if any, until you receive the transmittal materials from the paying agent. If you are a shareholder of record who has further questions about your stock certificates or the exchange of your Timberline common stock for cash, you should call Mellon Investor Services, toll free at [     ].

     You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated as of August      , 2003. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to shareholders nor the issuance of cash in the merger creates any implication to the contrary.

APPENDIX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

THE SAGE GROUP PLC

BEST ACQUISITION CORP.

and

TIMBERLINE SOFTWARE CORPORATION

dated

July 16, 2003

AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement” or the “Merger Agreement”), dated July 16, 2003, by and among The Sage Group plc, a company organized under the laws of England (“Parent”), Best Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (the “Purchaser”), and Timberline Software Corporation, an Oregon corporation (the “Company”).

RECITALS

     A.     The Board of Directors of each of Parent, the Purchaser and the Company has approved, and deems it advisable and in the best interests of its respective shareholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein.

     B.     The Board of Directors of each of Parent, Purchaser and the Company has unanimously adopted this Agreement and the transactions contemplated hereby, including the Merger (capitalized terms used in this Agreement and not otherwise defined shall have the meaning set forth in Annex A to this Agreement) in accordance with the Oregon Business Corporation Act (the “OBCA”) and the Delaware General Corporation Law (the “DGCL”) and upon the terms and subject to the conditions set forth herein.

     C.     The Board of Directors of the Company (the “Company Board of Directors”) has unanimously determined that the consideration to be paid for each issued and outstanding share of common stock, no par value, of the Company (the “Shares”) in the Merger is fair to the holders of such Shares and has resolved to recommend to its shareholders approval of this Agreement and the Merger and of the other transactions contemplated under this Agreement upon the terms and subject to the conditions set forth herein.

     D.     Parent has caused the sole stockholder of the Purchaser to have approved this Agreement and adopted the Merger.

     E.     Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and the Purchaser’s willingness to enter into this Agreement, certain shareholders of the Company have entered into Voting Agreements in the form attached hereto as Exhibit A (the “Voting Agreements”).

     F.     Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and the Purchaser’s willingness to enter into this Agreement, Parent and the Company have entered into a Stock Option Agreement in the form of Exhibit B hereto (the “Stock Option Agreement”), pursuant to which, among other things, the Company has granted Parent an option to purchase certain newly-issued Shares, subject to certain conditions.

     G.     Concurrently, with the execution and delivery of this Agreement, and as a condition and inducement to the Purchaser’s willingness to enter into this Agreement, Curtis Peltz has entered into a non-compete agreement with the Purchaser and the Company in the form of Exhibit C hereto.

     H.     The Company, Parent and the Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

          Section 1.1     The Merger. Subject to the terms and conditions of this Agreement and the applicable provisions of the OBCA and the DGCL, at the Effective Time, the Company and the Purchaser shall consummate a merger (the “Merger”) pursuant to which (i) the Purchaser shall be merged with and into the Company, (ii) the separate corporate existence of the Purchaser shall thereupon cease, and (iii) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the laws of the State of Oregon, with all of its rights, privileges, immunities, powers and franchises unaffected by the Merger. The Merger shall have the effects set forth in Section 60.497 of the OBCA.

          Section 1.2     Articles of Incorporation and Bylaws.

               (a) The articles of incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and such articles of incorporation, provided, however, that at the Effective Time, Article I of the articles of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Timberline Software Corporation”.

               (b) The bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, the articles of incorporation of the Surviving Corporation and such bylaws.

          Section 1.3     Effective Time. Parent, the Purchaser and the Company shall cause (a) the Articles of Merger to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Oregon as provided in the OBCA and shall make all other filings or recordings required under the OBCA to effectuate the Merger and (b) the Certificate of Merger to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware as provided in the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective on the date on which the Articles of Merger have been duly filed with the Secretary of State of the State of Oregon or such time as is agreed upon by the parties and specified in the Articles of Merger, such time hereinafter referred to as the “Effective Time.” The Plan of Merger attached to this Agreement as Annex B shall be filed with the Articles of Merger.

          Section 1.4     Closing. The Closing will take place at 9:00 a.m., local Pacific Standard Time, on a date to be specified by the parties, such date to be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII (the “Closing Date”), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Palo Alto, California 94301, unless another date or place is agreed to in writing by the parties hereto.

          Section 1.5     Directors and Officers of the Surviving Corporation.

               (a) The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

               (b) Curtis Peltz, Chief Executive Officer of the Company, and Carl Asai, Chief Financial Officer of the Company, in each case immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation holding the position of President, in the case of Mr. Peltz and Secretary, Chief Financial Officer and Treasurer, in the case of Mr. Asai, until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

          Section 1.6     Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

CONVERSION OF SECURITIES

          Section 2.1     Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or the holder of any Purchaser Common Stock:

               (a) Purchaser Common Stock. Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, no par value of the Surviving Corporation.

               (b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are owned by (i) the Company as treasury stock, (ii) Parent, (iii) the Purchaser, (iv) any other direct or indirect wholly-owned Subsidiary of Parent, or (v) any direct or indirect wholly-owned Subsidiary of the Company, shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

               (c) Conversion of Shares. Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive $8.25, payable to the holder thereof in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest thereon.

          Section 2.2     Exchange of Certificates.

               (a) Paying Agent. Parent shall designate a Paying Agent to act as agent for the holders of Shares in connection with the Merger and to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(c). Not later than the Effective Time, Parent or the Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation, in its sole discretion, in United States Government or United States Agencies obligations or obligations of an FDIC insured bank with capital in excess of one billion dollars pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.

               (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail or make available to each holder of record of a Certificate whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. The Surviving Corporation, the Paying Agent, and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, such amounts as the Surviving Corporation, the Paying Agent, or Parent has determined is required to be deducted and withheld with respect to the making of such payment under any provision of Federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, the Paying Agent or Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation, the Paying Agent, or Parent, as the case may be. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon.

               (c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

               (d) Termination of Fund; No Liability. At any time following 12 months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any Funds made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any such portion of the Fund remaining unclaimed by holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

          Section 2.3     Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article II.

          Section 2.4     Company Option Plans.

               (a) Immediately prior to, and effective as of, the Effective Time each outstanding Option granted under the Option Plans whether or not then exercisable or vested, shall be cancelled and, in consideration of such cancellation, Parent shall cause the Surviving Corporation to pay to such holders of Options an amount in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price of each such Option and (ii) the number of Shares subject thereto (such payment, if any, to be net of applicable withholding and excise taxes). As of the Effective Time, the Option Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company Subsidiary shall be cancelled. The Company shall use its best efforts to effectuate the foregoing, including, but not limited to, amending plans, if necessary, and obtaining all consents necessary to cash out and cancel all Options necessary to ensure that, after the Effective Time, no Person shall have any right under the Option Plans or any other plan, program, agreement or arrangement with respect to equity securities of the Surviving Corporation or any Subsidiary thereof. Notwithstanding the foregoing, to the extent that an optionee has not consented to the cash out and cancellation provisions in the previous sentence with respect to his or her Options under the 2000 Plan (the “Outstanding 2000 Plan Options”), then for a period ending not later than 45 days after the Effective Time, each optionee who has not so consented shall have the right to exercise his or her Outstanding 2000 Plan Options in exchange exclusively for a cash payment equal to the product of the number of Shares exercised multiplied by the Merger Consideration, net of applicable withholding and excise taxes. Upon the expiration of this 45 day period (or if earlier, upon the exercise of the Outstanding 2000 Plan Options) the Outstanding 2000 Plan Options shall terminate and be of no force or effect.

ARTICLE III

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

     Except as set forth in the schedule of exceptions to the Company’s representations and warranties set forth in this Agreement dated as of the date of this Agreement, and delivered to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and the Purchaser as set forth below. Each exception set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and relates only to such section.

          Section 3.1     Organization.

               (a) Each of the Company and the Company Subsidiaries (i) is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of incorporation, (ii) has full corporate power and authority and all necessary governmental licenses, authorizations, permits, consents and approvals to carry on its business as it is now being conducted and to own the properties and assets it now owns and (iii) is duly qualified or licensed to do business and, to the extent applicable, is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in the cases of clauses (ii) and (iii), for those authorizations, qualifications and licenses the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect. Each such jurisdiction is listed in Section 3.1(a) of the Company Disclosure Schedule, and, except as disclosed on Section 3.1(a) of the Company Disclosure Schedule, such jurisdictions are the only jurisdictions in which the properties owned, leased or operated by each Company Subsidiary or the nature of the business conducted by it makes such qualification or license necessary.

               (b) The Company has set forth in Section 3.1(b) of the Company Disclosure Schedule a true and complete list of all of the Company Subsidiaries as of the date hereof, indicating the name, jurisdiction of organization and the Company’s equity interest in, each such entity. Other than with respect to the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation, partnership, joint venture or other business association or entity. All of the outstanding capital stock of each Company Subsidiary is owned directly or indirectly by the Company free and clear of all Encumbrances, and is validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities (or convertible into or exchangeable for, securities having such rights) of any such Company Subsidiary to any person except the Company.

               (c) The Company has delivered to Parent complete and correct copies of the articles of incorporation and bylaws or equivalent governing instruments of the Company and each Company Subsidiary, as is in effect on the date of this Agreement. None of the Company nor any of the Company Subsidiaries is in violation of any provision of its articles of incorporation or bylaws or equivalent governing instruments.

          Section 3.2     Capitalization.

               (a) The authorized capital stock of the Company consists of (i) 20,000,000 Shares. As of the close of business on July 14, 2003, 11,832,514 Shares were issued and outstanding. As of the date hereof, no Shares are issued and held in the treasury of the Company and no Shares were held by any of the Company’s Subsidiaries. All of the outstanding shares of the Company’s capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Options, when issued in accordance with the terms thereof, will be duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive or similar rights.

               (b) Section 3.2(b) of the Company Disclosure Schedule sets forth a complete list of outstanding options under the Option Plans as of July 14, 2003, showing the date of grant, the name of the optionee, the name of the relevant option plan for each optionee, whether or not such Option is an incentive stock option or a non-qualified stock option, the exercise price of each Option, and the number of Shares issuable upon exercise of each Option. 455,373 Shares are reserved for issuance pursuant to outstanding Option Plans. All of the Options have been granted to employees or directors of the Company in the ordinary course of business consistent with past practice. All options granted under the Option Plans have been granted pursuant to option award agreements in substantially the form attached as an exhibit to Section 3.2 of the Company Disclosure Schedule. The Company has delivered or made available to Parent complete and correct copies of the Option Plans and all forms of option agreements.

               (c) There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt") of the Company or any Company Subsidiary issued and outstanding. Except as disclosed in this Section 3.2 or as set forth in Section 3.2 of the Company Disclosure Schedule or pursuant to the Stock Option Agreement, (i) there are no shares of capital stock of the Company authorized, issued or outstanding, (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of the Company or any Company Subsidiary obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or the capital stock of the Company or any Company Subsidiary or any affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity.

               (d) All outstanding Shares, all outstanding Options and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (i) all applicable securities laws and other applicable law and (ii) all requirements set forth in applicable agreements or instruments.

          Section 3.3     Authorization; Validity of Agreement; Company Action. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the Merger and any other transactions contemplated under this Agreement and the Stock Option Agreement (the “Transactions”). The execution, delivery and performance by the Company of this Agreement and the Stock Option Agreement and the consummation by it of Transactions, have been duly and validly authorized by the Company Board of Directors and no other corporate action on the part of the Company is necessary (other than the approval of the Merger and this Agreement by the requisite vote of the Company’s shareholders, the filing of the Articles of Merger pursuant to the OBCA and the filing of the Certificate of Merger pursuant to the DGCL) to authorize the execution and delivery by the Company of this Agreement and the Stock Option Agreement and the consummation of the Transactions. Each of this Agreement and the Stock Option Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and the Purchaser, and of the Stock Option Agreement by Parent, are valid and binding obligations of the Company enforceable against the Company in accordance with its terms.

          Section 3.4     Board Approvals. The Company Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement, the Stock Option Agreement and the Merger are fair to and in the best interests of the shareholders of the Company, and declared the Merger to be advisable and (ii) resolved to recommend that the shareholders of the Company approve this Agreement and the Merger, and none of the aforesaid actions by the Company Board of Directors, has been amended, rescinded or modified. No dissenters’ rights are applicable to the Transactions. The Company’s Compensation Committee, at a meeting duly called and held, has exercised its authority under the 2000 Plan to interpret the 2000 Plan in the manner provided in Section 2.4.

          Section 3.5     Required Vote. The affirmative vote of the holders of a majority of outstanding Shares to approve this Agreement and the Merger is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Merger.

          Section 3.6     Consents and Approvals; No Violations. Except as set forth in Section 3.6 of the Company Disclosure Schedule, none of the execution, delivery or performance of this Agreement or the Stock Option Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement or the Stock Option Agreement will:

               (a) conflict with or result in any breach of any provision of the articles of incorporation, the bylaws or similar organizational documents of the Company or any Company Subsidiary;

               (b) subject to compliance with the Necessary Consents, conflict with or violate any federal, state, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, order, judgment, injunction, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity applicable to the Company or any of the Company Subsidiaries or by which the Company or any of the Company Subsidiaries or any of their respective properties is bound or affected;

               (c) require any filing by the Company with, or permit, authorization, consent or approval of, any Governmental Entity (except for (i) any filings as may be required under the OBCA and DGCL in connection with the Merger, (ii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act, and any comparable provisions under any applicable pre-merger notification laws or regulations of foreign jurisdictions and (iii) the filing with the SEC of a Proxy Statement and such other filings under applicable requirements of the Exchange Act as may be required in connection with this Agreement (the “Necessary Consents”)); or

               (d) require any consent, approval or notice under, violate or result in the violation of, conflict with or result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in a right of termination or acceleration, result in the loss of a material benefit under or result in the creation of any Encumbrance upon any of its properties or assets under any Contract, except in the case of clauses (b), (c) or (d) where any failure to obtain such consents, approvals, or notices or where such violations, conflicts, breaches or defaults would not, individually or in the aggregate, have a Company Material Adverse Effect or adversely affect the ability of the Company to consummate the Merger within the timeframe in which it would be consummated in the absence of such violation, conflict, breach, default, consent, approval or notice.

          Section 3.7     Company SEC Documents, Financial Statements and Sarbanes-Oxley Compliance.

               (a) The Company has, since January 1, 2000, filed with the SEC all forms, reports, schedules, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by the Company with the SEC under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing) (the “Company SEC Documents"). The Company has made available to Parent such forms, reports and documents in the form filed with the SEC. As of their respective dates, or if amended, as of the date of the last such amendment, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) were prepared and timely filed in accordance with and complied with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company has furnished or made available to Parent and the Purchaser complete and correct copies of any correspondence with, and inquiries from, the SEC with respect to previously filed Company SEC Documents since January 1, 2000.

               (b) All of the Financial Statements (i) have been prepared from, are in accordance with, and accurately reflect the books and records of the Company and the Company Subsidiaries, (ii) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act) and (iv) fairly present the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows (subject, in the case of unaudited interim financial statements, to normal year-end adjustments) of the Company and the Company Subsidiaries for the periods referred to therein. The reserves reflected in the Financial Statements are adequate, appropriate and reasonable and have been calculated in a consistent manner in accordance with GAAP.

               (c) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

               (d) The revenues and accounts receivable recorded in the books and records of the Company and the Company Subsidiaries and reflected in the Financial Statements comply with the principles of revenue recognition set forth in AICPA SOP No. 97-2 (Software Revenue Recognition), SFAS No. 48 (Revenue Recognition When Right of Return Exists), and other applicable authoritative literature.

               (e) All accounts receivable of the Company reflected in its balance sheet of December 31, 2002 or subsequently recorded arose from valid transactions in the ordinary course of business consistent with past practice with unrelated third parties and are collectible except as are adequately reserved for in the Company’s allowance for doubtful accounts and the allowance for sales returns, reflected in its Financial Statements. The Company has received no notice or other indication that any of the Company’s accounts receivable will not be collectible in full, net of any reserves shown on such balance sheet.

               (f) The Company has implemented “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) required in order for the chief executive officer and chief financial officer of the Company to engage in the review and evaluation process mandated by the Exchange Act. The Company’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and regulations of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true, accurate and complete, and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

               (g) Since January 1, 2000, neither the Company nor any Company Subsidiary nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board of Directors or any committee thereof or to any director or officer of the Company.

          Section 3.8     Absence of Certain Changes. Except as contemplated by this Agreement and except as set forth in Section 3.8 of the Company Disclosure Schedule or disclosed in the Company SEC Documents filed prior to the date hereof, since December 31, 2002 (the “Balance Sheet Date”), each of the Company and the Company Subsidiaries has conducted its respective business only in the ordinary course of business consistent with past practice and has not:

               (a) suffered any Company Material Adverse Effect, or any event or change which is reasonably likely to have or constitute a Company Material Adverse Effect in the foreseeable future;

               (b) declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock except its normal quarterly $0.04 per share cash dividend, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company or any Company Subsidiary;

               (c) split, combined or reclassified any of the Company’s capital stock;

               (d) incurred any liabilities or obligations (absolute, accrued, contingent or otherwise), except non-material items or employee compensation and benefits, rent, utilities or taxes incurred in the ordinary course of business consistent with past practice, which exceed $50,000 for any transaction and $100,000 for any series of related transactions;

               (e) cancelled any debts or waived any claims or rights which debt, claim or right exceeded $10,000;

               (f) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrance, except for Permitted Encumbrances;

               (g) made any revaluation of any of its assets, including writing off the value of any inventory, notes or accounts receivable;

               (h) sold, transferred, or otherwise disposed of any material properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business consistent with past practice;

               (i) disposed of any Company IP Rights or permitted to lapse any material Company IP Rights, or made any material change in the Company IP Rights not licensed from a third party;

               (j) granted any increase in the compensation or benefits of executive officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan, agreement or commitment) or any increase in the compensation or benefits payable or to become payable to any executive officer or employee, (other than general increases in wages to employees who are not officers, directors or affiliates that are made in the ordinary course of business consistent with past practice), or took any action to accelerate, amend or change the period of vesting or exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

               (k) except in the ordinary course of business, made any single capital expenditure or commitment in excess of $10,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures and commitments in excess of $200,000;

               (l) granted or agreed to grant any exclusive license, or, except in the ordinary course of business, entered into or agreed to enter into any distribution, marketing, or sales agreement;

               (m) (i) made any change in any method of accounting, method of accounting principles or practice as required by concurrent changes in GAAP or (ii) made any Tax election or changed any Tax election already made, adopted any Tax accounting method, changed any Tax accounting method, entered into any closing agreement or settled any claim or assessment relating to Taxes or consented to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

               (n) received any communication from Nasdaq with respect to delisting the Shares;

               (o) entered into any Contract relating to its assets or business (including any acquisition or disposition of assets or any property), having a stated Contract amount or otherwise potentially involving commitments or entitlements of the Company or any of the Company Subsidiaries of more than $25,000 for any transaction and $100,000 for any series of transactions, except with respect to end user license agreements or service plans entered into in the ordinary course of business; or

               (p) agreed, whether in writing or otherwise, to take any action described in this section.

          Section 3.9     No Undisclosed Liabilities. Except as disclosed in the Financial Statements or the Company SEC Documents and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company or any Company Subsidiary or in the notes thereto.

          Section 3.10     Litigation. Except as set forth in Section 3.10 of the Company Disclosure Schedule, there is no action, suit, claim, charge, inquiry, proceeding, including, without limitation, arbitration proceeding or alternative dispute resolution proceeding, or investigation pending, or, to the Knowledge of the Company, threatened by or before any Governmental Entity against, relating to, affecting or naming as a party thereto the Company, any Company Subsidiary, any of the Company’s properties or any of the Company’s officers or directors (in their capacities as such) or seeking to restrain, enjoin, alter or delay the consummation of the Merger or the Transactions; and, to the Knowledge of the Company, there is no valid basis for any such suit, claim, action or proceeding. There is no judgment, decree or order against the Company, any Company Subsidiary or any of the Company’s officers or directors (in their capacities as such) that could prevent, enjoin, alter or delay the consummation of the Merger or the Transactions. There is no litigation that the Company or any Company Subsidiary has pending against other parties. There are no pending or, to the Knowledge of the Company, threatened or anticipated claims that would require indemnification by or on behalf of the Company or any Company Subsidiary and the Company has no Knowledge of any basis for such claims.

          Section 3.11     Employee Benefit Plans; ERISA.

               (a) Except as disclosed in the Company SEC Documents, or in Section 3.11(a) of the Company Disclosure Schedule since the Balance Sheet Date through the date of this Agreement, there has not been any adoption or amendment (or an agreement to adopt or amend) in any material respect by the Company or any Company Subsidiary of any of the Benefit Plans. Except as disclosed in the Company SEC Documents, or in Section 3.11(a) of the Company Disclosure Schedule, there exist, as of the date hereof, no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company, and any current or former employee, consultant, officer or director of the Company with respect to which the Company has, or could have, any liabilities or obligations. The Company does not have any commitment to establish any new Benefit Plan, to modify any Benefit Plan or employee agreement (except to the extent required by law or to conform any such Benefit Plan or employee agreement to the requirements of any applicable law), or to adopt any Benefit Plan or employee agreement.

               (b) Section 3.11(b) of the Company Disclosure Schedule contains a list and brief description of all Pension Plans, “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other Benefit Plans sponsored, maintained, contributed to or required to be contributed to, by the Company or any Commonly Controlled Entity for the benefit of any current or former employees, officers, consultants or directors of the Company or any Company Subsidiary. Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, the Company has made available to Parent true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required (together with all summaries of modifications issued with respect thereto), (iv) each trust agreement and group annuity contract relating to any Benefit Plan, (v) the most recent actuarial valuation report with respect to each Benefit Plan (if any such report was required) and (vi) all material contracts and employee communications relating to each Benefit Plan. Each Benefit Plan has been administered in accordance with its terms and the Company and all the Benefit Plans are all in material compliance with applicable provisions of ERISA, the Code and other applicable laws.

               (c) Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, all Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, a true, complete and correct copy of each such determination letter has been provided to Parent, and no such determination letter has been revoked nor has any event occurred since the date of the most recent determination letter or application therefor for each Pension Plan that would adversely affect its qualification or materially increase its costs.

               (d) Neither the Company, nor any Company Subsidiary, nor any Commonly Controlled Entity has at any time maintained, contributed or been obligated to contribute to any Benefit Plan that is subject to Title IV of ERISA, including without limitation any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

               (e) Except as set forth in Section 3.11(e) of the Company Disclosure Schedule, no current or former employee, officer, consultant or director of the Company or any Company Subsidiary will be entitled to any additional compensation or benefits or any acceleration of the time of payment, vesting or exercisability or any other enhancement of any compensation or benefits under any Benefit Plan as a result of the Transactions or the Stock Option Agreement.

               (f) Except as disclosed in Section 3.11(f) of the Company Disclosure Schedule, the deduction of any amount payable pursuant to the terms of the Benefit Plans will not be subject to disallowance under Section 280G or 162(m) of the Code.

               (g) Except as disclosed in Section 3.11(g) of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) by any employee, consultant, officer or director of the Company or any Company Subsidiary would be an Excess Parachute Payment. No such person is entitled to receive any Parachute Gross-Up Payment and the Company Board of Directors has not granted to any officer, director, consultant or employee of the Company any right to receive any Parachute Gross-Up Payment.

               (h) No Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees, officers, consultants or directors of the Company, any Company Subsidiary or any Commonly Controlled Entity after retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death, termination of service, or retirement benefits under any Pension Plan, (iii) deferred compensation benefits accrued as liabilities on the books of the Company, such Company Subsidiary or any Commonly Controlled Entity, (iv) benefits, the full cost of which is borne by the current or former employee, officer, consultant or director (or his beneficiary), (v) life insurance benefits for which the employee, officer, consultant or director dies while in service with the Company or (vi) any stock options that may be exercised after termination of employment or the consulting engagement.

               (i) There are no pending or, to the Company’s Knowledge, threatened or anticipated claims by or on behalf of any Benefit Plan, by any employee or beneficiary under any Benefit Plan or otherwise involving any Benefit Plan (other than routine and immaterial claims for benefits).

               (j) Except as set forth in Section 3.11(j) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary, any Commonly Controlled Entity, any of the Benefit Plans, any trust created thereunder nor any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company or any Company Subsidiary could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) or ERISA or a tax imposed pursuant to section 4975, 4976, or 4980B of the Code.

               (k) With respect to each Benefit Plan that is subject to the laws or applicable customs or rules of relevant jurisdictions other than the United States, each such Benefit Plan has been administered at all times and in all material respects in accordance with its terms.

          Section 3.12     Taxes.

               (a) Except as set forth in Section 3.12 of the Company Disclosure Schedule or with respect to amounts which are not material to the Company:

(i) the Company and all Company Subsidiaries (x) have duly filed (or there have been filed on their behalf) with the appropriate Tax Authorities all Tax Returns (as hereinafter defined) required to be filed by them, and such Tax Returns are true, correct and complete in all material respects and (y) have duly paid in full (or there has been paid on their behalf), all Taxes that are due and payable;

(ii) there are no liens for Taxes upon any property or assets of the Company or any Company Subsidiary thereof, except for liens for Taxes not yet due;

(iii) no Federal, state, local or foreign Audits are pending with regard to any material Taxes or Tax Returns of the Company or any Company Subsidiary and to the best Knowledge of the Company and the Company Subsidiaries no such Audit is threatened;

(iv) the Federal income Tax Returns of the Company and the Company Subsidiaries have been examined by the applicable Tax Authorities (or the applicable statutes of limitation for the assessment of Taxes for such periods have expired) for all periods through and including 1998, and as of the date hereof no adjustments have been asserted as a result of such examinations which have not been (x) resolved and fully paid, or (y) reserved on the Financial Statements in accordance with GAAP;

(v) neither the Company nor any Company Subsidiary is a party to any agreement providing for the allocation, indemnification, or sharing of Taxes;

(vi) neither the Company nor any Company Subsidiary has been a member of any “affiliated group” (as defined in section 1504(a) of the Code) other than the affiliated group of which Company is the “parent” and is not subject to Treas. Reg. 1.1502-6 (or any similar provision under foreign, state, or local law) for any period other than in connection with the affiliated group of which the Company is the “parent;”

(vii) The charges, accruals and reserves for Taxes with respect to the Company and the Company Subsidiaries reflected on the books of the Company and the Company Subsidiaries (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate under GAAP to cover Tax liabilities accruing through the date hereof and as of the Closing Date;

(viii) No member of the “affiliated group” (as defined in Section 1504(a) of the Code) of which the Company is the common parent has recognized any gain in connection with any intercompany transaction that has been and is as of the date hereof deferred for Federal, state, local or foreign income tax purposes;

(ix) Neither the Company nor any Company Subsidiary is or has been a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code;

(x) The Company has delivered or made available to Parent and the Purchaser complete and accurate copies of each of (i) all Audit reports, letter rulings, technical advice memoranda and similar documents issued by a Tax Authority relating to Taxes due from or with respect to the Company or any Company Subsidiary and (ii) all closing agreements entered into by the Company or any Company Subsidiary with any Tax Authority, in each case existing on the date hereof;

(xi) Neither the Company nor any Company Subsidiary has received notice of any claim made by an authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

(xii) Neither the Company nor any Company Subsidiary has (i) made any change in Tax elections, (ii) received a ruling from any Tax Authority or signed an agreement with respect thereto or (iii) signed any closing agreement with respect to any Tax year; and

(xiii) Neither the Company nor any Company Subsidiary has waived any statutory period of limitations for the assessment of any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, which is currently outstanding, nor is any request to so waive or extend currently outstanding.

          Section 3.13     Contracts.

               (a) Except for the Contracts described in Section 3.13(a) of the Company Disclosure Schedule (collectively, the “Material Contracts”), there are no outstanding Contracts to which the Company or any Company Subsidiary of the Company is a party or to which the Company or any such Company Subsidiary is bound which:

(i) relate to the purchasing of assets, products, materials, supplies or equipment, or furnishing of services, other than (x) end user license agreements entered into in the ordinary course of business for the Company Software or (y) any Contracts for amounts less than $50,000 or $100,000 in the aggregate;

(ii) expire or may be renewed at the option of any Person other than the Company so as to expire more than one year after the date of such agreement, other than (x) end user license agreements entered into in the ordinary course of business for the Company Software or (y) any Contracts for amounts less than $50,000 or $100,000 in the aggregate;

(iii) involve employment, severance, termination of employment, consulting, or retirement provision other than at-will employment or employment or consulting agreements terminable without cost to the Company except with respect to a payment under the Company’s standard severance benefit plan;

(iv) limit or purport to limit in any respect the right of the Company or any Company Subsidiary to engage in any line of business, to develop, market, distribute products or services, or to compete with any person, or granting any exclusive distribution rights;

(v) relate to the borrowing of money, making of any loans or advance or the guarantee of any such obligation of any Person, other than a wholly-owned Subsidiary of the Company;

(vi) relate to sales, distribution, advertising or marketing, other than dealer agreements entered into in the ordinary course of business pursuant to terms that are substantially similar to the terms of the Company’s standard dealer agreement, the form of which is attached to this Agreement as Exhibit D;

(vii) limit or purport to limit the ability of the Company or any Company Subsidiary to own, operate, sell, transfer, pledge, or otherwise dispose of any assets;

(viii) provide for indemnification of any Person by the Company or any of the Company Subsidiaries, other than pursuant to standard indemnification provisions in end user license agreements entered into in the ordinary course of business; or

(ix) otherwise materially affect the businesses of the Company or any such Company Subsidiary.

Complete and accurate copies of the Material Contracts have been provided or made available to Parent or its representatives.

               (b) Each of the Material Contracts is a legal, valid and binding agreement of the Company or the applicable Company Subsidiaries, enforceable by and against it in accordance with its terms, and is in full force and effect. None of the Company, any Company Subsidiary, or, to the Knowledge of the Company, the other parties thereto is in breach, default or violation (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation) of any of the material terms, conditions or provisions of a Material Contract.

               (c) The documents and information supplied by the Company to Parent or any of its Representatives with respect to relationships and volumes of business done with the significant suppliers and customers of the Company or any of the Company Subsidiaries are accurate in all material respects. During the last twelve (12) months, neither the Company nor any Company Subsidiary has received any written notices of termination or written threats of termination, or any other indication of any intention to terminate, from any of the ten largest suppliers or the 25 largest customers of the Company and the Company Subsidiaries taken as a whole. To the Knowledge of the Company, as of the date of this Agreement, no event has occurred or failed to occur which would entitle any such entity or customer to terminate such a business relationship.

          Section 3.14     Real and Personal Property.

               (a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete list of Real Property. The Real Property, together with all easements and other rights and interests appurtenant thereto, constitutes all of the real property owned, leased or occupied by the Company and any of the Company Subsidiaries in connection with the businesses of the Company and the Company Subsidiaries.

               (b) A complete and accurate copy of each Lease for each location of the Leased Real Property has been delivered or made available to Parent or its representatives (the “Leased Real Property”) and all such Leases are itemized on Section 3.14(b) of the Company Disclosure Schedule. To the Knowledge of the Company, the Company or any applicable Company Subsidiary possesses and quietly enjoys all of the Leased Real Property.

               (c) With respect to each parcel of Owned Real Property, the Company or a Company Subsidiary has good and marketable fee simple title free and clear of all Encumbrances and possessory interests of any other Person, except Permitted Encumbrances or as itemized on Section 3.14(c) of the Company Disclosure Schedule. With respect to the Leased Real Property, the Company or a Company Subsidiary has an adequate leasehold, license or similar interest in each of the Leased Real Properties free and clear of all Encumbrances, except Permitted Encumbrances or as itemized on Section 3.14 (c) of the Company Disclosure Schedule. Except as disclosed in Section 3.14(b) of the Company Disclosure Schedule, the Company is not a party to any lease, assignment or similar arrangement under which the Company is a lessor, assignor or otherwise makes available for use by any third party any portion of the Real Property.

               (d) All facilities and improvements on the Owned Real Property are, to the Knowledge of the Company, free from material defects.

               (e) Except as disclosed in the Company SEC Documents, the Company and the Company Subsidiaries own, or hold under valid leases, free and clear of all Encumbrances, except Permitted Encumbrances, all personal property, plants, machinery and equipment necessary for the conduct of the business of the Company and the Company Subsidiaries.

          Section 3.15     Potential Conflict of Interest.

               (a) Except as set forth in the Company SEC Documents filed prior to the date hereof, there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and their respective affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursements of ordinary expenses).

               (b) Except as set forth in the Company SEC Documents filed prior to the date hereof, no executive officer of the Company or any Company Subsidiary owns, directly or indirectly, any interest in (excepting not more than one percent (1%) stock holdings for investment purposes in securities of publicly-held and traded companies) or is an officer, director, employee or consultant of any person which is a competitor, lessor, lessee, customer or supplier of the Company; and no officer or director of the Company or any of Company Subsidiary (i) owns, directly or indirectly, in whole or in part, any Company IP Rights or any other Intellectual Property Rights that are necessary for the business of the Company or any Company Subsidiary, (ii) has asserted any claim, charge, action or cause of action against the Company or any Company Subsidiary, except for immaterial claims for accrued vacation pay, accrued benefits under any Benefit Plans and similar matters and agreements existing on the date hereof, and the Company has no Knowledge of any basis for such claims, charges, actions or causes of action, (iii) has made, on behalf of the Company or any Company Subsidiary, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of the Company or any Company Subsidiary, or, to the Company’s Knowledge, a relative of any of the foregoing, is a partner or Shareholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies) or (iv) owes any money to the Company or any Company Subsidiary (except for reimbursement of advances in the ordinary course of business consistent with past practice).

               (c) The Company has not, in violation of the Sarbanes-Oxley Act, directly or indirectly, including through a Company Subsidiary, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company.

          Section 3.16     Intellectual Property.

               (a) Section 3.16(a) of the Company Disclosure Schedule sets forth a complete and accurate list of Company Software. Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, the Company has delivered, licensed, or made available source code for the Company Software to a third party pursuant to terms that are substantially similar to the terms of the Company’s standard Source Code Escrow Agreement and License addendum, the form of which is attached to this Agreement as Exhibit E. Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, to the Knowledge of the Company, the Company Software is free of any severity-one types of defects that cause data corruption or system crashes. No Company Software has been the subject of any recall, litigation, or other similar action; and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall, litigation, or other similar action.

               (b) Section 3.16(b) of the Company Disclosure Schedule sets forth a true and complete list of the Registered Company IP. The Company is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each Registered Company IP listed in Section 3.16(b) of the Company Disclosure Schedule. The Registered Company IP is subsisting, in full force and effect, has not been cancelled, expired or been abandoned, has not been used, maintained, enforced or failed to be used, maintained or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any Registered Company IP.

               (c) The Company owns all right, title and interest in and to the Registered Company IP and owns all other Intellectual Property Rights in the Company Technology and Company Trademarks, free and clear of all liens and encumbrances. The Company has no Knowledge of any facts that may prejudice the validity or enforceability of the Company IP Rights.

               (d) There is no reasonable basis to allege that the conduct of the Company’s business as currently conducted or planned to be conducted infringes or violates any Intellectual Property Rights of any third party (either directly or indirectly). Section 3.16(d) of the Company Disclosure Schedule lists all U.S. and foreign patents of a third party for which: (i) the Company has obtained written opinion of counsel or (ii) the Company has received written notice of infringement or license offer.

               (e) There are no pending or, to the Knowledge of the Company, threatened claims or suits: (i) alleging that the use of the Company Technology or the Company Trademarks, or the conduct of its business infringes upon or violates Intellectual Property Rights of any third party or (ii) challenging the ownership, use, validity, or enforceability of any Company IP Rights, except in the case of paragraph (ii) for oppositions and other adversarial proceedings held in connection with the examination of patents and trademarks which would not have a Company Material Adverse Effect.

               (f) The Company has the sole and exclusive right to bring a claim or suit for past, present, and future infringement or violation of the Company IP Rights. The Company has not brought or threatened to bring any such claim or suit that remains unresolved.

               (g) Section 3.16(g) of the Company Disclosure Schedule sets forth a true and complete list of all Outbound License Agreements other than end user license agreements entered into in the ordinary course of business for the Company Software. Each Outbound License Agreement is valid and binding on the Company and, to the Knowledge of the Company, all other parties thereto and enforceable in accordance with its terms. The Company and the Company Subsidiaries are in compliance with, and have not breached, violated or defaulted (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation of) any term of such License Agreements. To the Knowledge of the Company, all other parties to such License Agreements are in compliance with, and have not breached, violated or defaulted (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation of) any term of such License Agreements. None of the Outbound License Agreements grants any third party exclusive rights or rights to sublicense to or under any Company IP Rights. Other than pursuant to end user license agreements entered into in the ordinary course of business for the Company Software, the Company has not undertaken any indemnification obligations relating to infringement or violation of any third party Intellectual Property Rights.

               (h) Section 3.16(h) of the Company Disclosure Schedule sets forth a true and complete list of all Inbound License Agreements. Each Inbound License Agreement is valid and binding on all parties thereto and enforceable in accordance with its terms. The Company and Company Subsidiaries are in compliance with, and have not breached, violated or defaulted (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation of) any material term of any such License Agreements. To the Knowledge of the Company, all other parties to such License Agreements are in compliance with, and have not breached any material term of, such License Agreements.

               (i) All of the Company Technology that was developed by or for the Company was developed by (1) employees of the Company within the scope of their employment, (2) third parties as “works-made-for-hire,” as that term is defined under Section 101 of Title 17 of United States Code (17 U.S.C. § 101), pursuant to written agreements or (3) independent contractors who have assigned their rights in such Company Technology to the Company pursuant to written agreements and, to the Knowledge of the Company, was developed without infringing or violating any third party Intellectual Property Rights.

               (j) Except as set forth in Section 3.16(j) of the Company Disclosure Schedule, all (i) current employees and officers of the Company and (ii) all former employees and officers (that were employed by the Company at any time during the last five years from the date of this Agreement) have executed a proprietary rights and confidentiality agreement or similar such agreement. Except as set forth in Section 3.16(j) of the Company Disclosure Schedule, the Company is not aware that any of the former employees of the Company (other than those referred to in Section 3.16(j)(ii)) has not executed a proprietary rights and confidentiality agreement or similar agreement or any of the current or former employees of the Company is in violation of their respective proprietary rights and confidentiality agreements.

               (k) Except as set forth in Schedule 3.16(k) of the Company Disclosure Schedule, all employees of the Company and other parties having access to any Trade Secrets related to the business of the Company as currently conducted or contemplated to be conducted have executed written nondisclosure agreements with the Company that protect the Company’s proprietary interests in and to such Trade Secrets. No Trade Secret related to the business of the Company as currently conducted or contemplated to be conducted has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement or under an obligation of confidentiality, and no party to any such nondisclosure agreement is in breach thereof.

               (l) The consummation of the Merger will not result in the loss or impairment of the Company IP Rights or any Intellectual Property Rights licensed to the Company.

               (m) No current or former shareholder, director, officer or employee of the Company (or any of their respective predecessors in interest) has or will have, after giving effect to the Merger, any legal or equitable right, title, or interest in or to, directly or indirectly, in whole or in part, any of the Company IP Rights.

          Section 3.17     Labor Matters.

               (a) The Company and each Company Subsidiary has good labor relations and there are no actions, suits, claims, labor disputes, grievances or controversies pending, or to the Knowledge of the Company, threatened involving the Company or any Company Subsidiary and any of their respective employees. There are no complaints, charges, lawsuits, arbitrations or other proceedings pending, or to the Company’s Knowledge, threatened by or on behalf of any present or former employee of the Company or any of the Company Subsidiaries alleging any claim for damages including breach of any express or implied contract of employment, wrongful termination, infliction of emotional distress or violation of any federal, state or local statutes or regulations concerning terms and conditions of employment, including, but not limited to, wages and hours, employee safety, termination of employment or workplace discrimination and harassment. To the Company’s Knowledge, since the date six years prior to the date of this Agreement, no employee of the Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by the Company and disclosing to the Company or using Trade Secrets of any other person. Since January 1, 2000, there has been no labor union organizing or attempting to organize any employees of the Company or any Company Subsidiary into one or more collective bargaining units. Neither the Company nor any Company Subsidiary is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreements or other agreement with any labor organization applicable to the employees of the Company or any Company Subsidiary and no such agreement is currently being negotiated.

               (b) Except as provided in Section 3.17(b) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries (i) are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and are not engaged in any unfair labor practice, (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not liable in any material respect for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

               (c) Neither the Company nor any of the Company Subsidiaries nor any of their respective employees, agents or representatives has engaged in an unfair labor practice as defined in the National Labor Relations Act and there is no unfair labor practice complaint or charge against the Company or any Company Subsidiary pending, or, to the Company’s Knowledge, threatened before the National Labor Relations Board or any other federal, state, local or foreign agency.

               (d) Since January 1, 2000, there has been no and there is no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of the Company or any Company Subsidiary pending, or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary.

               (e) There are no claims, charges or actions pending, or, to the Company’s Knowledge, threatened against the Company before the Equal Employment Opportunity Commission or any similar state, federal or local agency or under any worker’s compensation policy or long-term disability policy.

               (f) To the Knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law. Neither the Company nor any Company Subsidiary nor any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

               (g) Except as set forth in Section 3.17(g) of the Company Disclosure Schedule, since January 1, 2000 neither the Company nor any of the Company Subsidiaries has effectuated (i) a “plant closing” as defined in the WARN Act, affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of the Company Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of the Company Subsidiaries; nor has the Company or any of the Company Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law. Except as set forth in Section 3.17(g) of the Company Disclosure Schedule, to the Knowledge of the Company, neither the Company’s nor any of the Company Subsidiaries’ employees has suffered an “employment loss” (as defined in the WARN Act) in the ninety (90) days prior to the date of this Agreement. Except as set forth in Section 3.17(g) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have at all times properly classified each of their respective employees as employees and each of its independent contractors as independent contractors, as applicable. There is no action pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries by any Person challenging or questioning the classification by the Company of any Person as an independent contractor, including without limitation, any claim for unpaid benefits, for or on behalf of, any such Persons.

               (h) Section 3.17(h) of the Company Disclosure Schedule contains a list of the name of each officer, employee and independent contractor of the Company and any Company Subsidiary, together with such person’s (i) position or function, annual base salary or wages and (ii) incentives or bonus arrangement with respect to such person. As of the date hereof, the Company has not received any information that would lead it to reasonably believe that any such person will or may cease to be engaged by the Company or applicable Company Subsidiary for any reason, including because of the consummation of the Transactions.

          Section 3.18     Compliance with Laws and No Violation.

               (a) Except as set forth in Section 3.18 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have complied in all material respects with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all United States federal, state, local, foreign governments and agencies thereof which affect the business, properties or assets of the Company and the Company Subsidiaries. No investigation or review by any Governmental Entity is pending or, to the Company’s Knowledge, has been threatened against the Company or any of the Company Subsidiaries. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of the Company Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of the Company or any of the Company Subsidiaries, any acquisition of property by the Company or any of the Company Subsidiaries or the conduct of material business by the Company as currently conducted. All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect and the Company and the Company Subsidiaries are in compliance in all material respects with such licenses, permits and approvals.

               (b) Neither the Company nor any Company Subsidiary is in (i) breach, default or violation (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation) of any term, condition or provision of its articles of incorporation or bylaws or similar organizational documents or (ii) breach, default or violation (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation) of any federal, state, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, order, judgment, injunction, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity applicable to the Company or any Company Subsidiary or any of its material properties or assets.

          Section 3.19     Product Warranties.

          Section 3.19 of the Company Disclosure Schedule sets forth complete and accurate copies of the forms of written warranties and guaranties by the Company or any Company Subsidiary utilized with respect to the Company Software since January 1, 2000. There have not been any material deviations from such warranties and guaranties that would obligate the Company or any Company Subsidiary to provide products or services in any form or manner not consistent with the relevant specifications for the Company Software, and none of the Company, any Company Subsidiary or any of their respective salespeople, employees, distributors and agents is authorized to undertake obligations to any customer or to other third parties in excess of such warranties or guaranties.

          Section 3.20     Environmental Matters.

               (a) The Company and the Company Subsidiaries are in compliance in all material respects with Environmental Laws, including, but not limited to, compliance with any permits or other governmental authorizations or the terms and conditions thereof.

               (b) Neither the Company nor any Company Subsidiary has received any communication or notice, whether from a Governmental Entity or otherwise, alleging any violation of or noncompliance with any Environmental Laws by the Company or any Company Subsidiary or for which any of them is responsible, and there is no pending or, to the Company’s Knowledge, threatened Environmental Claim, and, to the Company’s Knowledge, there are no circumstances that may be expected to prevent or interfere with such compliance in the future.

               (c) To the Company’s Knowledge, there are no past or present facts or circumstances that are reasonably likely to form the basis of any Environmental Claim against the Company or any Company Subsidiary or against any person or entity whose liability for any Environmental Claim the Company or such Company Subsidiary have retained or assumed either contractually or by operation of law.

               (d) The Company has provided to Parent all assessments, reports, data, results of investigations or audits, or other information that is in the possession of, or reasonably available to the Company relating to environmental matters at, or the environmental condition of, the Real Property.

               (e) The Company is not required under state, or to the Knowledge of the Company, local Environmental Laws by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any governmental authority or (iv) to record or deliver to any person or entity any disclosure document or statement pertaining to environmental matters.

          Section 3.21     Information in the Proxy Statement. The Proxy Statement, at the date mailed to the Company’s shareholders and at the time of any meeting of Company shareholders to be held in connection with the Merger or as of the Effective Time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or the Purchaser expressly for inclusion in the Proxy Statement. The Proxy Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

          Section 3.22     Opinion of Financial Advisor. The Company has received the written opinion of U.S. Bancorp Piper Jaffray Inc., (“Piper Jaffray”) to the effect that, as of the date of such opinion, the Merger Consideration is fair to the Company’s shareholders from a financial point of view, and a true and complete copy of such opinion has been delivered to Parent and the Purchaser. The Company has been authorized by Piper Jaffray to permit the inclusion of such opinion in its entirety in the Proxy Statement, provided that Piper Jaffray shall have the right to review and approve in advance of filing the form and content of such opinion and any reference thereto contained in the Proxy Statement (such approval not to be unreasonably withheld).

          Section 3.23     Insurance. Each of the Company and each Company Subsidiary has policies of insurance and bonds of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Company and the Company Subsidiaries. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company and the Company Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any such policies. Section 3.23 of the Company Disclosure Schedule contains an accurate and complete list of all policies of fire, liability, workers’ compensation, and other forms of insurance maintained by the Company and each Company Subsidiary.

          Section 3.24     Minutes. The minute books of the Company and the Company Subsidiaries made available to Parent contain a complete and accurate summary in all material respects of all meetings of directors and shareholders or actions by written consent since January 1, 2000, and reflect all transactions referred to in such minutes accurately in material respects.

          Section 3.25     Brokers. No broker, investment banker, financial advisor or other person, other than Piper Jaffray, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. True and correct copies of all agreements between the Company and Piper Jaffray, including, without limitation, any fee arrangements have been provided to Parent.

          Section 3.26     Certain Business Practices. None of the Company, any Company Subsidiary or, to the Knowledge of the Company, any directors or officers, agents or employees of the Company or any Company Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iii) made any payment in the nature of criminal bribery.

          Section 3.27     Takeover Statutes. The Company Board of Directors has taken all appropriate action so that the entry into this Agreement, the Stock Option Agreement and the consummation of the Transactions shall be exempted from the provisions of Sections 60.801 to 60.816 and Sections 60.825 to 60.845 of the OBCA. No other “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute or regulation, including, without limitation, Sections 60.801 to 60.816 and 60.825 to 60.845 of the OBCA (each, a “Takeover Statute”), or any applicable anti-takeover provision in the articles of incorporation and bylaws of the Company is, or at the Effective Time will be, applicable to the Company, the Merger or the Transactions.

          Section 3.28     Full Disclosure. No representation or warranty by the Company in this Agreement and no statement by the Company in any document referred to herein (including, without limitation, the Financial Statements and the schedules and exhibits hereto), contains any untrue statements of a material fact or omits to state any material fact necessary, in order to make the statement made herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND THE PURCHASER

     Parent and the Purchaser represent and warrant to the Company as follows:

          Section 4.1 Organization. Each of Parent and the Purchaser is a corporation duly organized, validly existing under the laws of the jurisdiction of its respective incorporation or organization and, to the extent applicable, in good standing under the laws of the jurisdiction in which it is organized, has, to the extent applicable, all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as is now being conducted, except where the failure to be so organized and existing or to have such power, authority, and governmental approvals would not, individually or in the aggregate, have a material adverse effect on Parent and the Purchaser. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and the Purchaser has engaged in no business other than in connection with the transactions contemplated hereby.

          Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and the Purchaser has requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and the Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by the boards of directors of each of Parent and the Purchaser, and Parent has caused the sole stockholder of the Purchaser to have approved this Agreement, and no other corporate authority or approval on the part of Parent or the Purchaser is necessary to authorize the execution and delivery by Parent and the Purchaser of this Agreement and the consummation of the Transactions, subject only to the filing of the Articles of Merger pursuant to the OBCA and the Certificate of Merger pursuant to the DGCL. This Agreement has been duly and validly executed and delivered by Parent and the Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and the Purchaser enforceable against each of them in accordance with its terms.

          Section 4.3 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the Merger or the other Transactions, or compliance by Parent or the Purchaser with any of the provisions hereof will:

               (a) conflict with or result in any breach of any provision of the organizational documents of Parent or the certificate of incorporation or bylaws of the Purchaser;

               (b) subject to compliance with the Necessary Consents, conflict with or violate any federal, state, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, order, judgment, injunction, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity applicable to Parent or the Purchaser, or any of their properties or assets;

               (c) require any filing by Parent or the Purchaser with, or permit, authorization, consent or approval of, any Governmental Entity (except for the Necessary Consent); or

               (d) require any consent, approval or notice under, violate or result in the violation of, conflict with or result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in a right of termination or acceleration, result in the loss of a material benefit under or result in the creation of any Encumbrance upon any of its properties or assets, under any of the terms, conditions or provisions of any of its contractual obligations, except in the case of clauses (b), (c) or (d) where any failure to obtain such consents, approvals or notices, or where such violations, conflicts, breaches or defaults would not individually or in the aggregate have a material adverse effect on Parent and the Purchaser’s ability to consummate the Merger contemplated hereby.

          Section 4.4 Brokers. No broker, investment banker, financial advisor or other Person, other than Deutsche Bank Securities, Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or the Purchaser.

          Section 4.5 Funds. The Purchaser has, and will have available to it at the Effective Time sufficient funds to deliver the Merger Consideration to all of the holders of the Shares.

          Section 4.6 Information in the Proxy Statement. None of the information supplied by Parent or the Purchaser in writing expressly for inclusion or incorporated by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the time of delivery, at the time of the meeting of Company shareholders to be held in connection with the Merger and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

          Section 5.1 Interim Operations of the Company. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except to the extent that Parent and the Purchaser shall otherwise consent in writing, the Company shall, and shall cause each Company Subsidiary to carry on its business, in all material respects, in the usual, regular and ordinary course consistent with past practice, in substantially the same manner as currently conducted and in compliance in all material respects with all applicable laws and regulations, to pay its debts and Taxes when due, pay or perform other material obligations when due, and to use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) keep available the services of its present officers, employees and contractors and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings with the intention that its goodwill and ongoing business shall be unimpaired at such date.

     In addition, without limiting the generality of the foregoing, except as permitted by the terms of this Agreement or the Stock Option Agreement, without the prior written consent of Parent and the Purchaser, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do, and shall not permit any Company Subsidiary to do, any of the following:

               (a) amend its articles or certificate of incorporation or bylaws or similar organizational documents;

               (b) (i) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any Company Subsidiaries, other than Shares reserved for issuance on the date hereof pursuant to the exercise of the Options outstanding on the date hereof or as permitted under this Agreement, (ii) split, combine or reclassify the outstanding Shares or any outstanding capital stock of the Company, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock except its normal quarterly cash dividend of $0.04 per share or (iv) redeem, purchase or otherwise acquire any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares except in connection with the exercise of repurchase rights or rights of first refusal in favor of the Company with respect to Shares issued upon exercise of Options granted under the Option Plans;

               (c) (i) incur or assume any long-term or short-term indebtedness; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or (iii) make any loans, advances or capital contributions to, or investments in, any other Person;

               (d) make any change in the compensation or benefits payable or to become payable to any of its officers, directors, employees, agents or consultants or to Persons providing management services, enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

               (e) (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice; (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any Company director, officer, employee, agent or consultant, whether past or present, except pay benefits under a Benefit Plan in the ordinary course of business consistent with past practice, (iii) amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing; or (iv) offer, grant or issue any stock options or take any action to accelerate, amend or change the period of vesting or exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

               (f) permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated;

               (g) sell, transfer, lease, mortgage, pledge, license, encumber or otherwise dispose of any of its properties or assets, other than in the ordinary course of business consistent with past practice;

               (h) (i) modify, amend or terminate any of the Material Contracts; (ii) waive, release or assign any rights to claims under any of the Material Contracts; or (iii) enter into any commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets or real estate), other than in the ordinary course of business consistent with past practice;

               (i) transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any of Company IP Rights, other than nonexclusive licenses in the ordinary course of business consistent with past practice;

               (j) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

               (k) take any action that would result in a failure to maintain trading of the Shares on Nasdaq;

               (l) (i) make any change in any method of accounting, method of accounting principles or practice by the Company or any of the Company Subsidiaries, except for such change required by reason of a concurrent change in GAAP or compliance with the applicable requirements of the rules and regulations promulgated by the SEC, (ii) make any Tax election or change any Tax election already made, adopt any Tax accounting method, change any Tax accounting method, enter into any closing agreement or settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment or (iii) revalue any of its assets, except as required by GAAP, applicable accounting requirements or the published rules and regulations of the SEC with respect thereto in effect during the periods involved;

               (m) pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations (i) in the ordinary course of business consistent with past practice or (ii) reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company;

               (n) (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger) or (ii) acquire or agree to acquire by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company or enter into any, strategic partnerships or alliances;

               (o) take any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

               (p) subject Parent or the Surviving Corporation or any of their respective Subsidiaries to any non-compete or other restriction on any of their respective businesses following the Closing;

               (q) enter into any agreement or commitment the effect of which would be to grant to a third party following the Merger any actual or potential right of license of any material Intellectual Property Rights except for end user license agreements entered into in the ordinary course of business; and

               (r) neither the Company nor any Company Subsidiary will enter into any written or oral agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

          Section 5.2 Acquisition Proposals.

               (a) No Solicitation. The Company agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Persons with respect to any Acquisition Proposal. Except as provided in Section 5.2(c), the Company shall not, and shall not authorize or permit its Representatives to, directly or indirectly (i) initiate, solicit or encourage (including, without limitation, by way of furnishing information), or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into or participate in negotiations or discussions with, or provide any information or data to, any Person (other than Parent, the Purchaser or any of their respective affiliates or representatives) relating to any Acquisition Proposal, (iii) make or authorize any statement, recommendation or solicitation in support of, or approve, any Acquisition Proposal, (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby or (v) grant any waiver or release under any standstill or similar agreement with respect to any equity securities of the Company or any of the Company Subsidiaries. Any violation of the foregoing restrictions by any of the Company’s Representatives shall be deemed to be a breach of this Agreement by the Company, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company.

               (b) Notification of Unsolicited Acquisition Proposals. The Company shall promptly (within 24 hours) notify Parent and the Purchaser orally and in writing if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or any of its Representatives, in each case in connection with any Acquisition Proposal or the possibility or consideration of making an Acquisition Proposal indicating, in connection with such notice, the name of the Person making such Acquisition Proposal and the material terms and conditions of any proposals or offers. The Company agrees that it shall keep Parent and the Purchaser informed, on a current basis, of the status and terms of any Acquisition Proposal. The Company shall provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board of Directors) of any meeting of the Company Board of Directors at which its Board of Directors is reasonably expected to discuss or consider any Acquisition Proposal.

               (c) Superior Proposals. Notwithstanding the foregoing, the Company may furnish information concerning its business, properties or assets to any Person pursuant to an executed confidentiality agreement with terms (i) no less favorable to the Company than those contained in the Confidentiality Agreement, (ii) which shall not include any provision calling for any exclusive right to negotiate with such party and which (iii) shall not have the effect of prohibiting the Company from satisfying its obligations hereunder, and may negotiate and participate in discussions and negotiations with such Person concerning an Acquisition Proposal if, but only if, (x) such entity or group has on an unsolicited basis, and in the absence of any violation of this Section 5.2 by the Company or any of its Representatives, submitted a bona fide written Acquisition Proposal to the Company and (y) in the good faith opinion of the Company Board of Directors, only after consultation with independent outside legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would cause the Company Board of Directors to violate its fiduciary duties to the Company’s shareholders under applicable law. The Company shall promptly provide to Parent any material non-public information regarding the Company provided to any other party which was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other party.

               (d) Change of Recommendation. In response to the receipt of a Superior Proposal, the Company Board of Directors may withhold, withdraw, amend or modify its recommendation in favor of the Merger, and, in the case of a Superior Proposal that is a tender or exchange offer made directly to its shareholders, may recommend that its shareholders accept the tender or exchange offer (any of the foregoing actions, whether by the Company Board of Directors or a committee thereof, a “Change of Recommendation”), if all of the following conditions in clauses (i) through (iv) are met:

(i) A Superior Proposal with respect to the Company has been made and has not been withdrawn;

(ii) The Company Shareholders’ Meeting has not occurred;

(iii) The Company shall have (A) delivered to Parent written notice (a “Change of Recommendation Notice”) at least four business days prior to publicly effecting such Change of Recommendation, which notice shall state expressly (1) that it has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal and the identity of the person or group making the Superior Proposal, and (3) that it intends to effect a Change of Recommendation and the manner in which it intends (or may intend) to do so, (B) provided to Parent a copy of all written materials delivered to the person or group making the Superior Proposal in connection with such Superior Proposal, and (C) made available to Parent all materials and information made available to the person or group making the Superior Proposal in connection with such Superior Proposal, together with a complete list identifying all such materials and information furnished to such person or group; and

(iv) The Company Board of Directors has concluded in good faith, after receipt of advice of its outside independent legal counsel, that, in light of such Superior Proposal, the failure of the Company Board of Directors to effect a Change of Recommendation would result in a violation of its fiduciary obligations to its shareholders under applicable law.

After delivering the Change of Recommendation Notice, the Company shall provide Parent a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement, and negotiate in good faith with respect thereto, as would enable the Company to proceed with its recommendation to shareholders without making a Change of Recommendation.

               (e) Compliance with Tender Offer Rules. Notwithstanding the foregoing, nothing contained in this Section 5.2 or any other provision hereof shall prohibit the Company or the Company Board of Directors from taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act; provided, however, that the Company Board of Directors shall not in any case make a Change of Recommendation except in accordance with Section 5.2(c).

               (f) Continuing Obligation to Call, Hold and Convene Shareholders’ Meeting. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement shall be terminated in accordance with its terms, the Company shall be obligated to call, give notice of, convene and hold the Company Shareholders’ Meeting, regardless of the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or of any Change of Recommendation.

ARTICLE VI

ADDITIONAL AGREEMENTS

          Section 6.1 Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company will prepare and file with the SEC the preliminary Proxy Statement relating to the approval of this Agreement and the Merger by the shareholders of the Company. Parent and the Company will provide each other with any information which may be required in order to effectuate the preparation and filing of the preliminary Proxy Statement. The Company shall cooperate and provide Parent (and its counsel) with a reasonable opportunity to review and comment on the preliminary Proxy Statement, any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and will provide Parent with a copy of all such filings made with the SEC. The Company will notify Parent upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the preliminary Proxy Statement. The Company shall cooperate and provide Parent and the Purchaser (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such statement with the SEC, and will provide Parent and the Purchaser with a copy of all such filings made with the SEC. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall file with the SEC a revised Proxy Statement and will use all reasonable bests efforts to have it cleared by the SEC as soon thereafter as practicable. The Company will cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time after it is cleared by the SEC.

          Section 6.2 Meeting of Shareholders of the Company.

               (a) Promptly after the Proxy Statement is cleared by the SEC, the Company will convene the Company Shareholders’ Meeting to be held as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company will use all reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger, and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of Nasdaq and the OBCA to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders’ Meeting if as of the time for which the Company Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting. The Company shall ensure that the Company Shareholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Company Shareholders’ Meeting are solicited in compliance with the OBCA, its articles of incorporation and bylaws, Nasdaq rules and all other applicable law.

               (b) Except to the extent expressly permitted by Section 5.2(c): (i) the Proxy Statement shall include a statement to the effect that the Company Board of Directors has unanimously recommended that the Company’s shareholders vote in favor of approval of this Agreement and the Merger at the Company Shareholders’ Meeting, (ii) the Company Board of Directors shall unanimously recommend that the Company’s shareholders vote in favor of the approval of this Agreement and the Merger at the Company Shareholders’ Meeting and (iii) neither the Company Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Company Board of Directors that the Company’s shareholders vote in favor of the approval of this Agreement and the Merger.

               (c) Once the Company Shareholders’ Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Shareholders’ Meeting (other than for the absence of a quorum) without the consent of Parent. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.2(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or interest in an Acquisition Proposal or any Change of Recommendation. Notwithstanding any Change of Recommendation, this Agreement and the Merger shall be submitted to the shareholders of the Company at the Company’s Shareholders’ Meeting for the purpose of approving the Agreement and the Merger and nothing contained herein shall be deemed to relieve the Company of such obligation.

          Section 6.3 Notification of Certain Matters. The Company shall give prompt notice to Parent, and the Purchaser and Parent and the Purchaser shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time or (ii) any condition set forth in Article VII to be unsatisfied at any time from the date hereof to the Effective Date (except to the extent it refers to a specific date) and (b) any failure of the Company, the Purchaser or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties or the conditions to the obligations of the parties hereto.

          Section 6.4 Access; Confidentiality. From the date hereof until the Effective Time, upon reasonable notice, the Company shall (and shall cause each of the Company Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent and the Purchaser reasonable access, at reasonable times, to (i) all of the properties, books, analyses, projections, plans, systems, contracts, commitments, records, notices, personnel offices and other facilities of the Company and the Company Subsidiaries to obtain all information concerning their business, including the status of product development efforts, properties, results of operations and their personnel and (ii) the appropriate individuals (including management, personnel, attorneys, accountants and other professionals) for discussion of the business, properties, prospects and personnel of the Company and the Company Subsidiaries as Parent may reasonably request. During such period, the Company shall (and shall cause each of the Company Subsidiaries to), subject to any limitations imposed by law with respect to records of employees, furnish promptly to Parent and the Purchaser (x) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (y) all other information concerning its business, properties and personnel as Parent or the Purchaser may reasonably request. No information or knowledge obtained by Parent or Purchaser in any investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty of the Company contained herein or the conditions to the obligation of the Company to consummate the Merger. The parties will hold any information which is non-public in confidence in accordance with the terms of the Confidentiality Agreement and, in the event this Agreement is terminated for any reason, the parties shall promptly return or destroy such information in accordance with the Confidentiality Agreement.

          Notwithstanding the foregoing, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the Transactions, provided, however, that neither party (nor any employee, representative or other agent thereof) may disclose any information that is not relevant to understanding the tax treatment and tax structure of the Transactions (including the identity of any party and any information that could lead another to determine the identity of any party), or any information to the extent that such disclosure could result in a violation of any federal or state securities law.

          Section 6.5 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without prior written consent of each of the other parties to this Agreement, except as such party determines may be required by law or by any listing agreement with or listing rules of a national securities exchange or trading market or by the listing rules of The London Stock Exchange or Nasdaq, in which case, the party proposing to issue such press release or make such public announcement shall use all reasonable efforts to consult in good faith with the other party before issuing such press release or making such public announcements.

          Section 6.6 Directors’ and Officers’ Insurance and Indemnification.

               (a) For a period of six years after the Effective Time, Parent shall, or shall cause the Surviving Corporation (or any successor to the Surviving Corporation) to, indemnify, defend and hold harmless the officers and directors of the Company immediately prior to the Effective Time against all losses, claims, damages, liabilities, costs, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of Parent or the Surviving Corporation, which consent shall not unreasonably be withheld)) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permissible under applicable provisions of the OBCA, the terms of the Company’s articles of incorporation or bylaws, and under any agreements as in effect at the date hereof (true and correct copies of which have been previously provided to Parent).

               (b) Parent or the Surviving Corporation will use its commercially reasonable efforts to maintain the Company’s existing D&O Insurance for a period of not less than six years after the Effective Time; provided, however, that Parent may substitute or cause to be substituted therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such directors or officers; provided, further, that if the existing D&O Insurance expires or is terminated or cancelled during such period, then Parent or the Surviving Corporation shall use all reasonable efforts to obtain substantially similar D&O Insurance; provided further, however, that in no event shall Parent be required to pay premiums for insurance under this Section 6.6(b) in excess of 150% of the annual premium currently paid by the Company for such coverage which true and correct amounts are set forth in Section 6.6(b) of the Company Disclosure Schedule; and provided, further, that if Parent or the Surviving Corporation is unable to obtain the amount of insurance required by this Section 6.6(b) for such premium, Parent or the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium not in excess of 150% of such current premium.

          Section 6.7 Reasonable Efforts.

               (a) Subject to the terms and conditions as herein provided, the Company, Parent and the Purchaser shall each comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity to achieve the satisfaction of the conditions set forth in Article VII, and to consummate and make effective the Merger and the Transactions. Prior to the Closing, upon the terms and subject to the conditions of this Agreement, the Purchaser and the Company agree to use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary and appropriate, under applicable laws to consummate and make effective the Merger and the Transactions as promptly as practicable including, but not limited to (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the Transactions and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity and (ii) the satisfaction of applicable conditions to Closing. In addition, no party hereto shall take any action after the date hereof that would reasonably be expected to delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing.

               (b) Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement. Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding the Merger and the Transactions unless otherwise prohibited by law. If any party hereto or affiliate thereof receives a request for additional information or documentary material from any such Government Entity with respect to the Merger or the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of this Agreement or consummation of the Merger and the Transactions, the Company shall use its commercially reasonable efforts to effect such transfers.

               (c) Notwithstanding the foregoing, nothing in this Agreement shall: (i) require the Purchaser to defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of the Merger or the Transactions or (ii) require any party to waive or exercise any right hereunder which is waivable or exercisable in the sole discretion of such party.

               (d) Notwithstanding the foregoing, or any other covenant herein contained, in connection with the receipt of any necessary approvals under the HSR Act, neither Parent nor the Company shall be required to divest or hold separate or otherwise take or commit to take any action that limits Parent’s or Company’s freedom of action with respect to, or their ability to retain, the Company or any material portions thereof or any of the businesses, product lines, properties or assets of the Company (an “Action of Divestiture”).

               (e) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Parent and the Purchaser shall use all commercially reasonable efforts to take, or cause to be taken, all such necessary actions.

          Section 6.8 State Takeover Laws. If any Takeover Statute, or any applicable anti-takeover provision in the articles of incorporation or bylaws of the Company becomes or is deemed to become applicable to the Company or the acquisition of Shares pursuant to the Merger, or the Transactions, including pursuant to any Voting Agreement or the Stock Option Agreement, then the Company Board of Directors shall use its reasonable best efforts to cause such statute to be inapplicable to the foregoing.

          Section 6.9 Subsequent Financial Statements. To the extent reasonably practicable, the Company shall consult with Parent prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any SEC Documents after the date of this Agreement, it being understood that Parent shall have no liability by reason of such consultation.

          Section 6.10 Target Achievement Plan. The Company’s Target Achievement Plan for 2003, as in effect on the date hereof, will continue pursuant to its terms without amendment or modification through December 31, 2003, except for any amendment or modification required by applicable law.

ARTICLE VII

CONDITIONS

          Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, the Purchaser and the Company, as the case may be, to the extent permitted by applicable law:

               (a) Company Shareholder Approval. This Agreement and the Merger shall have been duly approved by the requisite vote under applicable law by the shareholders of the Company.

               (b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger (which illegality or prohibition would have a material impact on Parent and its Subsidiaries, on a combined basis with the Company and the Company Subsidiaries, if the Merger were consummated notwithstanding such statute, rule, regulation, executive order, decree, injunction or other order).

               (c) HSR Approval. All waiting periods (and any extension thereof) under the HSR Act relating to the Merger and the transactions contemplated hereby will have expired or terminated early. All material foreign antitrust approvals required to be obtained prior to the Merger in connection with the Merger and the transactions contemplated hereby shall have been obtained.

               (d) No Governmental Restriction. There shall not be any pending or threatened suit, action or proceeding asserted by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the transactions contemplated hereby, or (ii) seeking to require Parent or the Company or any Subsidiary or affiliate to effect an Action of Divestiture.

          Section 7.2 Additional Conditions to the Obligations of Parent and Purchaser. The obligations of Parent and the Purchaser to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent or the Purchaser:

               (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded. Parent and the Purchaser shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer of the Company.

               (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent and the Purchaser shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer of the Company.

               (c) Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date hereof and be continuing.

               (d) No Litigation. No litigation shall have commenced and be continuing or been threatened in writing which seeks to prevent, enjoin, alter or delay consummation of the Merger or the other transactions contemplated under this Agreement, or which seeks material damages in connection with the Merger or the other transactions contemplated hereby.

               (e) Material Consents. All consents, permits and approvals of Governmental Entities and other private third parties listed in Section 7.2(e) of the Company Disclosure Schedule shall have been obtained with no material adverse conditions attached and no material expense imposed on the Company.

          Section 7.3 Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

               (a) Representations and Warranties. The representations and warranties of Parent and the Purchaser contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule, if any, made or purported to have been made after the execution of this Agreement shall be disregarded. The Company shall have received a certificate with respect to the foregoing, with respect to the representations and warranties of Parent, signed by an authorized officer of Parent and a certificate with respect to the foregoing, with respect to the representations and warranties of the Purchaser, signed by an authorized officer of the Purchaser.

               (b) Agreements and Covenants. Parent and the Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized officer of Parent and a certificate with respect to the foregoing signed on behalf of the Purchaser, with respect to the covenants of the Purchaser, by an authorized officer of the Purchaser.

ARTICLE VIII

TERMINATION

          Section 8.1 Termination. This Agreement may be terminated any time before the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approval of the shareholders of the Company:

               (a) by mutual written consent of Parent and the Company;

               (b) by either Parent or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other non-appealable final action, in each case permanently restraining, enjoining or otherwise prohibiting the Merger or the Transactions;

               (c) by either Parent or the Company if the Merger has not been consummated by December 31, 2003; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date;

               (d) by either Parent or the Company if the required approval of the shareholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company shareholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company where the failure to obtain the approval of the Company’s shareholders shall have been caused by the action or failure to act of the Company, and such action or failure to act constitutes a material breach by the Company of this Agreement;

               (e) by Parent (at any time prior to the approval of this Agreement and the Merger by the required vote of the shareholders of the Company) if a Triggering Event with respect to the Company shall have occurred;

               (f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, which breach is not cured or, by its nature can not be cured, within 30 days following written notice from the Company;

               (g) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or the Purchaser set forth in this Agreement, or if any representation or warranty of Parent or the Purchaser shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, which breach is not cured or, by its nature cannot be cured, within 30 days following written notice from Parent or the Purchaser; or

               (h) by the Company, if, prior to the approval of this Agreement and the Merger by the required vote of the shareholders of the Company, the Company Board of Directors has provided written notice to Parent that the Company intends to enter into a binding written agreement for a Superior Proposal (with such termination becoming effective only upon the Company entering into such binding written agreement); provided, however, that (i) the Company shall have complied with Section 5.2 in all material respects; (ii) the Company shall have delivered to Parent a Change of Recommendation Notice with respect to such Superior Offer and such Change of Recommendation Notice complies with the requirements of Section 5.2; (iii) Parent does not make, within four (4) business days after receipt of the Company’s written notice pursuant to this Section 8.1(h), an offer that the Company Board of Directors shall have reasonably concluded in good faith (following consultation with its financial advisor and independent outside counsel) is at least as favorable to the shareholders of the Company as such

Superior Proposal; (iv) the Company Board of Directors shall have received an opinion from Piper Jaffray or an additional investment banking firm of national reputation to the effect that the consideration to be provided to the shareholders of the Company by such Superior Proposal is superior from a financial point of view to that provided by the Merger Consideration; and (v) the Company pays the Termination Fee in accordance with Section 8.2(b) concurrently with entering into such binding written agreement.

          Section 8.2 Effect of Termination.

               (a) Notice. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, the Purchaser or the Company, except (i) as set forth in Section 6.4 or this Section 8.2 and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

               (b) Termination Fee.

(i) If this Agreement is terminated by Parent pursuant to Sections 8.1(e) or (f) (but only if the breach referred to in Section 8.1(f) is a willful breach), or by the Company pursuant to Section 8.1(h), the Company shall promptly, but in no event later than (x) two business days after the date of such termination in the case of a termination by Parent and (y) in accordance with the last sentence of Section 8.1(h) in the case of a termination by Company under such Section, pay Parent a fee equal to $3,500,000 (“Termination Fee"), plus an amount equal to the Purchaser’s reasonable actual and documented out-of-pocket expenses incurred by Parent and the Purchaser in connection with the Transactions (the “Expenses") in accordance with Section 8.2(c). In no event will the Company be required to reimburse Parent Expenses in excess of $250,000.

(ii) If this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 8.1(c) (excepting a termination for failure to have received requisite approval pursuant to Section 7.1(c) hereof) or 8.1(d), the Company shall pay the Termination Fee plus Expenses if, following the date hereof and prior to the termination of this Agreement, there has been public disclosure of an Acquisition Proposal with respect to the Company and within 12 months following the termination of this Agreement the Company enters into an agreement providing for an acquisition of the Company. Such payment shall be made concurrently with entering into such agreement, and in accordance with Section 8.2(c).

               (c) Payments. All amounts payable under Section 8.2(b) shall be paid in immediately available funds by wire transfer to such account as Parent may designate in writing to the Company free and clear of any withholding Taxes provided that Parent shall provide a Form W-8 BEN or similar form on a protective basis certifying that if the payment of the Termination Fee or Expenses were deemed to be United States source income, such payments would be exempt from withholding tax under the United Kingdom-U.S. Income Tax Treaty.

ARTICLE IX

MISCELLANEOUS

          Section 9.1 Amendment and Modification. Subject to applicable law and as otherwise provided in the Agreement, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors or equivalent governing bodies, but, after the approval of this Agreement by the Company’s shareholders, no amendment shall be made which by law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 9.2 Non-survival of Representations and Warranties. The representations and warranties of the Company, Parent and the Purchaser contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

          Section 9.3 Expenses. Except as expressly set forth in Section 8.2(b), all fees, costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such fees, costs and expenses.

          Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a) if to Parent or the Purchaser, to:

c/o The Sage Group plc Sage House Benton Park Road Newcastle upon Tyne England NE7 7LZ Attention: Michael Robinson Telephone No.: +44 (0) 191 255 3000 Facsimile No.: +44 (0) 191 255 0306

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1100 Palo Alto, California 94301 Attention: Marc R. Packer, Esq. Telephone: (650) 470-4500 Facsimile: (650) 470-4570

and

               (b) if to the Company, to:

Timberline Software Corporation 15195 NW Greenbrier Parkway Beaverton, OR 97006 Attention: Curtis L. Peltz Telephone No.: (503) 690-6775 Facsimile No.: (503) 690-7498

with a copy to:

Foster Pepper Tooze LLP 101 SW Main St., 15th Floor Portland, Oregon 87204 Attention: Kenneth E. Roberts, Esq. Telephone No.: (503) 221-0607 Facsimile No.: (503) 221-1510

          Section 9.5 Definitions and Interpretation. Definition and certain other interpretative provisions are contained in Annex A to this Agreement.

          Section 9.6 Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, or xerographically or electronically by their respective attorneys, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

          Section 9.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and Annex A:

               (a) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof (provided that the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement); and

               (b) except as provided in Section 6.6, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          Section 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger and the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

          Section 9.9 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          Section 9.10 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof, provided, however, that the laws of the respective jurisdictions of incorporation of each of the parties shall govern the relative rights, obligations, powers, duties and other internal affairs of such party and its Board of Directors. Exclusive venue for any proceeding arising out of or in connection with this Agreement shall be either the U.S. District Court for the District of Oregon or the United States District Court for the District of Delaware or the courts of the State of Delaware and both parties hereby submit to the jurisdictions of such courts.

          Section 9.11 Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) to Parent and one or more direct or indirect wholly-owned Subsidiaries of Parent, or (iii) to one or more direct or indirect wholly-owned Subsidiaries of Parent. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          Section 9.12 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          Section 9.13 No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

          Section 9.14 Waiver of Jury Trial. EACH OF PARENT, THE COMPANY AND THE PURCHASER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, THE COMPANY OR THE PURCHASER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

THE SAGE GROUP PLC

By	/s/ Paul Walker

Name:	Paul Walker
Title:	CEO

BEST ACQUISITION CORP.

By	/s/ Paul Walker

Name:	Paul Walker
Title:	CEO

TIMBERLINE SOFTWARE CORPORATION

By	/s/ Curtis Peltz

Name:	Curtis Peltz
Title:	CEO

Signature page to Agreement and Plan of Merger

ANNEX A

          Section 1.1.     Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

          "1987 Plan” means the Company’s 1987 Non-Qualified Stock Option Plan, as amended.

          "1989 Plan” means the Company’s 1989 Non-Qualified Stock Option Plan.

          "1993 Plan” means the Company’s 1993 Stock Incentive Plan.

          "1998 Plan” means the Company’s 1998 Stock Incentive Plan, as amended.

          "2000 Plan” means the Company’s 2000 Stock Incentive Plan.

          "Acquisition Proposal” means any tender or exchange offer involving the Company, any proposal for a merger, consolidation or other business combination involving the Company, any proposal or offer to acquire in any manner an interest in excess of 15% of the outstanding equity securities or a substantial portion of the business or assets of, the Company (other than immaterial or insubstantial assets or inventory in the ordinary course of business), any proposal or offer with respect to any recapitalization or restructuring with respect to the Company or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company other than pursuant to the transactions to be effected pursuant to this Agreement.

          "Action of Divestiture” has the meaning set forth in Section 6.7(d).

          "Agreement” has the meaning set forth in the recitals.

          "Articles of Merger” means articles of merger to be executed and filed with the Secretary of State of the State of Oregon as provided in the OBCA.

          "Audit” means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

          "Balance Sheet Date” has the meaning set forth in Section 3.8.

          "Benefit Plans” means any employment or consulting agreement, collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right or other stock-based incentive, retirement, vacation, severance, change in control or termination pay, disability, death benefit, hospitalization, medical or other insurance or any other plan, program, agreement, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer, consultant or director of the Company.

          "Certificate of Merger” means a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware as provided in the DGCL.

          "Certificates” means a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares.

          "Change of Recommendation” has the meaning set forth in Section 5.2(d).

          "Closing” means the closing of the Merger.

          "Closing Date” has the meaning set forth in Section 1.4.

1

          "Code” means the Internal Revenue Code of 1986, as amended.

          "Commonly Controlled Entity” means any Company Subsidiary or any person or entity that, together with the Company or any Company Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or 4001(b) of ERISA.

          "Company” has the meaning set forth in the Recitals.

          "Company Board of Directors” has the meaning set forth in the Recitals.

          "Company Disclosure Schedule” has the meaning given to it in Article III.

          "Company IP Rights” means all Intellectual Property Rights in the Registered Company IP and all other Intellectual Property Rights in the Company Technology and Company Trademarks other than third party Intellectual Property Rights.

          "Company Material Adverse Effect” means any change, event, circumstance, occurrence or effect, as the case may be (an “Effect”), that is materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, assets (including intangible assets) or liabilities of the Company or the Company Subsidiaries, taken as a whole; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been or would be, a Company Material Adverse Effect: (A) any Effect resulting from general business, economic, industry or financial market conditions, including any such conditions arising out of material acts of terrorism or war or any armed hostilities, and not specifically relating to, or disproportionately affecting, the Company or its assets or employees; (B) any Effect resulting from the announcement or pendency of the Merger or this Agreement or shareholder litigation brought or threatened against the Company or any member of the Company Board of Directors in respect of this Agreement or the Merger; (C) any Effect resulting from compliance with the terms and conditions of this Agreement or any action to which Parent shall have consented in writing and (D) any failure to meet published estimates, predictions, projections or forecasts of revenues, net income or any other measure of financial performance, provided that any underlying Effect that gave rise to such failure shall be taken into account in determining whether there has been or would be a Company Material Adverse Effect.

          "Company SEC Documents” has the meaning set forth in Section 3.7(a).

          "Company Shareholders’ Meeting” means a meeting of the Company’s shareholders called, held and convened in accordance with the OBCA, the Company’s articles of incorporation and bylaws and the applicable rules and regulations of Nasdaq, to consider approval of the Merger Agreement and the Merger.

          "Company Software” means all Computer Software that the Company currently sells, leases, or licenses, or is planning to sell, lease, or license to a third party, other than third party Computer Software that the Company resells as a standalone product.

          "Company Subsidiary” means each Person which is a Subsidiary of the Company.

          "Company Technology” means Company Software and all Technology acquired by, or developed by or for the Company, and used or held for use in connection with the business of the Company or any Company Subsidiary, as currently conducted or as planned to be conducted.

          "Company Trademarks” means all Trademarks used or intended to be used by the Company in the operations of its business as currently conducted or as planned to be conducted.

          "Computer Software” means all computer programs (including all source code and object code), databases, compilations, data collection (whether in human-readable or machine-readable form), and all documentation related to any of the foregoing.

2

          "Confidentiality Agreement” means the confidentiality agreement, dated June 7, 2002, as amended, entered into between a wholly-owned Subsidiary of Parent and the Company.

          "Contract” means any note, bond, mortgage, indenture, guarantee, Lease, license, agreement, contract, understanding or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound.

          "Copyrights” means (i) copyrights in original works of authorship fixed in a tangible medium or expression as set forth in 17 U.S.C. § 101 et. Seq., whether registered or unregistered, and (ii) any corresponding foreign copyrights under the laws of any jurisdiction, in each case, whether registered or unregistered.

          "DGCL” has the meaning set forth in the Recitals.

          "D&O Insurance” means officers’ and directors’ liability insurance.

          "Effective Time” has the meaning set forth in Section 1.3.

          "Encumbrances” means any liens, charges, security interests, options, claims, mortgages, pledges, or other encumbrances and restrictions of any nature whatsoever.

          "Environmental Claim” means any claim, action, investigation or notice by any person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorneys’ fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Company or any Company Subsidiary, now or in the past, or (ii) any violation, or alleged violation, of any Environmental Law.

          "Environmental Laws” include all federal, state, local and foreign laws and regulations relating to pollution or protection or preservation of human health or the environment, including, without limitation, laws and regulations relating to Materials of Environmental Concern, or otherwise relating to the generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon.

          "ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

          "Excess Parachute Payment” means any amount that could be received (whether in cash or property or the vesting of property) by any employee, consultant, officer or director of the Company or any Company Subsidiary under any employment, consulting, severance or termination agreement, other compensation arrangement or other Benefit Plan currently in effect (as such term is defined in Section 280G(b)(1) of the Code).

          "Exchange Act” means the Securities Exchange Act of 1934, as amended.

          "Executive Officer” means each of the executive officers of the Company listed in the Company’s proxy statement filed with the SEC on March 21, 2003.

          "Expenses” has the meaning set forth in Section 8.2(b).

          "Financial Statements” means the consolidated financial statements (including any notes related thereto) of the Company included in the Company SEC Documents, including each Company SEC Document filed after the date hereof until the Closing.

          "Funds” means any funds delivered to the Paying Agent (including any interest received with respect thereto).

          "GAAP” means United States generally accepted accounting principles.

3

          "Governmental Entity” means any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, foreign or domestic.

          "HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Inbound License Agreements” means all agreements (whether written or oral, including consent to use agreements and covenants not to sue but excluding licenses for software applications that are generally available on nondiscriminatory pricing terms and have an acquisition cost of $1,000 or less) to which the Company is a party or otherwise bound, under which the Company is granted any Intellectual Property Rights, and used or held for use in connection with the business of the Company or any Company Subsidiary, as currently conducted or as planned to be conducted.

          "Intellectual Property Rights” means rights under Patents, Copyrights, Trade Secrets, Trademarks, and any other intellectual property rights recognized worldwide.

          "Knowledge” with respect to the Company, means the knowledge of the Company’s (i) Executive Officers, (ii) directors and (iii) and the individuals listed in Annex A of the Company Disclosure Schedule.

          "Lease” means any lease, sublease, license or similar agreement to which the Company or any of the Company Subsidiaries is a party, including all amendments, modifications and supplements relating thereto.

          "Leased Real Property” has the meaning set forth in Section 3.14(b).

          "Material Contracts” has the meaning set forth in Section 3.13.

          "Materials of Environmental Concern” is defined as emissions, discharges, releases or threatened releases of toxic or hazardous substances or hazardous waste, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon, or lead or lead-based paints or materials.

          "Merger” has the meaning set forth in Section 1.1.

          "Merger Agreement” has the meaning set forth in the Recitals.

          "Merger Consideration” has the meaning set forth in Section 2.1(c).

          "Nasdaq” means the Nasdaq Stock Market, Inc.

          "Necessary Consents” has the meaning set forth in Section 3.6(c).

          "OBCA” means the Oregon Business Corporation Act of the State of Oregon.

          "Option” means each outstanding employee or director stock option, stock equivalent right or right to acquire Shares granted under the Option Plans.

          "Option Plans” means collectively the 1987 Plan, the 1989 Plan, the 1993 Plan, the 1998 Plan and the 2000 Plan.

          "Outbound License Agreement” means all agreements (whether written or oral, including consent to use agreements and covenants not to sue) to which the Company is a party or otherwise bound, under which the Company has granted or is otherwise bound to grant any Intellectual Property Rights.

          "Owned Real Property” means each parcel of real property owned in fee simple by the Company or any Company Subsidiary.

4

          "Parachute Gross-Up Payment” means any additional payment from the Company or any Company Subsidiary, the Surviving Corporation or any other person in the event that the excise tax of Section 4999(a) of the Code is imposed on such person.

          "Parent” has the meaning set forth in the Recitals.

          "Patents” means patents and patent applications (including, without limitation, all provisionals, divisionals, continuations, continuations-in-part, reissues, renewals, extensions, and reexaminations), utility models, design registrations, certificates of invention and other governmental grants for the protection of inventions or industrial design anywhere in the world.

          "Paying Agent” means a bank or trust company in the United States to act as agent for the holders of Shares in connection with the Merger and to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(c).

          "Pension Plans” means all “employee pension benefit plans” (as defined in Section 3(2) of ERISA).

          "Permitted Encumbrances” includes (i) liens for current taxes not yet due and (ii) Encumbrances incurred in the ordinary course of business consistent with past practice which Encumbrances would not, individually or in the aggregate, be material.

          "Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

          "Piper Jaffray” has the meaning set forth in Section 3.22.

          "Proxy Statement” means the proxy statement to be filed with the SEC (such proxy statement, as amended or supplemented from time to time).

          "Purchaser” has the meaning set forth in the recitals.

          "Purchaser Common Stock” means common stock, par value $.01 per share, of the Purchaser.

          "Real Property” means collectively, Owned Real Property, and Leased Real Property.

          "Registered Company IP” means all: (i) Patents, (ii) registered Copyrights and Copyright applications, (iii) registered Trademarks and Trademark applications, and (iv) any other intellectual property registered under the laws of any jurisdiction and applications for registration thereof, in which the Company has an ownership interest.

          "Representatives” means the Company’s officers, directors, employees, investment bankers, attorneys, accountants or other agents.

          "Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

          "SEC” means the Securities and Exchange Commission.

          "Securities Act” means the Securities Act of 1933, as amended.

          "Shares” has the meaning set forth in the Recitals.

5

          "Subsidiary” means with respect to any party, any corporation, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (ii) such party or any other Subsidiary of such party is a general partner (excluding any such partnership where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

          "Superior Proposal” means any Acquisition Proposal that is not conditioned upon the ability to obtain financing (A) which is for all or substantially all of the assets of the Company or a majority of the total outstanding voting securities of the Company and as a result of which the shareholders of the Company immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or Subsidiary thereof, and (B) in relation to which such entity or group has, on an unsolicited basis and in the absence of any violation of Section 5.2 by the Company or its Representatives, submitted a bona fide written proposal to the Company relating to such transaction and which the Company Board of Directors determines in good faith, after consultation with its independent outside legal counsel and a nationally recognized investment banking firm, is (i) superior to the Company’s shareholders from a financial point of view and, taking into account relevant legal, financial and regulatory aspects of the proposal, the identity of the third party making such proposal and the conditions for completion of such proposal, a more favorable transaction than the Merger and (ii) reasonably capable of being consummated without significant delay.

          "Surviving Corporation” means the corporation surviving the Merger.

          "Tax” or “Taxes” means all Federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority.

          "Tax Authority” means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

          "Tax Returns” mean all Federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto.

          "Technology” means inventions, whether patented or not, processes, formulae, algorithms, data, models, plans, methodologies, theories, ideas, techniques, discoveries, disclosures, databases and documentation thereof, trade secrets, drawings, records, works of authorship or other creative works, Computer Software and any other tangible or intangible form of technology, information or know-how. The term “Technology” does not include Trademarks.

          "Termination Fee” has the meaning set forth in Section 8.2(b) of the Merger Agreement.

          "Trade Secrets” means all information, including a formula, pattern, compilation, program, device, method, technique, or process, that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, another Person who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

          "Trademarks” means any U.S. and foreign trademarks, service marks, trade names, designs, logos, slogans and general intangibles of like nature that are used or intended to be used by a Person to identify and distinguish the products or services of that Person from the products or services of others and to indicate the source of such goods or services.

          "Transactions” has the meaning set forth in Section 3.3.

6

          A “Triggering Event” with respect to the Company, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the approval of the Agreement or the Merger, (ii) it shall have failed to include in the Proxy Statement the recommendation of its Board of Directors in favor of the approval of the Agreement and the approval of the Merger, (iii) its Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of approval of the Agreement and the Merger within 10 business days after the other party hereto requests in writing that such recommendation be reaffirmed following the public announcement of any Acquisition Proposal, (iv) its Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, (v) a tender or exchange offer relating to its securities shall have been commenced by a person unaffiliated with Parent and the Company shall not have sent or given to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published, a statement disclosing that the Company Board of Directors recommends rejection of such tender or exchange offer, (vi) the Company shall have violated or breached any of its obligations under Section 5.2, (vii) any Person or group other than Parent or the Purchaser (or Persons currently owning such Shares) shall have become the beneficial owner of more than ten percent of the Shares (either on a primary or a fully-diluted basis), (viii) any Person currently a beneficial owner of more than ten percent of Shares increases their ownership percentage by more than one percent of the Shares or (ix) the Company shall have delivered a Change of Recommendation Notice.

          "Voting Debt” has the meaning given to it in Section 3.2(c).

          "Voting Agreements” has the meaning set forth in the Recitals.

          "WARN Act” means the Workers Adjustment and Retraining Notification Act.

          Section 1.2     Interpretation.

                                   (a) When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.

                                   (b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                                   (c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

                                   (d) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

                                   (e) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

                                   (f) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

                                   (g) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

                                   (h) As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act and the term “group” shall have the meaning set forth in Section 13(d) of the Exchange Act.

7

ANNEX B

Plan of Merger

EXHIBIT A

Voting Agreement

EXHIBIT B

Stock Option Agreement

EXHIBIT C

Noncompetition Agreement

EXHIBIT D

Standard Dealer Agreement

EXHIBIT E

Form of Source Code Escrow Agreement and License Addendum

APPENDIX B

275 Middlefield Road, Suite A-100
Menlo Park, CA 94025-3506

650-838-1300

July 16, 2003

Board of Directors
Timberline Software Corporation
15195 N.W. Greenbrier Parkway
Beaverton, OR 97006

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock (the “Common Stock”) of Timberline Software Corporation (the “Company”) of the consideration to be received by such holders of Common Stock, pursuant to an Agreement and Plan of Merger (the “Agreement”) to be entered into between the Company and Best Acquisition Corp. (the “Purchaser), an indirect wholly-owned subsidiary of The Sage Group plc (the “Parent”). The Agreement provides for the merger (the “Merger”) of the Purchaser with and into the Company, and in connection therewith, subject to certain exceptions, each issued and outstanding share of Common Stock shall be converted into the right to receive $8.25 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

U.S. Bancorp Piper Jaffray Inc., as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee for providing this opinion. This opinion fee is not contingent upon the consummation of the Merger. U.S. Bancorp Piper Jaffray Inc. is entitled to an additional fee in the event of the consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities in connection with our services. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company and Parent for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) the draft dated July 14, 2003 of the Agreement, (ii) the draft dated July 15, 2003 of the Voting Agreement, (iii) the draft dated July 15, 2003 of the Stock Option Agreement, (iv) certain publicly available financial, operating and business information related to the Company, (v) certain internal financial information of the Company prepared for financial planning purposes and furnished by the management of the Company, (vi) certain publicly available market and securities data of the Company, (vii) to the extent publicly available, financial terms of certain acquisition transactions involving companies operating in industries deemed similar to that in which the Company operates and (viii) to the extent publicly available, financial data of selected public companies deemed comparable to the Company. We have had discussions with members of the management of the Company concerning the financial condition, current operating results and business outlook for the Company.

B-1

We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided to us by the Company or otherwise made available to us, and have not assumed responsibility for the independent verification of such information. We have relied upon the assurances of the management of the Company that the information provided to us as set forth above has been prepared on a reasonable basis in accordance with industry practice and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates and judgment of management, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We express no opinion as to such financial planning data and other business outlook information or the assumptions on which they are based. We have also assumed the Merger will be consummated pursuant to the terms of the Merger Agreement without material modifications thereto and without waiver by any party of any material conditions or obligations thereunder. We have assumed, with your consent, that the Company will declare and pay a $0.04 per common share dividend in cash prior to the consummation of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of the Company and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of the Company. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any owned or leased real estate, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which the Company or its respective affiliates are a party or may be subject and our opinion makes no assumption concerning and therefore does not consider the possible assertion of claims, outcomes or damages arising out of any such matters.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Common Stock have traded or may trade following announcement or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is directed to the Board of directors of the Company and is not intended to be and does not constitute a recommendation to any shareholder of the Company. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger or structure thereof, or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage. This opinion shall not be published or otherwise used, nor shall any public references to us be made without our prior written approval. However, notwithstanding the foregoing, we consent to inclusion of this opinion in the proxy or information statement relating to the Merger, in accordance with the terms of our engagement by the Company.

Our opinion addresses solely the fairness of the Merger Consideration to be received by holders of Common Stock pursuant to the Agreement and does not address any other term or agreement relating to the Merger, including, without limitation, the ability of Purchaser to finance or otherwise successfully consummate the Merger.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration proposed to be received in the Merger pursuant to the Agreement for the Common Stock of the Company is fair, from a financial point of view, to the holders of Common Stock of the Company as of the date hereof.

Sincerely,

U.S. BANCORP PIPER JAFFRAY INC.

B-2

APPENDIX C

STOCK OPTION AGREEMENT

               STOCK OPTION AGREEMENT, dated as of July 16, 2003 (this “Agreement”), between The Sage Group plc, a company organized under the laws of England (“Parent”), and Timberline Software Corporation, an Oregon corporation (the “Company”).

               A.     Concurrently with the execution of this Agreement, Parent, Best Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (the “Purchaser”), and the Company, have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which the parties agreed, upon the terms and subject to the conditions set forth therein, to merge the Purchaser with and into the Company (the “Merger”).

               B.     As an inducement and a condition to entering into the Merger Agreement, Parent has required the Company to agree, and the Company has agreed, to grant Parent the Option (as defined below) upon the terms and subject to the conditions of this Agreement.

               NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE OPTION

               Section 1.1     Grant of Option.

               (a) The Company hereby grants to Parent an irrevocable option (the “Option”) to purchase such number of newly-issued shares (the “Option Shares”) of common stock, no par value, of the Company (the “Shares”) equal to the Option Number (as defined below) at a purchase price per share of $8.25 (the “Exercise Price”), exercisable in the manner set forth in Sections 1.2 and 1.3 of this Agreement. The “Option Number” shall initially be the number of shares equal to 19.9% of the total number of Shares issued and outstanding as of the date of this Agreement, and shall be adjusted hereafter to reflect changes in the Company’s capitalization occurring after the date hereof in accordance with Section 1.4. Notwithstanding any other provision of this Agreement, in no event shall the Option Number exceed 19.9% of the total number of Shares issued and outstanding as of the date of this Agreement, adjusted in accordance with Section 1.4 (without giving effect to any Option Shares subject to or issued pursuant to the Option). This Agreement shall terminate, and the Option hereby granted shall expire, on the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement pursuant to Article VIII thereof, provided that a Triggering Event has not occurred prior to or in connection with such termination of the Merger Agreement; provided, however, that this Agreement shall not terminate, and the Option shall not expire if an Option Notice (as defined below) or a Repurchase Notice (as defined below) has been given by Parent prior to such date.

          Section 1.2     Exercise Of Option.

               (a) At any time or from time to time prior to the termination of the Option in accordance with the terms of this Agreement, Parent (or its designee) may exercise the Option, in whole or in part, only if on or after the date hereof:

(i) any corporation, partnership, limited liability company, individual, trust, unincorporated association, 13D Group (as defined below) or other entity or Person, other than Parent or any of its affiliates (a “Third Party”), shall have:

(1) commenced a bona fide tender offer or exchange offer for any Shares, the consummation of which would result in “beneficial ownership” (as defined under the Exchange Act) by such Third Party (together with all such Third Party’s affiliates and “associates” (as such terms are defined in the Exchange Act)) of 15% or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis);

(2) acquired beneficial ownership of Shares which, when aggregated with any Shares already owned by such Third Party, its affiliates and associates, would result in the aggregate beneficial ownership by such Third Party, its affiliates and associates of 15% or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis); or

(3) commenced a solicitation of proxies or written consents subject to the proxy rules under the Exchange Act or executed any written consent with respect to, or become a “participant” in, any “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act), in each case with respect to the Shares; or

(ii) any of the Triggering Events described in the Merger Agreement (except for (A) a Triggering Event specified in either paragraph (vii), (viii) or (ix) or (B) those circumstances under which the Company has complied with Section 5.2(d) of the Merger Agreement) shall have occurred that would allow Parent to terminate the Merger Agreement (but without the necessity of Parent having terminated the Merger Agreement).

               (b) In the event that Parent wishes to exercise all or any part of the Option, Parent shall give written notice (an “Option Notice,” with the date of the Option Notice being hereinafter called a “Notice Date”) to the Company, specifying the number of Option Shares it will purchase and a place and date (not earlier than two business days immediately following the Notice Date nor later than 20 business days from such date) for closing such purchase (an “Option Closing”). Parent’s obligation to purchase Option Shares upon any exercise of the Option is subject (at its election) to the conditions that (i) no preliminary or permanent injunction or other order against the purchase, issuance or delivery of the Option Shares issued by any federal, state or foreign court of competent jurisdiction shall be in effect (and no action or proceeding shall have been commenced or threatened for purposes of obtaining such an injunction or order), (ii) any applicable waiting period under the HSR Act, or under comparable provisions under any antitrust or competition laws or regulations of any foreign jurisdictions that may be applicable to the exercise of the Option (such applicable laws and regulations, “International Antitrust Laws”) shall have expired and (iii) there shall have been no breach of the representations, warranties, covenants or agreements of the Company contained in this Agreement or the Merger Agreement; provided, however, that any failure by Parent to purchase Option Shares upon exercise of the Option at any Option Closing as a result of the nonsatisfaction of any of such conditions shall not affect or prejudice Parent’s right to purchase such Option Shares upon the subsequent satisfaction of such conditions and provided, further, however, that Parent shall be entitled to withdraw any Option Notice at any time prior to the consummation of the transactions to be consummated at the Option Closing to which such Option Notice relates. Upon request by Parent, the Company will promptly take all action required to effect all necessary filings by the Company under the HSR Act and any International Antitrust Laws.

          Section 1.3     Purchase of Option Shares. At any Option Closing, (i) the Company will deliver to Parent (or its designee) the certificate or certificates representing the number of Option Shares being purchased in proper form for transfer upon exercise of the Option in the denominations designated by Parent in the Option Notice, and, if the Option has been exercised in part, a new Option evidencing the rights of Parent to purchase the balance of the Option Shares subject thereto and (ii) Parent shall pay the aggregate purchase price for the Option Shares to be purchased by delivery to the Company of immediately available funds to the order of the Company in the amount of the Exercise Price times the number of Option Shares to be purchased set forth in the Option Notice.

               Section 1.4     Adjustments Upon Share Issuances, Changes in Capitalization, etc. In the event of any change in the number of outstanding Shares by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or other property), the type and number of the Option Shares to be issued by the Company upon exercise of the Option and the Exercise Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Parent shall receive upon exercise of the Option the number and class of shares or other securities or property that Parent would have received with respect to the Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable, and Parent had elected to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property.

          Section 1.5     Interpretation.

               (a) For purposes of this Article 1, references to Parent shall be deemed to include references to the Purchaser or any other affiliate of Parent.

               (b) For the purposes of this Agreement, “13D Group” means any group deemed to have acquired beneficial ownership of Shares such that it is required to file a Schedule 13D under Section 13(d) of the Securities Exchange Act of 1934, as amended.

               (c) Capitalized terms not otherwise defined in this Agreement have the respective meanings given to them in the Merger Agreement.

          Section 1.6     Repurchase Obligation.

               (a) Put. At any time during which the Option may be exercised in accordance with Section 1.2 hereof (the “Repurchase Period”), upon demand by Parent, Parent shall have the right to sell to the Company (or any successor entity thereof), and the Company (or such successor entity) shall be obligated to repurchase from Parent:

(i) all or any portion of the Option, to the extent not previously exercised, at the price equal to the difference between (x) the Market/Offer Price (as defined below) for the Shares as of the Repurchase Date (as defined below) and (y) the Exercise Price, multiplied by the number of Shares purchasable pursuant to the Option, or portion thereof with respect to which Parent is exercising its rights, but only if the Market/Offer Price is greater than the Exercise Price; and

(ii) all or any portion of the Shares purchased by Parent pursuant to the Option, at a price equal to the Exercise Price paid by Parent for the Shares acquired pursuant to the Option plus the difference between the Market/Offer Price and the Exercise Price (but only if the Market/Offer Price is greater than the Exercise Price), multiplied by the number of Shares so purchased.

               (b) Market/Offer Price. The term “Market/Offer Price” shall mean the highest of (i) the highest price per Share at which a tender offer or exchange offer therefor has been made, (ii) the highest price per Share to be paid by any third party pursuant to an agreement with the Company, (iii) the average of the closing price for a Share as reported on Nasdaq within the 10 trading days immediately preceding the date Parent gives notice of the required repurchase of Option Shares subject to the Option, or (iv) in the event of a sale of all or a substantial portion of the Company’s assets, the sum of the price paid in such sale of such assets and the current market value of the remaining assets of the Company (less any liabilities remaining, including taxes (the computation of which will take into account any available operating losses, net operating losses, capital losses and other tax attributes of the Company and the Company Subsidiaries) resulting from such sale and required to be paid by the Company or any Company Subsidiary in the taxable year of such sale or the immediately succeeding taxable year) as determined by a nationally recognized investment banking firm mutually selected by Parent and the Company, divided by the number of Shares outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm mutually selected by Parent and the Company.

               (c) Call. At any time during the Repurchase Period that Parent would be entitled to receive payment of the Termination Fee under Section 8.2(b) of the Merger Agreement, upon demand by the Company (or any successor entity thereof), the Company (or any successor entity thereof) shall have the right to purchase from Parent, and Parent shall be obligated to sell to the Company (or such successor entity), all or any portion of the Shares purchased by Parent pursuant to the Option, at a price equal to the Exercise Price paid by Parent for any Shares acquired pursuant to the Option plus the difference between the Market/Offer Price and the Exercise Price, but only if the Market/Offer Price is greater than the Exercise Price, multiplied by the number of Shares so purchased.

               (d) Notice and Payment. In the event Parent or the Company wishes to exercises its rights under this Section 1.6, Parent or the Company, as the case may be, shall give written notice (a “Repurchase Notice,” with the date of the Repurchase Notice being hereinafter called a “Repurchase Date”) to the other party, specifying the number of Option Shares to be cancelled or repurchased, as the case may be, and a place and date (not earlier than 2 business days following the Repurchase Date nor later than 7 business days from such date) for closing such transaction (a “Repurchase Closing”). In exchange for canceling the Option with respect to such number of Option Shares as Parent specifies in the Repurchase Notice or surrendering to the Company the certificates evidencing such number of Shares to be repurchased pursuant to the Repurchase Notice, the Company shall pay to Parent at a Repurchase Closing the amount required by this Section 1.6 in immediately available funds by wire transfer to such account as Parent may designate in writing to the Company, exclusive of any payment for Expenses and free and clear of any withholding taxes provided that Parent shall provide a Form W-8 BEN or similar form on a protective basis certifying that if the payment of such required amount or Expenses were deemed to be United States source income, such payments would be exempt from withholding tax under the United Kingdom-U.S. Income Tax Treaty (“Withholding Taxes”). If Parent is surrendering certificates evidencing Option Shares pursuant to this Section 1.6(d), Parent shall warrant that it owns such Shares and that such Shares are then free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever.

               (e) Profit Limitation.

(i) Notwithstanding anything to the contrary contained herein, Parent shall not be entitled to exercise its right pursuant to Section 1.6(a)(i) if, and to the extent that, the payment that would be paid to Parent by the Company under this Agreement or Section 8.2(b) of the Merger Agreement would exceed $3,500,000 exclusive of any Expenses and free and clear of any Withholding Taxes.

(ii) If Parent has received payment of the Termination Fee under Section 8.2(b) of the Merger Agreement, to the extent that Parent receives a cash payment of an aggregate amount (the “Payment”) from the sale of Option Shares to any unaffiliated party or to the Company pursuant to Section 1.6(a)(ii) or 1.6(c) of this Agreement in addition to the payment of the Termination Fee under Section 8.2(b) of the Merger Agreement of more than the sum of (x) the aggregate Exercise Price paid by Parent for any Option Shares as to which the Option has theretofore been exercised, multiplied by the number of Option Shares so exercised, plus (y) $3,500,000 (the “Base Amount”), exclusive of Expenses and free and clear of any Withholding Taxes, then the Termination Fee paid pursuant to Section 8.2(b) of the Merger Agreement shall be reduced by the amount that the Payment exceeds the Base Amount, to a maximum of $3,500,000 and such amount shall be returned by Parent to the Company.

               (f) Notwithstanding the termination of the Option pursuant to Section 1.1, each of Parent or the Company, as the case may be, will be entitled to exercise its rights under this Section 1.6 if it has exercised such rights in accordance with the terms hereof prior to the termination of the Option.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Parent as follows:

          Section 2.1     Authority Relative to this Agreement. The Company is a corporation duly organized and validly existing under the laws of the State of Oregon. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement or for the Company to consummate such transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent, is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          Section 2.2     No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the articles of incorporation or bylaws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which the Company is bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance of any kind on any of the Option Shares pursuant to, any agreement, contract, indenture, notice or instrument to which the Company is a party or by which the Company is bound or affected or (iv) except for applicable requirements, if any, of the HSR Act, any International Antitrust Laws, the Exchange Act or the Securities Act, require any filing by the Company with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, domestic or foreign, except in the case of the foregoing clauses (ii) through (iv) for any such conflicts, violations, breaches, defaults, failures to file or obtain the consent or approval of, or other occurrences, that would not reasonably be expected to cause or create a material risk of non-performance or delay performance by the Company of its obligations under this Agreement.

          Section 2.3     Option Shares. The Company has taken all necessary corporate action to authorize and reserve for issuance upon exercise of the Option a total of all of the Option Shares issuable pursuant to this Agreement, and such Option Shares, when issued and delivered by the Company to Parent upon exercise of the Option, will be duly authorized, validly issued, fully paid and nonassessable Shares, and will be free and clear of any encumbrances of any kind.

          Section 2.4     Takeover Statutes. The Company Board of Directors has taken all appropriate action so that the entry into this Agreement and the consummation of the transactions contemplated thereby shall be exempted from the provisions of Sections 60.801 to 60.816 and Sections 60.825 to 60.845 of the OBCA. No other “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute or regulation, including, without limitation, Sections 60.801 to 60.816 and 60.825 to 60.845 of the OBCA, or any applicable anti-takeover provision in the articles of incorporation and bylaws of the Company is, or at the Effective Time will be, applicable to the Company or the transactions contemplated under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

          Parent hereby represents and warrants to the Company as follows:

          Section 3.1     Authority Relative to this Agreement. Parent is a corporation duly organized, validly existing under the laws of the jurisdiction of its respective incorporation or organization and, to the extent applicable, in good standing under the laws of the jurisdiction in which it is organized. Parent has requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent, and no other corporate proceeding on the part of Parent is necessary to authorize this Agreement or for Parent to consummation such transactions. This Agreement has been duly and validly executed and delivered by Parent and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

               (a) No Conflict, Required Filing and Consents. The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, (i) conflict with or violate the organizational documents of Parent, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or by which Parent is bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, contract, indenture, note or instrument to which Parent is a party or by which it is bound or affected or (iv) except for applicable requirements, if any, of the HSR Act and any International Antitrust Laws, the Exchange Act, or the Securities Act, require any filing by Parent with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, domestic or foreign, except in the case of each of the foregoing clauses (ii) through (iv) for any such conflicts, violations, breaches, defaults, failures to file or obtain the consent or approval of, or other occurrences, that would not cause or create a material risk of non-performance or delayed performance by Parent of its obligations under this Agreement.

          Section 3.2     Investment Intent. The purchase of Option Shares pursuant to this Agreement is for the account of Parent for the purpose of investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act and the rules and regulations promulgated thereunder.

ARTICLE IV

ADDITIONAL AGREEMENTS

          Section 4.1     Registration Rights; Listing of Option Shares. Upon the written request of Parent, the Company agrees to use best efforts to effect up to two registrations under the Securities Act on Form S-3 or other available form, and any applicable state securities laws covering any part or all of the Option (provided that only Option Shares will be distributed to the public) and any part or all of the Option Shares purchased under this Agreement, which registration shall be continued in effect for 90 days, unless, in the written opinion of counsel to the Company, addressed to Parent and reasonably satisfactory in form and substance to counsel for Parent, such registration is not required for the sale and distribution of such Option Shares in the manner contemplated by Parent. The registration effected under this paragraph shall be effected at the Company’s expense except for any underwriting commissions, brokers’ fees and fees and expenses of Parent’s counsel. If Option Shares are offered pursuant to a firm commitment underwriting, the Company will provide reasonable and customary indemnification to the underwriters, provided that Parent shall also enter an agreement with such underwriters in reasonable and customary form, including provisions relating to indemnification. In the event of any demand for registration pursuant to this Section 4.1, the Company may delay the filing of the registration statement for a period of up to 90 days if, in the good faith judgment of the Board of Directors of the Company, such delay is necessary in order to avoid interference in any material respect with a planned material transaction involving the Company. In the event the Company effects a registration of Shares for its own account or for any other shareholder of the Company (other than on Form S-4 or Form S-8, or any successor or similar form), it shall allow Parent to participate in such registration; provided, however, that if the managing underwriters in such offering advise the Company in writing that in their opinion the number of Shares requested to be included in such registration exceeds the number which can be sold in such offering, to the extent permissible under agreements disclosed in the Company SEC Documents that grant registration rights in existence prior to the date hereof, the Company will include the securities requested to be included therein pro rata among the holders requesting to be included. In connection with any registration statement pursuant to this Section 4.1, Parent agrees to furnish the Company with such information concerning itself and the proposed sale or distribution as shall be required in order to ensure compliance with the Securities Act and to provide reasonable and customary representations, warranties and indemnification to the Company and its underwriters, if any.

               (a) Upon issuance of the Option Shares, the Company shall, at its expense, use its reasonable efforts to cause the Option Shares to be approved for quotation on Nasdaq subject to notice of issuance, as promptly as practicable, and will provide prompt notice to Nasdaq of the issuance of each Share pursuant to any exercise of the Option.

          Section 4.2     Transfer of Option Shares; Restrictive Legend. Prior to the time Option Shares are registered under the Securities Act, Parent agrees not to transfer or otherwise dispose of the Option Shares, or any interest therein, without first providing to the Company an opinion of counsel for Parent, reasonably satisfactory in form and substance to counsel for the Company, to the effect that such transfer or disposition will not violate the Securities Act or any applicable state law governing the offer and sale of securities, and the rules and regulations thereunder. Prior to the time Option Shares are registered under the Securities Act, Parent further agrees to the placement on the certificate(s) representing the Option Shares of the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION IS AVAILABLE.”

Upon provision to the Company of any opinion of counsel for Parent, reasonably satisfactory in form and substance to counsel for the Company, to the effect that such legend is no longer required under the provisions of the Securities Act or applicable state securities laws, the Company shall promptly cause new unlegended certificates representing such Option Shares to be issued to Parent against surrender of such legended certificates.

          Section 4.3     Reasonable Efforts. Subject to the terms and conditions of this Agreement, Parent and the Company shall each use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any governmental or regulatory authority in connection with this Agreement or the transactions contemplated hereby.

          Section 4.4     Further Assurances. The Company shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Parent the power to carry out the provisions of this Agreement. If Parent shall exercise the Option, or any portion thereof, in accordance with the terms of this Agreement, the Company shall, without additional consideration, execute and deliver all such further documents and instruments and take all such further action as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

          Section 4.5     Survival. All of the representations, warranties and covenants contained herein shall survive an Option Closing and shall be deemed to have been made as of the date hereof and as of the date of each Option Closing.

ARTICLE V

MISCELLANEOUS

          Section 5.1     Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, without any requirement for securing or posting any bond, in addition to any other remedy at law or equity.

          Section 5.2     Merger Agreement. The rights of Parent under this Agreement shall in no way limit Parent’s rights against Company for any breach of the Merger Agreement.

          Section 5.3     Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

          Section 5.4     Amendment; Assignment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto and specifically referencing this Agreement. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that the rights and obligations of Parent hereunder may, upon written notice to the Company prior to or promptly following such action, be assigned by Parent to one or more of its affiliates.

          Section 5.5     Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          Section 5.6     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. Exclusive venue for any proceeding arising out of or in connection with this Agreement shall be either the U.S. District Court for the District of Oregon or the United States District Court for the District of Delaware or the courts of the State of Delaware and both parties hereby submit to the jurisdictions of such courts.

          Section 5.7     Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that if any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

               Section 5.8     Descriptive Headings; Definitions. The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

               Section 5.9     Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, or xerographically or electronically by their respective attorneys, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

               Section 5.10     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice): (i) if to Parent, to its address set forth in Section 9.4(a) of the Merger Agreement; and (ii) if to the Company, to the Company’s address set forth in Section 9.4(b) of the Merger Agreement.

               Section 5.11     Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement, or their respective successors or assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Company and Parent have caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

TIMBERLINE SOFTWARE CORPORATION

By:	/s/ Curtis Peltz
Name:	Curtis Peltz
Title:	CEO

THE SAGE GROUP PLC

By:	/s/ Paul Walker
Name:	Paul Walker
Title:	CEO

Signature page to Stock Option Agreement

APPENDIX D

FORM OF VOTING AGREEMENT

     THIS VOTING AGREEMENT (this “Agreement”), is entered into as of July 16, 2003, by and among The Sage Group plc, a company organized under the laws of England (“Parent”), Best Acquisition Corp., a Delaware corporation and indirect wholly-owned subsidiary of Parent (the “Purchaser”), and                 (“Shareholder”).

RECITALS

     A.     Concurrently with the execution of this Agreement, Parent, the Purchaser and Timberline Software Corporation, an Oregon corporation (the “Company”), have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), pursuant to which the parties agreed, upon the terms and subject to the conditions set forth therein, to merge the Purchaser with and into the Company (the “Merger”).

     B.     As of the date hereof, Shareholder is the record and Beneficial Owner (as defined below) of                Existing Shares (as defined below) of the common stock, no par value, of the Company (the “Shares”).

     C.     As an inducement and a condition to entering into the Merger Agreement, Parent has required Shareholder to agree, and Shareholder has agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

     Section 1.  Certain Definitions. In addition to the terms defined elsewhere herein, for purposes of this Agreement:

                  (a)  "Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

                  (b)  "Existing Shares” means all issued and outstanding Shares owned of record and Beneficially Owned by Shareholder as of the date hereof.

                  (c)  "Governmental Entity” means any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, foreign or domestic.

                  (d)  "Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

                  (e)  “Securities” means the Existing Shares together with any Shares, Beneficial Ownership of which is acquired by Shareholder after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor-in-interest in any capacity or otherwise.

     Section 2.  Representations and Warranties of Shareholder. Shareholder represents and warrants to Parent and the Purchaser as follows:

                  (a)  Ownership of Shares. Shareholder is the record or Beneficial Owner of: (i) the Existing Shares; and (ii) options to purchase                Shares. Except as may be set forth in Schedule 2(a) attached to this Agreement or for repurchase rights of the Company with respect to restricted Shares, if any, Shareholder is not a party to, bound by, or otherwise subject to, any contract, option or other arrangement or understanding that would require Shareholder to sell or otherwise transfer, or that would give any other Person (including the Company) any rights to acquire any Existing Shares from Shareholder. Except as set forth in Schedule 2(a) attached to this Agreement, Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 5 through 9 hereof, sole power of disposition, sole power of conversion, sole power to demand dissenting rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws.

                  (b)  Power; Binding Agreement. Shareholder has the legal capacity, power and authority to enter into and perform all of Shareholder’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms.

                  (c)  No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by Shareholder and the performance by Shareholder of his obligations hereunder, none of the execution and delivery of this Agreement by Shareholder nor the performance by Shareholder of his obligations hereunder shall: (i) if Shareholder is other than a natural Person, conflict with or result in a breach of provision of any organizational documents applicable to Shareholder; (ii) require any consent, approval or notice, violate or result in a violation or breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, constitutes a default) under, or give rise to any third party right of termination, cancellation, material modification or acceleration under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, lien, indenture, lease, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Shareholder is a party or by which Shareholder or any of his properties or assets may be bound, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement, voting trust or trust agreement; or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Shareholder or any of Shareholder’s properties or assets.

                  (d)  No Encumbrance. Except as permitted by this Agreement, the Existing Shares are now and, at all times during the term hereof, the Securities will be, held by Shareholder, or by a nominee or custodian for the benefit of Shareholder, free and clear of all liens, charges, security interests, options, claims, mortgages, pledges or other encumbrances or restrictions of any nature whatsoever.

                  (e)  Duration of Representations. The representations and warranties contained in Sections 2(a) to (d) are made as of the date hereof and on a continuous basis until termination of this Agreement.

     Section 3.  Representations and Warranties of Parent and the Purchaser. Each of Parent and the Purchaser hereby represents and warrants to Shareholder as follows:

                  (a)  Power; Binding Agreement. Parent and the Purchaser each has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and the Purchaser and constitutes a valid and binding agreement of Parent and the Purchaser, enforceable against each of Parent and the Purchaser in accordance with its terms.

                  (b)  No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by Parent and the Purchaser and the performance by them of their obligations hereunder. None of the execution and delivery of this Agreement by Parent and the Purchaser nor the performance by them of their obligations hereunder shall: (i) conflict with or result in a breach of any provision of organizational documents applicable to Parent and the Purchaser; (ii) require any consent, approval or notice, violate or result in a violation or breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, constitutes a default) under, or give rise to any third party right of termination, cancellation, material modification or acceleration, under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, lien, indenture, lease, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent or the Purchaser is a party or by which Parent or the Purchaser or any of their properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or the Purchaser or their properties or assets.

     Section 4.  Disclosure. Shareholder hereby agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents and schedules filed with the Securities and Exchange Commission) and, subject to Section 6.5 of the Merger Agreement, for Parent and the Purchaser to publish and disclose in any press release or other disclosure document which Parent determines to be necessary or desirable in connection with the Merger and any transactions related thereto, the existence and terms of this Agreement.

     Section 5.  Transfer and Other Restrictions. (a) Prior to the termination of this Agreement, Shareholder agrees not to, directly or indirectly:

(i) except pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any or all of the Securities or any interest therein, other than by virtue of the exercise of options, including, without limitation, by “cashless exercise,” and except as provided in Section 6 hereof;

(ii) grant any proxy, power of attorney, deposit any of the Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Securities except as provided in this Agreement;

(iii) enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violate any provision of this Agreement, including, without limitation, the voting provisions contained in Section 6; or

(iv) take any other action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling Shareholder from performing his obligations under this Agreement.

                  (b)  Shareholder, as a director or officer of the Company, acknowledges and agrees that he is bound by Section 5.2 of the Merger Agreement as a representative of the Company.

     Section 6.  Voting of the Shares. Shareholder hereby agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of the Shares, however called, Shareholder will appear at the meeting or otherwise cause the Securities to be counted as present at the meeting for purposes of establishing a quorum, take each and every action and accomplish each and every formality as is necessary to participate in the meeting (if applicable), and vote or consent (or cause to be voted or consented) the Securities:

                  (a)  in favor of the approval of the Merger Agreement, the Merger and any actions required in furtherance thereof and hereof;

                  (b)  against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement;

                  (c)  against any Acquisition Proposal made by any Person other than Parent or the Purchaser; and

                  (d)  against any proposal that is intended or is reasonably expected to impede, interfere with, delay, postpone or adversely affect the Merger or the other transactions contemplated under the Merger Agreement, unless such action or agreement has been approved in advance by Parent or the Purchaser.

     Section 7.  Proxy.

                  (a)  Shareholder hereby irrevocably grants to and appoints Parent and the Purchaser, and each of them individually, each of which shall act through its president, chief executive officer or chief financial officer, or any of them in their respective capacities as officers of Parent or the Purchaser and any individual who shall hereafter succeed to any such office of Parent and each of them individually, such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Shareholder, to vote the Securities, in connection with any meeting of the shareholders of the Company, solely as set forth in Section 6 hereof. The foregoing grant shall be referred to as the “Irrevocable Proxy.”

                  (b)  Shareholder represents that any other proxies heretofore given in respect of the Securities are not irrevocable, and that such proxies are hereby revoked.

                  (c)  Shareholder hereby affirms that the Irrevocable Proxy set forth in this Section 7 is given in connection with the execution of the Merger Agreement, and that such Irrevocable Proxy is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder hereby further affirms that the Irrevocable Proxy is coupled with an interest and may not be revoked under any circumstances. Such Irrevocable Proxy is executed pursuant to this Agreement and intended to be irrevocable in accordance with the provisions of Section 60.231 of the OBCA.

                  (d)  Notwithstanding this Section 7, Shareholder agrees, in connection with any meeting of the shareholders of the Company contemplated by Section 6, to vote the Securities solely as set forth in Section 6 if Parent notifies Shareholder within a reasonable time prior to such meeting that neither it nor the Purchaser will vote the Securities itself.

     Section 8.  Further Assurances. Subject to the terms and conditions of this Agreement, Shareholder agrees to execute and deliver such additional documents and to take, or cause to be taken, all additional actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the provisions of this Agreement. Shareholder shall promptly consult with Parent and provide any necessary information and material with respect to all filings made by Parent with any Governmental Entity in connection with this Agreement.

     Section 9.  Consents. Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which Shareholder is a party or pursuant to any rights Shareholder may have.

     Section 10.  Reliance by Parent. Shareholder understands and acknowledges that Parent is entering into, and causing the Purchaser to enter into, the Merger Agreement in reliance upon Shareholder’s execution and delivery of this Agreement.

     Section 11.  Termination. This Agreement shall terminate on the earliest of (a) the termination of the Merger Agreement pursuant to its terms, (b) the written agreement of the parties hereto to terminate this Agreement, or (c) the consummation of the Merger.

     Section 12.  Miscellaneous.

                  (a)  Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

                  (b)  Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each party and such party’s respective heirs, beneficiaries, executors, representatives and permitted assigns.

                  (c)  Amendment and Modification. This Agreement may not be amended, altered, supplemented or otherwise modified or terminated except upon the execution and delivery of a written agreement executed by the parties hereto.

                  (d) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

(i) if to Parent or the Purchaser, to:

c/o The Sage Group plc
Sage House
Benton Park Road
Newcastle upon Tyne
England NE7 7LZ
Attention: Michael Robinson
Telephone No.: +44 (0) 191 255 3000
Facsimile No.: +44 (0) 191 255 0306

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1100
Palo Alto, CA 94301
Attention: Marc R. Packer, Esq.
Telephone: (650) 470-4500
Facsimile: (650) 470-4570

(ii) If to Shareholder, to:

[The address of Shareholder set forth in the current records of the Company, or at such other address as Shareholder shall provide to Parent by notice pursuant to the terms of this section]

with a copy to:
[Shareholder Counsel]
[Shareholder Address]
[Shareholder City, State Zip]
Attention: [ ]
Facsimile: [ ]

                  (e)  Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

                  (f)  Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  (g)  No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

                  (h)  No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  (i)  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. Exclusive venue for any proceeding arising out of or in connection with this Agreement shall be the U.S. District Court for the District of Oregon and both parties hereby submit to the jurisdiction of such courts.

                  (j)  Descriptive Headings; Definitions. The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used but not defined herein will have the meaning set forth in the Merger Agreement.

                  (k)  Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that if any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

                  (l)  Counterparts. This Agreement may be executed in one or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Parent, the Purchaser and Shareholder have caused this Agreement to be duly executed as of the day and year first written above.

THE SAGE GROUP PLC

By:

Name:
Title:

BEST ACQUISITION CORP.

By:

Name:
Title:

SHAREHOLDER

By:

Name:
Title:

Signature page to Voting Agreement

APPENDIX E

PLAN OF MERGER

     This Plan of Merger (the “Plan of Merger”) is dated      , 2003, and is by and between Best Acquisition Corp. (the “Purchaser”), a Delaware corporation and an indirect wholly-owned subsidiary of The Sage Group plc (“Parent”), and Timberline Software Corporation, an Oregon corporation (the “Company”).

RECITALS

     A.     The Board of Directors of each of the Purchaser and the Company has approved this Plan of Merger and authorized its execution and the performance of all of its respective obligations hereunder.

     B.     This Plan of Merger is part of an Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 16, 2003, by and among Parent, the Purchaser and the Company.

     C.     At or prior to the date the Merger (defined below) becomes effective, the parties shall have taken all such actions as may be necessary or appropriate in order to effectuate the Merger.

AGREEMENT

     In consideration of the mutual covenants herein contained, the parties hereby approve this Plan of Merger:

     1.     THE MERGER.

          1.1 The Merger. Subject to the terms and conditions of the Merger Agreement and the applicable provisions of the Oregon Business Corporation Act (the “OBCA”) and the Delaware General Corporation Law (“DGCL”), at the Effective Time (defined below), the Company and the Purchaser shall consummate a merger (the “Merger”) pursuant to which (i) the Purchaser shall be merged with and into the Company, (ii) the separate corporate existence of the Purchaser shall thereupon cease and (iii) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the laws of the State of Oregon, with all of its rights, privileges, immunities, powers and franchises unaffected by the Merger (the “Surviving Corporation”). The Merger shall have the effects set forth in Section 60.497 of the OBCA.

          1.2 Articles of Incorporation and Bylaws.

          a) At the Effective Time, the articles of incorporation of the Surviving Corporation shall be as set forth in the Amended and Restated Articles of Incorporation in Exhibit A attached hereto.

           b) The bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, the articles of incorporation of the Surviving Corporation and such bylaws.

          1.3 This Plan of Merger shall be effective at 6:01 p.m., Pacific Time, on      , 2003 (the “Effective Time”).

          1.4 Directors and Officers of the Surviving Corporation.

          a) The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

          b) Curtis Peltz, Chief Executive Officer of the Company, and Carl Asai, Chief Financial Officer of the Company, in each case immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation holding the position of President, in the case of Mr. Peltz and Secretary, Chief Financial Officer and Treasurer, in the case of Mr. Asai, until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

          1.5 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the Merger Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the Merger Agreement.

     2.     CONVERSION OF SECURITIES.

          2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or the holder of any Purchaser Common Stock:

          a) Purchaser Common Stock. Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, no par value of the Surviving Corporation.

          b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are owned by (i) the Company as treasury stock, (ii) Parent, (iii) the Purchaser, (iv) any other direct or indirect wholly-owned Subsidiary of Parent, or (v) any direct or indirect wholly-owned Subsidiary of the Company, shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          c) Conversion of Shares. Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) shall be converted into the right to receive $8.25, payable to the holder thereof in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest thereon.

          2.2 Exchange of Certificates.

          a) Paying Agent. Parent shall designate a Paying Agent to act as agent for the holders of Shares in connection with the Merger and to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(c). Not later than the Effective Time, Parent or the Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation, in its sole discretion, in United States Government or United States Agencies obligations or obligations of an FDIC insured bank with capital in excess of one billion dollars pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.

          b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail or make available to each holder of record of a Certificate whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. The Surviving Corporation, the Paying Agent, and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares, such amounts as the Surviving Corporation, the Paying Agent, or Parent has determined is required to be deducted and withheld with respect to the making of such payment under any provision of Federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, the Paying Agent or Parent, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation, the Paying Agent, or Parent, as the case may be. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon.

          c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for in the Merger Agreement or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in Section 2.

          d) Termination of Fund; No Liability. At any time following 12 months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any Funds made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any such portion of the Fund remaining unclaimed by holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

          2.3 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by Section 2 herein.

          2.4 Company Option Plans. Immediately prior to, and effective as of, the Effective Time each outstanding Option granted under the Option Plans whether or not then exercisable or vested, shall be cancelled and, in consideration of such cancellation, Parent shall cause the Surviving Corporation to pay to such holders of Options an amount in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price of each such Option and (ii) the number of Shares subject thereto (such payment, if any, to be net of applicable withholding and excise taxes). As of the Effective Time, the Option Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company Subsidiary shall be cancelled. The Company shall use its best efforts to effectuate the foregoing, including, but not limited to, amending plans, if necessary, and obtaining all consents necessary to cash out and cancel all Options necessary to ensure that, after the Effective Time, no Person shall have any right under the Option Plans or any other plan, program, agreement or arrangement with respect to equity securities of the Surviving Corporation or any Subsidiary thereof. Notwithstanding the foregoing, to the extent that an optionee has not consented to the cash out and cancellation provisions in the previous sentence with respect to his or her Options under the 2000 Plan (the “Outstanding 2000 Plan Options”), then for a period ending not later than 45 days after the Effective Time, each optionee who has not so consented shall have the right to exercise his or her Outstanding 2000 Plan Options in exchange exclusively for a cash payment equal to the product of the number of Shares exercised multiplied by the Merger Consideration, net of applicable withholding and excise taxes. Upon the expiration of this 45 day period (or if earlier, upon the exercise of the Outstanding 2000 Plan Options) the Outstanding 2000 Plan Options shall terminate and be of no force or effect.

     3.     EFFECT OF THE MERGER.

          3.1 Until changed by the board of directors of the Surviving Corporation, at the Effective time, all corporate acts, plans, policies, contracts, approvals and authorizations of the Purchaser and the Company, and their shareholders, officers, agents, boards of directors, and committees elected or appointed thereby, which were valid and effective immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to the Purchaser and the Company prior to the Effective Time.

          3.2 At the Effective Time, the corporate existence of the Purchaser and the Company shall, as provided by the OBCA and the DGCL, be merged into and continued in the Surviving Corporation, and the separate existence of the Purchaser ceases. All rights, titles, franchises and interests of the Purchaser and the Company in and to every type of property (whether real, personal, tangible or intangible) and choses in action shall be vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer and without reversion or impairment, and the Surviving Corporation, without any order or action on the part of any court or otherwise, shall hold and enjoy all such rights, titles, franchises, and interests, including appointments, designations and nominations, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, titles, franchises, and interests were held or enjoyed by the Purchaser and the Company, respectively, prior to the Effective Time.

          3.3 At the Effective Time, the liabilities of the Purchaser and the Company shall become the liabilities of the Surviving Corporation, and all debts, liabilities, and contracts of the Purchaser and the Company, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of accounts, or records of the Purchaser and the Company, shall be those of the Surviving Corporation and shall not be released or impaired by the Merger; and all rights of creditors and other obligees and all liens on property shall be preserved unimpaired.

     4. DISSENTERS’ RIGHTS. The shareholders of the Company have no rights under Oregon law to dissent from this Plan of Merger.

     5.     SHAREHOLDER APPROVAL. This Plan of Merger has been ratified and approved by the shareholders of the Company at a special meeting called and held in accordance with the applicable provisions of law and the Company’s Amended and Restated Articles of Incorporation and Bylaws. The sole stockholder of Purchaser has approved this Plan of Merger by consent action. Each of the Purchaser and the Company have procured all other consents and approvals, taken all other actions, and satisfied all other requirements prescribed by law or otherwise, necessary for consummation of the Merger on the terms herein provided.

     6.     CONDITIONS TO THE MERGER. All conditions precedent to the effectiveness of this Plan of Merger as set forth in the Merger Agreement have been satisfied or waived.

     7.     DEFINED TERMS. All capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed by their duly authorized officers as of the date first above written.

Best Acquisition Corp.	Timberline Software Corporation

By:

Name:	Name:
Title:	Title:

EXHIBIT A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TIMBERLINE SOFTWARE CORPORATION

          FIRST: The name of the Corporation is Timberline Software Corporation (the “Corporation”).

          SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Oregon Business Corporation Act.

          THIRD: The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, each having a par value of one cent ($.01).

          FOURTH: The name and mailing address of the sole incorporator is Mary E. Keogh, P.O. Box 636, Wilmington, Delaware 19899.

          FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The directors shall have concurrent power with the shareholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

(3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws so provide.

(4) No director shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any distribution to shareholders that is unlawful under the Oregon Business Corporation Act or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIVE by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the Oregon Business Corporation Act, these Articles of Incorporation, and any Bylaws adopted by the shareholders; provided, however, that no Bylaws hereafter adopted by the shareholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

          SIXTH: Meetings of shareholders may be held within or outside of the State of Oregon, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Oregon Business Corporation Act) outside the State of Oregon at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

          SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

          EIGHTH: The registered agent of the Corporation is Carl Asai, and the street address of the registered office and mailing address of the registered agent are 15195 NW Greenbrier Parkway, Beaverton, Oregon 97006. The address where the Secretary of State may mail notices is 15195 NW Greenbrier Parkway, Beaverton, Oregon 97006.

[FRONT]

TIMBERLINE SOFTWARE CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD AT THE CORPORATE OFFICERS OF
TIMBERLINE SOFTWARE CORPORATION,
15195 NW GREENBRIER PARKWAY, BEAVERTON, OREGON 97006,
AT [____] LOCAL TIME ON [________________], 2003

The undersigned hereby revokes all previous proxies, acknowledges receipt of the notice of special meeting of shareholders to be held on
[_________________], 2003
and the Proxy Statement dated [_________], 2003. The undersigned hereby appoints
Curtis L. Peltz and Carl C. Asai, and each of them, as proxies with full power of substitution, and
authorizes them to represent and to vote on behalf of the undersigned all shares which the undersigned would be entitled to vote if personally present at the
Special Meeting of Shareholders of TIMBERLINE SOFTWARE CORPORATION
to be held on [__________], 2003, and any adjournments or postponements thereof, with respect to the following:

(Continued, and to be marked, dated and signed on the other side)

[REVERSE]

1.	Approval of an Agreement and Plan of Merger dated as of July 16, 2003, by and among Timberline Software Corporation, Best Acquisition Corp. and The Sage Group plc and accompanying Plan of Merger providing for the merger of Best Acquisition Corp. with and into Timberline.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Either or both of the proxies (or substitutes) present at the meeting may exercise all powers granted hereby. It is not anticipated that any matters other than those described in the proxy statement will be presented at the special meeting. If any other matters are presented, the proxies are authorized to vote upon such other matters in their discretion.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL NO. 1 AND WILL BE VOTED AT THE DISCRETION OF THE PROXY HOLDERS ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Signature(s)	Signature(s)	Date

Please date and sign above exactly as your name or names appear herein. If more than one name appears above, all should sign. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full title and authority.